Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PREMIER HEALTHCARE EXCHANGE, INC.,

PERFORMANT FINANCIAL CORPORATION,

PROJECT PHOENIX MERGER SUB, INC.

and

TODD ROBERTI, AS STOCKHOLDER REPRESENTATIVE

Dated as of January 28, 2015

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		Page

ARTICLE XIII. MISCELLANEOUS		108
13.1	Notices	108
13.2	Amendments and Waivers	109
13.3	Expenses	110
13.4	Successors and Assigns	110
13.5	Governing Law	110
13.6	Consent to Jurisdiction	110
13.7	Counterparts	111
13.8	Third Party Beneficiaries	111
13.9	Entire Agreement	111
13.10	Captions	111
13.11	Severability	111
13.12	Disclosure Schedules	111
13.13	Specific Performance	112

Exhibit A	Form of Rollover Commitment Letter
Exhibit B	Form of Principal Stockholder Consent
Exhibit C	Form of Option Surrender Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Letter of Transmittal
Exhibit F	Spinoff Agreements
Exhibit G	Form of General Release
Exhibit H	Form of Legal Opinion
Exhibit I	Form of Amendment to Employment Agreement

Annex A	Rollover Persons
Annex B	Principal Stockholders
Annex C	Methodologies, Principles and Adjustments
Annex D	Tax Allocation or Sharing Agreements
Annex E	Actions

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 28, 2015 (the “Agreement”), by and among Performant Financial Corporation, a Delaware corporation (“Parent”), Project Phoenix Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), Premier Healthcare Exchange, Inc., a Delaware corporation (the “Company”), and Todd Roberti, the representative of the stockholders of the Company for certain purposes described herein (the “Stockholder Representative”).  Capitalized terms used in this Agreement shall have the meanings assigned to them in Article I, or in the applicable Section of this Agreement to which reference is made in Article I.

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders to effect the merger hereafter provided for, in which Merger Sub would merge with and into the Company and the Company would become a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company has unanimously in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, (ii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval, and (iii) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Persons set forth on Annex A hereto (each, a “Rollover Person,” and together, the “Rollover Persons”) is entering into a Rollover Commitment Letter in substantially the form attached as Exhibit A hereto (the “Rollover Commitment Letter”), with Parent, pursuant to which each Rollover Person will exchange Rollover Shares for Parent Shares immediately prior to the Closing and immediately following the Spinoff;

WHEREAS, prior to the exchange by the Rollover Persons of the Rollover Shares for Parent Shares, the Company intends to effect the Spinoff;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of Lori Sempervive and Todd Roberti have entered into (i) an Executive Employment Agreement and a Consulting Agreement, respectively, with the Company (collectively, the “Retention Agreements”), each of which shall become effective at the Effective Time, and (ii) a Restrictive Covenant Agreement with the Company (collectively, the “Restrictive Covenant Agreements”), each of which shall become effective at the Effective Time;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of Lori Sempervive and the Company’s Chief Financial Officer have entered into agreements waiving their rights to receive payments and/or benefits that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”) unless the favorable vote of the shareholders  of the Company contemplated by Section 8.1(e) is obtained (the “Section 280G Waivers”); and

WHEREAS, immediately after the execution of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company shall submit a Principal Stockholder Consent , in the form attached hereto as Exhibit B (each, a “Principal Stockholder Consent”) (i) approving the Merger and agreeing to be subject to and bound by certain provisions of this Agreement, including Section 7.2 (Earnout), Article XI (Stockholder Representative), Article XII (Indemnification) and Article XIII (Miscellaneous), and (ii) causing the automatic conversion of the Company Preferred Stock into Company Common Stock as of immediately prior to the Closing, to each of the holders of voting capital stock of the Company listed on Annex B hereto (“Principal Stockholders”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.

DEFINED TERMS

1.1          Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“2015 Actual Revenue” shall mean the actual revenue of the Company for the fiscal year ended December 31, 2015.  2015 Actual Revenue shall be calculated in accordance with GAAP, applied consistently with the past accounting practices and procedures of the Company as reflected in the Company-Only Annual Financial Statements.  Revenue included in the 2015 Actual Revenue must generally reflect and be consistent with the pricing of the contracts executed by the Company in 2014 previously furnished to Parent or otherwise as mutually agreed upon in writing between the parties subsequent to the Closing.  For avoidance of doubt, 2015 Actual Revenue shall not include revenues of SpinCo.

“Administrative Expense Amount” means Five Hundred Thousand Dollars ($500,000).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means any combined, consolidated, unitary or similar group defined under any applicable Tax law.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Balance Sheet Date” means September 30, 2014.

“Bankruptcy Code” shall mean Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Bankruptcy Proceeding” shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“Borrower” means Performant Business Services, Inc., a Nevada corporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in San Francisco are authorized or required by law to close.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses, or distribution of assets, of the issuing entity.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Closing RSU Payments” means the RSU Payments being paid pursuant to Section 2.8 at the Effective Time or as soon as practical thereafter (which, for avoidance of doubt, shall exclude amounts identified in clauses (iv), (v) and (vi) of the first sentence of Section 2.8(a)).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Capitalization), 4.3 (Subsidiaries of the Company), 4.4 (Authority and

Enforceability), 4.5 (No Conflict; Authorizations), 4.28 (Brokers or Finders) and 4.29 (SpinCo).

“Company General Representations” means the representations and warranties of the Company that survive the Closing Date for a period of fifteen (15) months pursuant to Section 12.1(a).

“Company Material Adverse Effect” means any event, change, circumstance, condition, development or effect which, when considered with all other events, changes, circumstances, conditions, developments and effects, (a) has, or would be reasonably expected to have, a material adverse effect on the business, condition (financial or otherwise), assets (including intangible assets), properties, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole or (b) would, either individually or in the aggregate, prevent or materially alter or delay the Company’s ability to consummate the Merger; provided, however, in determining whether a “Company Material Adverse Effect” has occurred pursuant to clause (a) of this definition there shall be excluded any effects that arise out of or are attributable to (i) changes in business or economic conditions that generally affect the industries and markets in which the Company and its Subsidiaries operate, provided such changes do not have a disproportionate impact on the Company and its Subsidiaries relative to other participants in the Company’s and its Subsidiaries’ industries and markets, (ii) acts of terrorism, war or other force majeure events, (iii) changes in Law or GAAP, provided such changes do not have a disproportionate impact on the Company and its Subsidiaries relative to other participants in the Company’s and its Subsidiaries’ industries and markets, (iv) changes in capital markets or interest rates provided such changes do not have a disproportionate impact on the Company and its Subsidiaries relative to other participants in the Company’s and its Subsidiaries’ industries and markets, (v) the announcement or pendency of the Merger (including delays or cancellations for services by customers) to the extent such events, changes, circumstances, conditions, developments or effects are caused by the identity of Parent, and (v) any failure of the Company to meet any projection or forecast.

“Company Stockholders” means the holders of Company Common Stock and the Company Preferred Stock.

“Contract” means any agreement, contract, commitment, arrangement, understanding, note, mortgage, indenture, lease, franchise, license or other instrument, whether written or oral.

“Distribution” shall mean, with respect to any indebtedness, obligation or security, (a) any payment or distribution by any Person of cash, securities or other property, by set-off, offset or otherwise, on account of such indebtedness, obligation or security, (b) any redemption, purchase or other acquisition of such indebtedness, obligation or security by any Person or (c) the granting of any lien or security interest to or for the benefit of the holders of such indebtedness, obligation or security in or upon any property of any Person.

“Earnout Amount” means (a) to the extent the 2015 Actual Revenue is equal to or greater than $78,200,000, an amount equal to $19,114,000; (b) to the extent the 2015 Actual Revenue is less than $78,200,000 but greater than or equal to $64,000,000, an amount equal to (i) the 2015 Actual Revenue minus $56,000,000, multiplied by (ii) $13,000,000, divided by (iii) $15,100,000; or (c) to the extent the 2015 Actual Revenue is less than $64,000,000, an amount equal to zero.

“Employee Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3) and any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (v) group or individual health, stock purchase, stock option, severance pay, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other cash- or equity-incentive compensation, life insurance, or any other plan, program, Contract or arrangement, whether or not subject to ERISA, which is established, maintained or contributed to, or required to be contributed to, by the Company or any of its ERISA Affiliates, or to which the Company or any of its ERISA Affiliates is a party, for the benefit of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries.

“Enforcement Action” shall mean (a) to take from or for the account of Parent, the Company, or any Subsidiary of Parent or the Company, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by Parent, the Company, or any of their Subsidiaries, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against Parent or the Company, or any of their Subsidiaries to (i) enforce payment of or to collect the whole or any part of the Earnout Amount, (ii) to commence a Bankruptcy Proceeding or (iii) commence judicial enforcement of any of the rights and remedies under the Subordinated Debt Documents or applicable law with respect to the Earnout Amount, (c) to accelerate any of the Earnout Amount, (d) to cause Parent, the Company, or any of their Subsidiaries to honor any prepayment obligation with respect to any Earnout Amount or (e) to take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of Parent, the Company, or any of their Subsidiaries.

“Equity Securities” means (a) shares of Capital Stock, and (b) options, warrants or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company, as defined in Section 414(b), (c) or (m) of the Code.

“Escrow Fraction” means a fraction the numerator of which is the Escrow Amount and the denominator of which is the Merger Consideration.

“Escrowed Earnout Amount” means an aggregate amount equal to Thirteen Million Dollars ($13,000,000) to the extent that such amount is being held by Escrow Agent in the Escrow Account.

“Expense Account Fraction” means a fraction the numerator of which is the Administrative Expense Amount and the denominator of which is the Merger Consideration.

“Funded Indebtedness” means the aggregate amount of all indebtedness for borrowed money of the Company and its Subsidiaries.

“Governmental Entity” means any entity, agency or body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government (or any political subdivision thereof), including any court, arbitrator, tribunal, department, commission, board, agency, bureau, official, Taxing Authority or power or other regulatory, administrative or judicial authority thereof.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Taxes” means any Liability for Taxes (i) of the Company and its Subsidiaries for all Pre-Closing Tax Periods; (ii) of any member of an Affiliated Group of which the Company or any Subsidiary of the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar Tax  Law; (iii) of any Person for any Pre-Closing Tax Period imposed on the Company or any Subsidiary of the Company as a transferee or successor as a result of a transaction or event occurring on or before the Closing Date, by Contract entered into during the Pre-Closing Tax Period or pursuant to any Law as a result of a transaction or event occurring on or before the Closing Date; (iv) for any SpinCo Tax Matter; (v) arising out of or resulting from the transactions contemplated by this Agreement or the Spinoff Agreement (it being understood that such transactions do not include transactions entered into by Parent in order to finance the transactions contemplated by this Agreement); and (vi) attributable to or otherwise relating to or arising from the breach of any covenant provided for in Section 8.4 by the Company on or prior to the Closing Date or by the Company Stockholders, Company Optionholders, RSU Holders or the Stockholder’s Representative; provided, however, that Indemnified Taxes shall not include amounts for Taxes to the extent such amounts have been included in (x) Final Closing Net Working

Capital as finally determined under Section 3.10 or (y) Transaction Expenses taken into account for purposes of determining the Merger Consideration.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means either Parent or the Company Stockholders and the Company Optionholders and RSU Holders, as the case may be, from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Intellectual Property” shall mean all intellectual property or other proprietary rights of every kind and nature, in any jurisdiction throughout the world, including patents, inventions (whether or not patentable), copyrights and copyrightable works, software (including source code, object code, data, databases and documentation), trademarks and Internet domain names and all associated goodwill, mask works, trade secrets, know-how and confidential or proprietary information, all applications for registration of any of the foregoing, and all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Knowledge” of the Company or any similar phrase means the actual knowledge of Todd Roberti, Lori Sempervive, Robert Hemmer, Bryan Russo, Jim Jeffers, Kim Elliot, Scott Stolbach and Mark Savaryn.

“Law” means any federal, state, provincial, local, municipal, multinational, foreign or other law, statute, rule, regulation, ordinance, constitution, principle of common law, code, edict, writ, Order or other pronouncement, resolution or guidance having the effect of law of any Governmental Entity.

“Liability” means any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.

“Open Source Technology” shall mean each of any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries (other than SpinCo) that (a) is distributed as or that contains, or is derived in any manner (in whole or in part) from, any Intellectual Property that is distributed as free software, open source software (e.g., Linux), or (b) requires as a condition of use, modification and/or distribution of such Intellectual Property that other Intellectual Property distributed with such Intellectual Property owned or licensed by the Company or any of its Subsidiaries (other than SpinCo) (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, (iii) be redistributable at no charge, or (iv) grants to any third party any rights to or immunities under the Intellectual Property and Proprietary Rights owned by the Company or any of its Subsidiaries (other than SpinCo).  Open Source Technology includes Intellectual Property licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following:  (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) The Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL) and (G) other open source licenses that have been approved by the Open Source Initiative™ as complying with its definition of “open source.”

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena, stipulation, determination, verdict or other decision issued, promulgated or entered by or with any Governmental Entity.

“Paid in Full” or “Payment in Full” shall mean the occurrence of all of the following: (i) termination of all commitments to extend credit that would constitute Senior Debt, (ii) payment in full in cash of all of the Senior Debt, and (iii) termination, cancellation or cash collateralization in an amount equal to 105% of the face amount of all outstanding letters of credit and obligations in connection therewith.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authority and Enforceability), 5.3 (No Conflict; Authorizations) (other than Section 5.3(a)(ii)) and 5.4 (Brokers or Finders).

“Parent Shares” means shares of common stock of Parent.

“Per Share Administrative Expense Amount” means an amount that is the product of the Per Share Amount and the Expense Account Fraction.

“Per Share Escrow Amount” means the amount that is the product of the Per Share Amount and the Escrow Fraction.

“Permitted Earnout Amount Payments” means a regularly scheduled payment of the remaining Earnout Amount (after giving effect to the application of the Escrowed Earnout Amount from the Escrow Agent) due and payable on a non-accelerated basis in accordance with the terms of this Agreement (as it exists on the date hereof and as it may be amended in accordance with its terms).

“Permitted Liens” means (a) Liens for current real or personal property taxes that are not yet due and payable, or for Taxes the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Balance Sheet, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business, and (c) Liens that are immaterial in character, amount and extent and which do not and will not materially detract from or impair the use, value or operation of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency,

instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Pre-Closing Tax Period” means a taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Pro Rata Portion” means with respect to each Company Stockholder, Company Optionholder and RSU Holder an amount equal to (a) the aggregate consideration payable to such Company Stockholder, Company Optionholder (including for any such Company Optionholder, the exercise price of such Company Options) or RSU Holder pursuant to Section 3.4, plus the value of any Rollover Shares (based on the value on the Closing Date of the Parent Shares exchanged for such Rollover Shares as determined by the provisions of the Rollover Commitment Letter) held by such Company Stockholder, Company Optionholder or RSU Holder divided by (b) the aggregate consideration payable to all Company Stockholders, Company Optionholders and RSU Holder pursuant to Section 3.4, plus (i) the Aggregate Option Exercise Price, plus (ii) the aggregate value of all Rollover Shares (based on the value on the Closing Date of the Parent Shares exchanged for such Rollover Shares as determined by the provisions of the Rollover Commitment Letter) held by all Company Stockholders, Company Optionholders and RSU Holders.

“Proprietary Rights” shall mean common law and statutory rights in and to (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) trade and industrial secrets and confidential information, (iv) trademarks, trade names and service marks, (v) other proprietary rights relating to intangible intellectual property and (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing.

“Reorganization Subordinated Securities” shall mean any debt or equity securities of Parent that are distributed to the Company Stockholders in respect of the Earnout Amount pursuant to a confirmed plan of reorganization or adjustment and that (a) are subordinated in right of payment to the Senior Debt (or any debt or equity securities issued in substitution of all or any portion of the Senior Debt) to at least the same extent as the Earnout Amount is subordinated to the Senior Debt, (b) do not have the benefit of any obligation of any Person (whether as issuer, guarantor or otherwise) unless the Senior Debt has at least the same benefit of the obligation of such Person and (c) do not have any terms, and are not subject to or entitled to the benefit of any agreement or instrument that has terms, that are more burdensome to the issuer of or other obligor on such debt or equity securities than are the terms of the Senior Debt.

“Representatives” means, with respect to any Person, its respective directors, officers, employees, agents, advisors, affiliates and representatives (including attorneys, accountants, consultants, bankers and financial advisors).

“Rollover Shares” means the aggregate number of shares of Company Common Stock to be exchanged by the Rollover Persons  for Parent Shares pursuant to the Rollover Commitment Letters.

“Senior Agent” shall mean Madison Capital Funding LLC, as “Agent” (in the manner described in the Senior Credit Agreement) for the Senior Lenders, or any other Person appointed by the holders of the Senior Debt as “Agent” for purposes of the Senior Debt Documents and this Agreement.

“Senior Credit Agreement” shall mean that certain Credit Agreement dated as of March 19, 2012 (as the same has been and may be amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time), among Borrower, the Senior Agent and the Senior Lenders.

“Senior Debt” shall mean all obligations, liabilities and indebtedness of every nature of Parent, the Company and each Subsidiary of Parent and the Company from time to time owed to Senior Agent or any Senior Lender under any of the Senior Debt Documents, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Bankruptcy Proceeding under the Bankruptcy Code together with (a) any amendments, modifications, renewals or extensions thereof and (b) any interest accruing thereon after the commencement of a Bankruptcy Proceeding, without regard to whether or not such interest is an allowed claim.  Senior Debt shall be considered to be outstanding whenever any loan commitment under any Senior Debt Document is outstanding.  For avoidance of doubt, Senior Debt shall not include any of the convertible notes issued in the Financing.

“Senior Debt Documents” shall mean the Senior Credit Agreement and all other agreements, documents and instruments executed from time to time in connection therewith, as the as the same may be amended, supplemented, refinanced or otherwise modified from time to time.

“Senior Default” shall mean any “Event of Default” under any of the Senior Debt Documents.

“Senior Lenders” shall mean the holders from time to time of the Senior Debt.

“SpinCo” means the Company’s wholly-owned subsidiary Pay-Plus Solutions, Inc.

“SpinCo Post-Closing Tax Return” shall mean any Tax Returns filed or required to be filed by SpinCo for any taxable period beginning after the Closing Date but only if such Tax Returns do not reflect any Taxes for which Parent or any Affiliate of Parent (including, after the Closing, the Surviving Corporation or any Subsidiary of the Surviving Corporation) has any Liability (including indirect or secondary Liability) and only if such Tax Returns do not require the signature of any officer of the Parent or any

Affiliate of Parent (including, after the Closing, the Surviving Corporation or any Subsidiary of the Surviving Corporation).

“SpinCo Separate Tax Returns” shall mean any Tax Returns filed or required to be filed by SpinCo on a separate Tax Return basis and not as a member of any Affiliated Group that includes the Company or any Subsidiary of the Company (other than SpinCo) with respect to any taxable period but only if such Tax Returns do not reflect any Taxes for which Parent or any Affiliate of Parent (including, after the Closing, the Surviving Corporation or any Subsidiary of the Surviving Corporation) has any Liability (including indirect or secondary Liability) and only if such Tax Returns do not require the signature of any officer of the Parent or any Affiliate of Parent (including, after the Closing, the Surviving Corporation or any Subsidiary of the Surviving Corporation).

“SpinCo Tax Matters” means any Liability for Taxes (i) of SpinCo or any successor to SpinCo or that are attributable to the assets or the business or former business of SpinCo, in each case for any Tax period, and/or (ii) arising out of, resulting from, or incurred in connection with (A) the Spinoff and any other transaction contemplated by the Spinoff Agreements or (B) any restructuring or other transactions undertaken (1) by the Company or any Subsidiary or Affiliate of the Company on or prior to the Closing with respect to the Spinoff, or (2) by SpinCo or any Affiliate of SpinCo at any time (it being understood that for this purpose, the Surviving Corporation and the Subsidiaries of the Surviving Corporation should not be considered an Affiliate of SpinCo after the Closing).

“Spinoff” means the distribution of the Company’s equity interest in SpinCo to the Company Stockholders.

“Spinoff Record Date” means 12:00 a.m. on the Record Date as defined in the Separation and Distribution Agreement between the Company and SpinCo.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subordinated Debt Documents” shall mean this Agreement, any promissory note issued as evidence of the Earnout Amount, any guaranty with respect to the Earnout Amount and all other documents, agreements and instruments now existing or hereinafter entered into evidencing or pertaining to all or any portion of the Earnout Amount.

“Subsidiary” means, with respect to any party to this Agreement, any corporation or other organization, of which (a) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (b) such party or any other Subsidiary of such party directly or indirectly owns or controls at least (i) fifty percent (50%) of the Capital Stock or other equity interests or (ii) equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions.

“Tax” or “Taxes” means, whether disputed or not, any and all (a) federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, escheat (including any liability under any state abandonment or unclaimed property) and other similar taxes, assessments, customs, duties, fees, levies, or other governmental charges, in each case, imposed by any Taxing Authority, (b) any penalties, additions to tax, interest, fines, or additional amounts  imposed by any Taxing Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns, and (c) Liabilities in respect of any items described in clause (a) and/or clause (b) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, being or ceasing to be a member of an Affiliated Group or otherwise.

“Tax Returns” means any return, declaration, estimate, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Transfer Taxes” means any sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

“Transition Services Agreement” means that certain transition services agreement entered into by and between the Company and SpinCo as of the date hereof to be effective on the Closing Date.

“$” means United States dollars.

1.2          Other Defined Terms.  The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

2015 Income Tax Returns	8.4(a)(i)
2015 RSU Tax Benefit	8.4(a)(i)
Accelerated Earnout	7.2(f)
Acquisition Proposal	6.7(a)
Acquisition Transaction	7.2(f)
Action	4.15(a)
Administrative Expense Account	3.4(b)
Aggregate Option Exercise Price	3.1(a)
Agreement	Recitals
Allocation Certificate	6.9
Annual Balance Sheet	4.6(b)
Applicable Conditions Credit Agreement	7.2(g)(iii)(1)

Applicable Statements	7.2(g)(iii)(1)
Applicable Survival Period	12.1(c)
Arbitrating Accountant	3.10(a)
Balance Sheet Date	4.6(b)
Base Amount	3.1(b)
Cash-Out Payment	2.7(b)(vi)
Certificate	3.5(a)
Certificate of Merger	2.2(b)
Closing	2.2(a)
Closing Balance Sheet	3.10(a)
Closing Cash Payment	3.4(d)
Closing Date	2.2(a)
Company	Recitals
Company-Only Annual Financial Statements	4.6(b)
Company-Only Financial Statements	4.6(b)
Company-Only Interim Financial Statements	4.6(b)
Company Common Stock	2.5(a)
Company Disclosure Schedule	Preamble Article IV
Company Employees	4.17(a)
Company Incentive Plan	2.7(a)
Company Intellectual Property	4.12(b)
Company Optionholder(s)	2.7(a)
Company Preferred Stock	4.2(a)
Company Stock Option	2.7(a)
Company Stockholder Approval	4.4(b)
Confidentiality Agreement	6.3
Consents	4.5(a)
Continuing Employees	7.1(a)
Deductible	12.2(c)
DGCL	Recitals
Dispute Notice	3.10(a)
Dissenting Shares	2.6(a)
DOJ	8.1(a)
Effective Time	2.2(b)
Employee List	4.17(a)
Environmental Laws	4.18
Escrow Account	3.4(a)
Escrow Agent	3.4(a)
Escrow Agreement	3.4(a)
Escrow Amount	3.4(a)
Escrow Fund	12.4(a)
Escrow Period	12.4(c)
Estimated Closing Balance Sheet	3.2(b)
Estimated Closing Net Working Capital	3.2(b)
Estimated Indebtedness Amount	3.2(b)
Estimated Merger Consideration	3.2(a)

Estimated Negative Net Working Capital Adjustment Amount	3.2(b)
Estimated Positive Net Working Capital Adjustment Amount	3.2(b)
Estimated Statement(s)	3.2(b)
Excess Amount	2.7(b)(i)(B)
Expense Termination Fee	10.2(b)
Final Closing Net Working Capital	3.10(a)
Final Deficiency	3.10(d)
Final Excess	3.10(e)
Final Indebtedness Adjustment	3.10(c)
Final Indebtedness Amount	3.10(a)
Final Negative Net Working Capital Adjustment	3.10(c)
Final Positive Net Working Capital Adjustment	3.10(c)
Financing	7.3(a)
Financing Completion Date	10.1(a)(iv)(2)
Financing Condition	9.2(i)
FIRPTA Notice	6.12
FIRPTA Statement	6.12
Fully Diluted Shares	3.1(c)
FTC	8.1(a)
GAAP	4.6(b)
Hazardous Substances	4.18
HIPAA	4.22(a)
Indebtedness	3.1(d)
Indemnity Expenses	3.11
Information Statement	6.8(a)
Interim Balance Sheet	4.6(b)
IRCA	4.17(b)
Leased Personal Property	4.10(b)
Leased Real Property	4.11(b)
Leases	4.11(b)
Letter of Transmittal	3.5(a)
Losses	12.2(a)
Majority-in-Interest	11.4
Marketing Support	7.2(c)
Material Contracts	4.14(b)
Merger	Recitals
Merger Consideration	3.1(e)
Merger Sub	Recitals
Net Working Capital	3.1(f)
Net Working Capital Target	3.1(g)
Notice of Claim	12.5(a)
Option Number	2.7(b)(i)(A)
Option Surrender Agreement	2.7(a)
Outside Date	10.1(a)(ii)
Owned Intellectual Property	4.12(b)
Owned Personal Property	4.10(a)

Parent	Recitals
Parent Indemnitee	12.2(a)
Paying Agent	3.4(d)
Payment Fund	3.5(d)
Per Share Amount	3.1(h)
Per Share Earnout Amount	3.1(i)
Per Share Merger Consideration	3.1(j)
PHI	4.23(a)
Policies	4.19
Post-Closing Tax Returns	8.4(a)(iii)
Pre-Closing Tax Returns	8.4(a)(i)
Preliminary 2015 Actual Revenue Statement	7.2(a)
Principal Stockholder Consent	Recitals
Principal Stockholders	Recitals
Realized Tax Benefits	12.7
Remaining Escrow Funds	12.4(c)
Resolved Claim	12.6
Restrictive Contract	4.14(a)(xiv)
Restrictive Covenant Agreements	Recitals
Restricted Stock Units	2.8
Retention Agreements	Recitals
Rollover Commitment Letter	Recitals
Rollover Person(s)	Recitals
RSU Holder	2.8
RSU Number	2.8
RSU Payment	2.8
Section 280G Payments	Recitals
Section 280G Waiver	Recitals
Securities Act	4.28(i)
Seller Tax Action	8.4(d)
Share(s)	2.5(a)
Software	4.12(k)
SpinCo Appraisal	6.16
Spinoff Agreements	4.28(f)
Spinoff Taxes	4.8(m)
Stockholder Representative	Recitals
Stockholder Representative Expenses	3.11
Stockholder Representative Indemnitee	11.2
Straddle Return	8.4(a)(iii)
Surrender Deadline	2.7(a)
Surrendered Option	2.7(a)
Surviving Corporation	2.1
Takeover Statute	4.4(e)
Terminated Employee	4.17(b)
Third Party Claim	12.5(a)
Transaction Expenses	3.1(k)

Transaction Expense Certificate	3.2(c)
Transferred Assets	4.29(f)
WARN Act	4.17(b)

1.3          Interpretation.

(a)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)           The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           When a reference is made in this Agreement to an Annex, Article, Section, paragraph, Exhibit or Schedule, such reference is to an Annex, Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)           The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)           A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)            Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)           The parties have participated jointly in the negotiation and drafting of this Agreement.  Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h)           All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

ARTICLE II.

THE MERGER

2.1          The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

2.2          Closing; Effective Time.

(a)           The closing of the Merger (the “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, Four Embarcadero Center, Suite 2200, San Francisco, CA 94111, at 10:00 a.m. Pacific Time on a date to be specified by the parties which shall be no later than two (2) Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article IX (other than those conditions that by their nature will be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), unless another time, date and/or place is agreed to in writing by the parties.  The date upon which the Closing occurs is herein referred to as the “Closing Date.”

(b)           Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.3          Effects of the Merger.   At the Effective Time, the Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

2.4          Certificate of Incorporation and Bylaws; Directors and Officers.

(a)           At the Effective Time, the certificate of incorporation of Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the certificate of incorporation of the Merger Sub immediately prior to the Effective Time (except that the name of Surviving Corporation will be “Premier Healthcare Exchange, Inc.”).

(b)           At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until amended thereafter in accordance with applicable Law and subject to the conditions set forth hereinafter.

(c)           Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.  The Company and its Subsidiaries shall take such action as may be necessary to appoint new directors and/or officers of the Company’s Subsidiaries as of the Effective Time as designated by Parent prior to Closing.

2.5          Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company:

(a)           Each share of common stock of the Company, par value $0.001 per share (“Company Common Stock”) (each share of Company Common Stock hereinafter referred to as a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than the Rollover Shares, Dissenting Shares and shares cancelled pursuant to Section 2.6(b) below) shall be converted into the right to receive and become exchangeable for the Per Share Merger Consideration, without interest, payable as provided in Article III hereof, upon the surrender or transfer, in the manner provided in Section 3.5, of the corresponding Certificate.

(b)           Each Share held by the Company as treasury stock and each Share owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub or of the Company immediately prior to the Effective Time, if any, shall, by virtue of the Merger, be cancelled and retired without any conversion thereof and without payment of any consideration with respect thereto.

(c)           Each share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(d)           If between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

2.6          Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who have demanded and not lost, waived or withdrawn, or who shall be eligible to demand, appraisal rights with respect to such Shares in the manner provided in the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration.  Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively waive or withdraw or otherwise lose their appraisal rights under the DGCL.  All Shares held by stockholders who shall have failed to perfect or who shall have effectively waived, withdrawn or lost their right to appraisal of such Shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration in cash, without any interest thereon, to which such holder is entitled pursuant to Article III, upon the surrender or transfer, in the manner provided in Section 3.5, of the corresponding Certificate.

(b)           The Company shall give Parent (i) prompt notice of any demands for appraisal or payment of the fair value received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.7          Stock Options.

(a)           The Company shall take such action as shall be required so that (i) as of immediately prior to the Effective Time and immediately following the Spinoff Record Date, each outstanding option to acquire Shares (“Company Stock Option”) that is unvested as of the Effective Time, whether granted pursuant to the Company’s 2010 Stock Incentive Plan (the “Company Incentive Plan”) or otherwise, shall, except as provided in Section 2.7(a) of the Company Disclosure Schedule, become immediately vested and exercisable in full effective as of immediately prior to the Effective Time and immediately following the Spinoff Record Date, (ii) each holder of a Company Stock Option that is vested and exercisable on or prior to the Effective Time without regard to Section 2.7(a)(i) shall be notified of his or her opportunity to exercise such Company Stock Option on or prior to the Spinoff Record Date and participate in the Spinoff and Merger as a Company Stockholder, (iii) each holder of a Company Stock Option that is vested and exercisable immediately prior to the Effective time solely by reason of Section 2.7(a)(i) shall be notified of his or her opportunity to exercise such Company Stock Option after the Spinoff Record Date and participate in the Merger as a Company Stockholder,  (iv) any vested Company Stock Option (including a Company Stock Option that vests pursuant to Section 2.7(a)(i)) that remains outstanding and unexercised as of the Effective Time that is held by a Person who remains in the employ or service of the Company or SpinCo through the Effective Time (each such holder a “Company Optionholder”) and delivers to the Company an executed option surrender agreement in the form attached as Exhibit C (the “Option Surrender Agreement”) not later than the close of business at the Company headquarters at least two (2) Business Day  prior to the Effective Time (the “Surrender Deadline”) shall be cancelled and extinguished as of the Effective Time (each such Company Stock Option surrendered under the Option Surrender Agreement, a “Surrendered Option”) and shall represent solely the right to receive a Cash-Out Payment pursuant to this Section 2.7, and (v) all other Company Stock Options (both vested and unvested) outstanding as of the Effective Time shall be cancelled and extinguished without consideration pursuant to the terms of the Company Incentive Plan as of the Effective Time and shall no longer represent the right to purchase Company Common Stock or any other Equity Securities of the Company, Merger Sub, Parent, the Surviving Corporation or any other Person or to purchase any other securities or assets, of the Company, the Merger Sub, Parent, Surviving Corporation or any other Person.  As of the Effective Time, the Company Incentive Plan shall be terminated and no Person shall have any contractual or other right to acquire Company Common Stock pursuant to Company Stock Options or otherwise.  No Company Stock Options shall be continued, assumed and/or substituted by Surviving Corporation or Parent.

(b)           Each Company Optionholder who delivers an Option Surrender Agreement prior to the Surrender Deadline shall be entitled to receive, in full satisfaction of the rights of such holder with respect to any Surrendered Option, a sum, without interest, equal to (i) the product of (A) the number of shares of Company Common Stock for which such Surrendered Option shall not theretofore have been exercised (the “Option Number”) and (B) the excess, if any, of the Per Share Amount over the exercise price per share of such Surrendered Option (the “Excess Amount”); less (ii) the product of (A) the Option Number and (B) the Per Share Escrow Amount; less (iii) the product of (A) the Option Number and (B) the Per Share Administrative Expense Amount; plus (iv) any cash disbursements required to be made from the Escrow Fund to the former holder of such Surrendered Option in accordance with the terms of this Agreement and the Escrow Agreement, as and when such disbursements are required to be made; plus (v) any cash disbursements from the Administrative Expense Account, as and when such disbursements are required to be made; plus (vi) the Per Share Earnout Amount, as and when such disbursements are required to be made (if any) (such sum, the “Cash-Out Payment”); provided, however, if the exercise price of any such Surrendered Option equals or exceeds the Per Share Amount, then such Surrendered Option shall be cancelled without payment of any consideration therefor and shall be of no further force and effect.  The Cash-Out Payments to Company Optionholders hereunder (but excluding any amounts identified in subsections 2.7(b)(iv) and 2.7(b)(vi)) shall be paid through the Surviving Corporation’s payroll systems (or SpinCo’s payroll systems in the case of any Company Optionholder who is a SpinCo employee as of the Effective Time) as soon as reasonably practicable after the Effective Time and shall be net of all applicable withholdings.  For purposes of complying with requirements to deduct and withhold with respect to amounts paid on behalf of a Company Optionholder to the Escrow Agent and the Stockholder Representative, in either case, with respect to the Administrative Expense Account, such amount shall be included in the taxable income amount used for purposes of determining amounts required to be deducted and withheld from such Company Optionholder under the preceding sentence and withholding shall be satisfied by deduction from the Cash-Out Payment otherwise payable to the Company Optionholder under the preceding sentence. Any subsequent payments due with respect to Surrendered Options in connection with the amounts identified in subsections 2.7(b)(iv) and 2.7(b)(vi) shall be paid through the Surviving Corporation’s payroll systems (or SpinCo’s payroll systems in the case of any Company Optionholder who is a SpinCo employee as of the Effective Time) as soon as reasonably practicable after such subsequent payments are due and shall be net of all applicable withholdings.

(c)                                  As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Option pursuant to this Section 2.7 and, as applicable, providing instructions for exercising a Company Stock Option and/or delivering an Option Surrender Agreement to obtain a Cash-Out Payment with respect to such Surrendered Options.

2.8                               Restricted Stock Units.  The Company shall take such action as shall be required so that each holder of restricted stock units under the Company Incentive Plan ( “Restricted Stock Units” and the holder an “RSU Holder”) shall be entitled to receive, in full satisfaction of the rights of such holder with respect to such Restricted Stock Units, a sum, without interest, equal to (i) the product of (A) the number of shares of Company Common Stock covered by such Restricted Stock Units (the “RSU Number”) and (B) the Per Share Amount; less (ii) the product of (A) the RSU Number and (B) the Per Share Escrow Amount; less (iii) the product of (A) the RSU Number and (B) the Per Share Administrative Expense Amount; plus (iv) any cash disbursements required to be made from the Escrow Fund to the former holder of such cancelled Restricted Stock Unit in accordance with the terms of this Agreement and the Escrow Agreement, as and when such disbursements are required to be made; plus (v) any cash disbursements from the Administrative Expense Account, as and when such disbursements are required to be made; plus (vi) the Per Share Earnout Amount, as and when such disbursements are required to be made (if any) (such sum, the “RSU Payment”).  RSU Payments to holders of Restricted Stock Units hereunder (excluding any amounts identified in subsections 2.8(iv), 2.8(v) and 2.8(vi)), shall be paid through the Surviving Corporation’s payroll systems as soon as reasonably practicable after the Effective Time and shall be net of all applicable withholdings.  For purposes of complying with requirements to deduct and withhold with respect to amounts paid on behalf of a RSU Holder to the Escrow Agent and the Stockholder Representative, in either case, with respect to the Administrative Expense Account, such amount shall be included in the taxable income amount used for purposes of determining amounts required to be deducted and withheld from such RSU Holder under the preceding sentence and withholding shall be satisfied by deduction from the RSU Payment otherwise payable to the RSU Holder under the preceding sentence.  Any subsequent payments due with respect to cancelled Restricted Stock Units in connection with the amounts identified in subsections 2.8(iv) and 2.8(vi) shall be paid through the Surviving Corporation’s payroll systems as soon as reasonably practicable after such subsequent payments are due and shall be net of all applicable withholdings.

2.9                               Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company, the Merger Sub or the Surviving Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either the Company, the Merger Sub or the Surviving Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE III.

MERGER CONSIDERATION; CLOSING PAYMENTS; POST-CLOSING ADJUSTMENT

3.1                               Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 3.1:

(a)                                 “Aggregate Option Exercise Price” shall mean an amount, as certified by the Chief Financial Officer of the Company, equal to the aggregate amount of the exercise prices of all Surrendered Options with an exercise price per share that is less than the Per Share Amount.

(b)                                 “Base Amount” means an amount equal to One Hundred and Thirty Million Dollars ($130,000,000).

(c)                                  “Fully Diluted Shares” means, without duplication, the sum of (i) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (including the Rollover Shares and shares of Company Common Stock issuable upon the conversion of the Company Preferred Stock), (ii) the aggregate number of Shares purchasable under Company Stock Options that are issued, outstanding and unexercised immediately prior to the Effective Time, with respect to which the Company has received an Option Surrender Agreement and that have an exercise price that is less than the Per Share Amount, (iii) the aggregate number of Shares issuable under any other Equity Securities or other convertible securities, if any, of the Company outstanding immediately prior to the Effective Time, and (iv) the aggregate number of shares of Company Common Stock subject to outstanding Restricted Stock Units immediately prior to the Effective Time.

(d)                                 “Indebtedness” means, with respect to the Company and each of its Subsidiaries, any of the following: (i) any indebtedness or other obligations for borrowed money, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) any obligations to pay the deferred purchase price of property or services or for the deferred purchase price of a business or assets (including any so-called “earn-out” or similar payments (contingent or otherwise) in respect thereof (at the maximum amount that may be payable under the applicable agreements)), except trade accounts payable and other current liabilities arising in the ordinary course of business, (iv) any obligations as lessee under capitalized leases, (v) any indebtedness or other obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property, (vi) any obligations, contingent or otherwise (including reimbursement obligations), under acceptance credit, letters of credit or similar facilities), (vii) any obligations under any “put” options or similar rights, (viii) any obligations for the payment of funds or monies under any settlement or similar agreements, (ix) any indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (x) any guaranty of any of the foregoing or any guarantee of any indebtedness of any third party, and (xi) all interest, fees, change of control payments, prepayment premiums or penalties and other fees or expenses owed or payable with respect to the indebtedness referred to in clauses (i) through (x) above.

(e)                                  “Merger Consideration” means an amount equal to the Base Amount, minus (i) the amount of Indebtedness which is outstanding immediately prior to the Closing, minus (ii) the amount of Transaction Expenses, and plus or minus, as applicable, (iii) the amount by which the Net Working Capital immediately prior to the Closing is greater or less than the Net Working Capital Target.

(f)                                   “Net Working Capital” means, as of a specified date:  (i) the sum of the dollar amounts of the current asset accounts of the Company on a consolidated basis (excluding SpinCo and excluding any Tax assets and deferred Tax assets) set forth on Annex C hereto, less (ii) the sum the dollar amounts of (A) the sum of the dollar amounts of the following current liability accounts of the Company on a consolidated basis (excluding SpinCo and excluding any deferred Tax liabilities (other than as provided in subclause (B))) set forth on Annex C hereto and (B) all Taxes related to any SpinCo Tax Matter as reduced by the tax benefit of deductions for payments made to Company Optionholders pursuant to Section 2.7 (but only to the extent such deductions will be available in the same Pre-Closing Tax Period in which the Taxes related to the SpinCo Tax Matter arise and will result in an actual offset to such Taxes).  All such amounts shall be calculated in accordance with GAAP subject to the methodologies, principles and adjustments set forth in Annex C and as consistently applied by the Company in the preparation of the Company-Only Annual Financial Statements.

(g)                                  “Net Working Capital Target” means Five Hundred Thousand Dollars ($500,000).

(h)                                 “Per Share Amount” means the quotient obtained by dividing the sum of the Merger Consideration and the Aggregate Option Exercise Price by the Fully Diluted Shares.

(i)                                     “Per Share Earnout Amount” means the quotient obtained by dividing the Earnout Amount by the Fully Diluted Shares.

(j)                                    “Per Share Merger Consideration” means (i) an amount in cash, without interest, equal to the Per Share Amount; less (ii) the Per Share Escrow Amount; less (iii) the Per Share Administrative Expense Amount; plus (iv) any cash disbursements required to be made from the Escrow Fund to the Company Stockholders, the Company Optionholders and the RSU Holders in accordance with the terms of this Agreement and the Escrow Agreement, as and when such disbursements are required to be made, if any; plus (vi) the Per Share Earnout Amount, as and when such disbursements are required to be made, if any; and plus (vii) any cash disbursements from the Administrative Expense

Account to the Company Stockholders, the Company Optionholders and the RSU Holders, as and when such disbursements are required to be made, if any.

(k)                                 “Transaction Expenses” shall mean, without duplication, (i) any investment banking fees, financial advisory fees, brokerage fees, commissions, finder’s fees, attorneys’ fees and expenses, accountants’ fees and expenses or similar fees incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the Spinoff, (ii) all amounts related to any obligation of the Company or any of its Subsidiaries to pay any Person consideration triggered or required by the closing of the transactions contemplated by this Agreement or the Spinoff, including under any Contract with a third party or any incentive compensation plan, restricted stock unit plan, stock option or appreciation rights plan or agreement, employment agreement, salary continuation plan or agreement, deferred compensation plan or agreement, supplemental executive compensation agreement, phantom stock plan or agreement, sale, “stay-around,” “change-in-control,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants, third parties or any other similar arrangement, and (iii) the employer-paid portion of any employment and payroll Taxes that are imposed on the Company in connection with the payment of any of the obligations pursuant to clause (ii) excluding any employment and payroll Taxes (other than such amounts associated with the Closing RSU Payments) if such employment and payroll Taxes and the associated wages or amounts are deductible for U.S. federal income tax purposes for a taxable period (or a portion thereof) beginning after the Closing Date; provided however, that the Cash-Out Payments and RSU Payments shall not be treated as Transaction Expenses for purposes of computing the Merger Consideration Per Share Amount.

3.2                               Estimated Merger Consideration.

(a)                                 The aggregate amount to be paid by Parent at the Closing shall represent an estimate of the Merger Consideration (such amount, the “Estimated Merger Consideration”) calculated as follows: the Base Amount, minus (i) the Estimated Indebtedness Amount which is outstanding immediately prior to the Closing, minus (ii) the amount of Transaction Expenses, and plus or minus, as applicable, (iii) the Estimated Positive Net Working Capital Adjustment Amount or the Estimated Negative Net Working Capital Adjustment Amount, and plus or minus, as applicable.

(b)                                 Not less than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent an estimated closing balance sheet for the Company and its Subsidiaries (other than SpinCo) setting forth the Company’s estimated consolidated assets and liabilities as of immediately prior to the Closing (the “Estimated Closing Balance Sheet”).  The Estimated Closing Balance Sheet shall be prepared by the Company in good faith in the same manner as the Annual Balance Sheet and in accordance with GAAP, as consistently applied by the Company, and shall be certified by the Chief Financial Officer of the Company.  In connection with the preparation of the Estimated Closing Balance Sheet, the Company shall also prepare a calculation of the estimated Net Working Capital as of immediately prior to the Closing (the “Estimated Closing Net Working Capital”), and the estimated amount of Indebtedness as of immediately prior to the Closing, (the “Estimated Indebtedness Amount”), each such estimate to be prepared in good faith, in accordance with GAAP consistently applied by the Company and, with respect to the Estimated Closing Net Working Capital, in the same manner as the determination of the Net Working Capital Target (each, an “Estimated Statement” and together, the “Estimated Statements”).  All such estimates shall be certified by the Chief Financial Officer of the Company.  To assist Parent in its review of the Estimated Closing Balance Sheet and Estimated Statements, the Company shall make available to Parent and its Representatives such information and detail used in connection therewith that is reasonably requested by Parent.  Parent shall notify the Company of any dispute it has with the Estimated Closing Balance Sheet or any Estimated Statement, and the parties shall exercise good faith efforts to agree on the Estimated Closing Balance Sheet and Estimated Statements in advance of the Closing; provided, however, that the acceptance by Parent of the Estimated Closing Balance Sheet or any Estimated Statement shall not limit or otherwise affect Parent’s remedies under this Agreement, including Parent’s right to include such changes or other changes in the Closing Balance Sheet, or constitute an acknowledgment by Parent of the accuracy of the Estimated Closing Balance Sheet or any of the Estimated Statements.  If the Estimated Closing Net Working Capital is less than the Net Working Capital Target, then the Estimated Merger Consideration shall be reduced by the amount of the deficiency (such deficiency is referred to as the “Estimated Negative Net Working Capital Adjustment Amount”).  If the Estimated Closing Net Working Capital is greater than the Net Working Capital Target, then the Estimated Merger Consideration shall be increased by the amount of the excess (such increase is referred to as the “Estimated Positive Net Working Capital Adjustment Amount”)).  The Estimated Merger Consideration is subject to adjustment after the Closing pursuant to the provisions of Section 3.10.

(c)                                  Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule of all unpaid Transaction Expenses incurred in connection with the Merger, identifying each Person that provided services that generated Transaction Expenses and the amount necessary to satisfy in full the Surviving Corporation’s obligation for such Transaction Expenses (the “Transaction Expense Certificate”).

3.3                               Funded Indebtedness.  A reasonable time prior to the Closing Date and in any event no later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a payoff letter prepared in good faith in a form to be reasonably approved by Parent from each holder of Funded Indebtedness showing the payoff amount for such Funded Indebtedness as of the Closing Date.  Parent shall pay, on behalf of the Company or its Subsidiaries, as applicable, such items of Funded Indebtedness at Closing in accordance with the payment instructions in each such payoff letter.

3.4                               Payment of Estimated Merger Consideration.  At and upon the Effective Time, Parent shall remit and/or apply the Estimated Merger Consideration as follows:

(a)                                 Thirteen Million Dollars ($13,000,000) (the “Escrow Amount”) shall be deposited by wire transfer of immediately available funds to an escrow account (the “Escrow Account”) established with SunTrust Bank (the “Escrow Agent”) pursuant to the terms and conditions set forth in the escrow agreement substantially in the form attached as Exhibit D (the “Escrow Agreement”) to be entered into at the Closing by Parent, the Stockholder Representative and the Escrow Agent.  The Escrow Amount shall be deemed to be withheld from the Company Stockholders, Company Optionholders or RSU Holders in accordance with each such Company Stockholder’s, Company Optionholder’s and RSU Holder’s Pro Rata Portion as set forth in the Allocation Certificate; provided, however, that the Escrow Amount deposited in the Escrow Account at the Effective Time shall be reduced by the pro rata portion (as specified in the Allocation Certificate) of such amount allocable to any Dissenting Shares held by a Company Stockholder unless and until the Company Stockholder shall have failed to perfect or shall have effectively withdrawn, waived or lost his right to appraisal and payment under the DGCL, as the case may be, with respect to such Dissenting Shares; provided, further, that Parent shall deposit the amount allocable to any Dissenting Shares with the Escrow Agent promptly following the withdrawal, waiver or loss of the right to appraisal with respect to such Dissenting Shares;

(b)                                 an aggregate amount equal to the Administrative Expense Amount shall be deposited by wire transfer of immediately available funds in an escrow account with the Escrow Agent (the “Administrative Expense Account”).  The Administrative Expense Amount shall be deemed to be withheld from the Company Stockholders, Company Optionholders and RSU Holders in accordance with each such Company Stockholder’s, Company Optionholder’s or RSU Holder’s Pro Rata Portion as set forth in the Allocation Certificate; provided, however, that the Administrative Expense Amount deposited to such account shall be reduced by the pro rata portion of such amount allocable to any Dissenting Shares held by a Company Stockholder unless and until the Company Stockholder shall have failed to perfect or shall have effectively withdrawn, waived or lost his right to appraisal and payment under the DGCL, as the case may be, with respect to such Dissenting Shares; provided, further, that Parent shall deposit the amount allocable to any Dissenting Shares with the Escrow Agent promptly following the withdrawal, waiver or loss of the right to appraisal with respect to such Dissenting Shares;

(c)                                  the Escrowed Earnout Amount shall be deposited with the Escrow Agent; and

(d)                                 the remaining amount of the Estimated Merger Consideration, less the Cash-Out Payments and the RSU Payments that are being paid through the Surviving Corporation’s payroll system pursuant to Section 2.7 and Section 2.8, and less applicable withholdings, if any, shall be paid in cash (the “Closing Cash Payment”) by wire transfer of immediately available funds (the “Payment Fund”) to SunTrust Bank as paying agent (the “Paying Agent”), for the benefit of, and for further payment to, the Company Stockholders (other than the holders of any Rollover Shares or any Dissenting Shares).  Following the Effective Time, the Paying Agent shall be entitled to distribute (in accordance with and as soon as reasonably practicable, but in any event within two (2) Business Days, after satisfaction of the procedures set forth in Section 3.5) all such funds to the Company Stockholders entitled thereto pursuant to Article II and this Article III, on a pro rata basis as set forth in the Allocation Certificate (provided that no payment shall be made with respect to any Rollover Shares or any Dissenting Shares and Parent shall retain any portion of the Closing Cash Payment with respect to such Dissenting Shares until such time as the Company Stockholder shall have failed to perfect or shall have effectively withdrawn, waived or lost his right to appraisal and payment under the DGCL, as the case may be, with respect to such Dissenting Shares; provided, further, that Parent shall deposit the amount allocable to any Dissenting Shares with the Paying Agent promptly following the withdrawal, waiver or loss of the right to appraisal with respect to such Dissenting Shares).  Parent and the Company each agree to deliver to the Paying Agent such other information as shall be reasonably necessary to enable the Paying Agent to properly apply the amount paid by Parent under this Section 3.4(d) to the Company Stockholders.

3.5                               Paying Agent.

(a)                                 As promptly as practicable after the Effective Time (and in no event later than two (2) Business Days after the Effective Time), Parent shall instruct the Paying Agent to mail to each holder of record of Shares (other than the Rollover Shares) that were issued and outstanding immediately prior to the Effective Time a letter of transmittal in substantially the form attached as Exhibit E (the “Letter of Transmittal”) for use in exchanging Shares for the Merger Consideration payable in respect of such Shares.  Upon surrender by a Company Stockholder to the Paying Agent of a certificate representing Shares (a “Certificate”) (other than Certificates representing Rollover Shares) for cancellation, together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, such Company Stockholder shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of Shares represented by a Certificate and the Per Share Merger Consideration (payable in accordance with and subject to the terms of this Agreement), and the Certificate so surrendered shall forthwith be canceled.

(b)                                 If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is surrendered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any and all Taxes required as a result of the payment to a Person other than the registered holder of the Certificate or establish by evidence satisfactory to the Paying Agent that any such Taxes have been paid or are not payable.  Until surrendered or transferred as contemplated by this Section 3.5, each Certificate (other than Certificates representing Rollover Shares or Dissenting Shares) shall represent at all times after the Effective Time solely the right to receive an amount equal to the product of the number of Shares represented by such Certificate and the Per Share Merger Consideration (payable in accordance with and subject to the terms of this Agreement, including Section 3.4) (for avoidance of doubt such amounts will be net of the respective pro rata portion of the Escrow Amount and Administrative Expense Amount deposited pursuant to Section 3.4(a) and (c), respectively).

3.6                               Withholding Rights.  Each of the Company, the Surviving Corporation, Parent, the Stockholder Representative, the Escrow Agent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this

Agreement to any Company Stockholder, Company Optionholder, RSU Holder or any other Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  The Company, the Surviving Corporation, Parent, the Stockholder Representative, the Escrow Agent and the Paying Agent shall pay the amount so deducted or withheld to the applicable Governmental Entity in accordance with applicable Law.  Any such deduction or withholdings shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or such Person in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent, the Stockholder Representative, the Escrow Agent or the Paying Agent, as the case may be.  All transfer, documentary, sales, use, stamp, registration and such other Taxes and fees (including any penalties and interest) imposed by Law on any Company Stockholder, Company Optionholder or RSU Holder entitled to receive merger consideration pursuant to the terms of this Agreement shall be borne and paid by such Company Stockholder, Company Optionholder or RSU Holder.  Notwithstanding the foregoing, in the case of any tax withholding required with respect to income to be recognized by an employee of SpinCo in connection with either exercising a Company Stock Option or entering into an Option Surrender Agreement, such withholding requirement may be satisfied by payment of the amount required to be withheld to SpinCo which shall report such taxable event and deposit such tax withholdings in accordance with applicable Law.

3.7                               Closing of Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company.  From and after the Effective Time, Company Stockholders who hold Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be canceled and exchanged as provided in this Article III, without interest.

3.8                               Abandoned Property.  Any portion of the Payment Fund that remains undistributed to the Company Stockholders for 180 days after the Effective Time shall be redelivered to Parent, and any Company Stockholder who has not theretofore complied with Section 3.5 shall thereafter look as a general creditor only to Parent for any payment to which such Company Stockholder is entitled pursuant to this Agreement.  Any portion of the Payment Fund remaining unclaimed by any Company Stockholder older as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.  To the fullest extent permitted by law, neither Parent nor the Surviving Corporation shall be liable to any Company Stockholder for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.9                               Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate and the payment of any fee charged by the Paying Agent for such service, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate an amount equal to the product of the number of Shares represented by such Certificate and the Per Share Merger Consideration (such amount shall be payable in accordance with and subject to the terms of this Agreement).

3.10                        Post-Closing Adjustment of Estimated Merger Consideration.

(a)                                 As soon as practicable after the Closing Date, but in any event within ninety (90) calendar days following the Closing Date, Parent shall prepare and deliver to the Stockholder Representative a closing balance sheet for the Company and its Subsidiaries (excluding SpinCo) setting forth the Company’s assets and liabilities on a consolidated basis as of immediately prior to the Closing (the “Closing Balance Sheet”).  The Closing Balance Sheet shall be prepared in the same manner as the Annual Balance Sheet in accordance with GAAP consistently applied by the Company and in a manner consistent with the preparation of the Estimated Closing Balance Sheet.  Parent shall also prepare a calculation of the Net Working Capital as of immediately prior to the Closing (the “Final Closing Net Working Capital”), and the amount of Indebtedness as of immediately prior to Closing (the “Final Indebtedness Amount”), which in each case shall be prepared in accordance with GAAP consistently applied by the Company and, with respect to the Final Closing Net Working Capital, in a manner consistent with the definition of the term Net Working Capital.  If the Stockholder Representative disputes the Closing Balance Sheet, the Final Closing Net Working Capital, and/or the Final Indebtedness Amount determined by Parent, then the Stockholder Representative shall deliver to Parent a written statement (the “Dispute Notice”) describing with reasonable detail the basis for any such dispute within thirty (30) calendar days after receiving the Closing Balance Sheet and calculation of the Final Closing Net Working Capital and Final Indebtedness Amount.  If the Stockholder Representative does not deliver the Dispute Notice to Parent within such thirty (30) calendar day time period, then the determination of the Final Closing Net Working Capital and Final Indebtedness Amount shall be deemed final and accepted by the Stockholder Representative.  Parent and the Stockholder Representative will cooperate and act in good faith in an effort to resolve any such dispute themselves.  If such dispute is not finally resolved within thirty (30) calendar days after Parent’s receipt of the Dispute Notice, either Parent or the Stockholder Representative may promptly thereafter cause Deloitte LLP or another mutually acceptable nationally recognized third party accounting firm (the “Arbitrating Accountant”) to review this Agreement and the disputed items or amounts in determining the Final Closing Net Working Capital and/or Final Indebtedness Amount.  Within thirty (30) calendar days after submission to the Arbitrating Accountant for resolution, Parent and the Stockholder Representative shall each indicate in writing their position on each disputed matter and each such party’s determination of the amount of the Final Closing Net Working Capital and/or Final Indebtedness Amount.  The Arbitrating Accountant shall make a written determination on each disputed matter no later than sixty (60) calendar days after submission to the Arbitrating Accountant for resolution and such determination will be conclusive and binding upon Parent and the Stockholder Representative with respect to that disputed matter, subject to the indemnification rights of contained herein.  In conducting its review, the Arbitrating Accountant shall consider only items in dispute, and shall base its determination solely on the written submissions of Parent and the Stockholder Representative (i.e., no independent investigation) and the definitions and methodologies prescribed herein. The proposed Closing Balance Sheet and the Final Closing Net Working Capital and/or Final Indebtedness Amount will be revised as appropriate to reflect the resolution of any such claims pursuant to this Section 3.10(a).  The fees and expenses of the Arbitrating Accountant shall be paid one-half by Parent and one-half by the Stockholder Representative.

(b)                                 Parent will provide the Stockholder Representative and its Representatives reasonable access (including electronic access to the extent available) to the books and records of the Company and any other materials used in the preparation of the Closing Balance Sheet and the calculation of the Final Closing Net Working Capital and Final Indebtedness Amount, and shall make its (and the Surviving Corporation’s) financial staff and advisors available to the Stockholder Representative and its accountants and other representatives and to the Arbitrating Accountant at any reasonable time in connection with (i) the review by the Stockholder Representative of the Closing Balance Sheet and the calculation of the Final Closing Net Working Capital and Final Indebtedness Amount and (ii) the resolution by Parent and the Stockholder Representative and/or the Arbitrating Accountant of any objections thereto.

(c)                                  The Estimated Merger Consideration will be adjusted if and to the extent that the Final Closing Net Working Capital as finally determined under this Section 3.10 is less than or greater than the Estimated Closing Net Working Capital.  If the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then the Estimated Merger Consideration will be decreased on a dollar-for-dollar basis by the entire amount of the difference (the “Final Negative Net Working Capital Adjustment”).  If the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, then the Estimated Merger Consideration will be increased on a dollar-for-dollar basis by the entire amount of the excess (the “Final Positive Net Working Capital Adjustment”).  Additionally, the Estimated Merger Consideration shall be adjusted (i) upward by the amount by which the Final Indebtedness Amount is less than the Estimated Indebtedness Amount, and (ii) downward by the amount by which the Final Indebtedness Amount is greater than the Estimated Indebtedness Amount.  The adjustment for Indebtedness as of the Closing, upwards or downwards, as the case may be, is referred to herein as the “Final Indebtedness Adjustment”.

(d)                                 The Final Negative Net Working Capital Adjustment or Final Positive Net Working Capital Adjustment, as applicable, shall be netted with the Final Indebtedness Adjustment amount and in the event such netting results in a reduction to the Estimated Merger Consideration (such amount, the “Final Deficiency”), then Parent and the Stockholder Representative shall direct the Escrow Agent to distribute the amount of the Final Deficiency from the Administrative Expense Account to Parent no later than two (2) Business Days after the final determination of the Final Closing Net Working Capital and Final Indebtedness Amount in accordance with this Section 3.10.  To the extent the Administrative Expense Account is not sufficient, then the Stockholder Representative shall direct the Escrow Agent to distribute any such shortfall from the Escrow Fund to Parent no later than two (2) Business Days after the final determination of the Final Closing Net Working Capital and Final Indebtedness Amount in accordance with this Section 3.10.

(e)                                  In the event the netting of the Final Negative Net Working Capital Adjustment or Final Positive Net Working Capital Adjustment, as applicable, with the Final Indebtedness Adjustment amount results in an increase to the Estimated Merger Consideration (such amount, the “Final Excess”), then Parent shall pay to the Paying Agent for payment to the Company Stockholders (excluding any holders of Rollover Shares or Dissenting Shares who have not withdrawn, waived or lost their right to appraisal), Company Optionholders and RSU Holders the entire amount of the Final Excess (excluding amounts attributable to Dissenting Shares) by wire transfer of immediately available funds to an account designated by the Paying Agent, no later than two (2) Business Days after the final determination of the Closing Balance Sheet in accordance with this Section 3.10; provided that an amount equal to ten percent (10%) of the Final Excess shall be deposited into the Escrow Account to be administered in accordance with the terms of the Escrow Agreement.

3.11                        Administrative Expense Account.  The Administrative Expense Account may be applied as the Stockholder Representative may reasonably determine as appropriate to defray, offset or pay any charges, fees, costs, Taxes, liabilities or expenses (“Stockholder Representative Expenses”) it incurs in performing its rights, duties and obligations under this Agreement and the other documents and instruments executed and delivered pursuant hereto (including this Agreement, the Escrow Agreement and the Letters of Transmittal) by or on behalf of the Company Stockholders, Company Optionholders and RSU Holders, as well as to pay any Final Deficiency or any claims for indemnity pursuant to Article XII hereof and the Escrow Agreement that are not covered by the Escrow Fund (“Indemnity Expenses”).  At such time and from time to time that the Stockholder Representative determines in its good faith discretion that a portion of the Administrative Expense Account will not be required for the payment of such fees, expenses or costs or indemnity claims, the Stockholder Representative shall direct the Escrow Agent to distribute such amounts to the Company Stockholders (excluding any holders of Rollover Shares or Dissenting Shares who have not withdrawn, waived or lost their right to appraisal), Company Optionholders and RSU Holders in accordance with each such Company Stockholder’s Pro Rata Portion, Company Optionholder’s Pro Rata Portion or RSU Holder’s Pro Rata Portion as set forth in the Allocation Certificate, such applicable amounts from the Administrative Expense Account.  For Tax purposes, the Company Stockholders, Company Optionholders and RSU Holders will be treated as the owner of the Administrative Expense Account and any earnings or interest thereon.  The Stockholder Representative shall instruct the Escrow Agent to report and withhold any Taxes as they determine may be required by any Law in effect at the time of any distribution or otherwise from the Administrative Expense Account.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct as of the date hereof and at the Effective Time (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), except as explicitly set forth in the disclosure schedule dated and delivered as of the date hereof by the Company to Parent (the “Company Disclosure Schedule”), which is attached to this Agreement and deemed a part hereof and is designated therein as being the Company Disclosure Schedule.  The Company Disclosure Schedule has been arranged in sections corresponding to the sections and subsections of this Article IV.  Each section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent from the text of such disclosure itself, without reference to any underlying document or material, that such information is relevant to such other section or subsection.

For purposes of the representations and warranties set forth in Sections 4.12, 4.14, 4.17, 4.19, 4.20, 4.24 and 4.25, the term “Subsidiaries” shall include any subsidiaries of the Company other than SpinCo.

4.1                               Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted.  The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has furnished to Parent, prior to the date of this Agreement, true and complete copies of its Charter Documents.  Such Charter Documents are in full force and effect and the Company is not in default or violation of any provision thereunder.  Section 4.1 of the Company Disclosure Schedule lists the directors and officers of the Company and each of its Subsidiaries as of the date hereof.

4.2                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i)  2,000,000 shares of Company Common Stock, of which 1,165,800 shares of Company Common Stock are issued and outstanding as of the date hereof, and (ii) 300,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which 257,590 shares of Company Preferred Stock are issued and outstanding as of the date hereof.

(b)                                 All issued and outstanding shares of capital stock of the Company have been, and all shares of Company Common Stock which may be issued pursuant to the conversion of Company Preferred Stock or the exercise of outstanding Company Stock Options will be, when issued in accordance with the respective terms thereof, (i) duly authorized and validly issued and fully paid and nonassessable and free of preemptive rights and (ii) offered, sold, issued and delivered by the Company in compliance with all Laws.

(c)                                  The rights, preferences and privileges of the Company Common Stock and Company Preferred Stock are as set forth in the Company’s Amended and Restated Certificate of Incorporation.  Section 4.2(c) of the Company Disclosure Schedule sets forth a true and complete list of all of the record holders of shares of Company Common Stock and Company Preferred Stock setting forth the number of shares held by each such Person.  Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(d)                                 The Company has reserved 360,624 shares of Company Common Stock for future issuance pursuant to the Company Incentive Plan, of which (i) options to purchase 278,324 shares of Company Common Stock are outstanding as of the date hereof, and (ii) 27,500 Restricted Stock Units are outstanding as of the date hereof.  Section 4.2(d) of the Company Disclosure Schedule sets forth with respect to each Company Stock Option and Restricted Stock Unit that is outstanding as of the date hereof: (i) the name of the holder of such Company Stock Option or Restricted Stock Unit; (ii) the employer of such holder as of the Effective Time; (iii) the maximum number of shares of Company Common Stock that are subject to such Company Stock Option or Restricted Stock Unit; (iv) the number of shares of Company Common Stock for which the Company Stock Option is exercisable immediately prior to the Effective Time; (v) the exercise price per share of Company Common Stock purchasable under such Company Stock Option; and (vi) whether the Company Stock Option qualifies as an “incentive stock option” under Section 422 of the Code.  A true and complete copy of the Company Incentive Plan, including the forms of agreements and instruments relating to or issued thereunder, have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented, and there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent.  Each grant of Company Stock Options was made in accordance with the terms of the Company Incentive Plan and applicable Law, and each such grant was properly accounted for in accordance with GAAP.  The Company has not granted any Company Stock Option with an exercise price of less than the fair market value of Company Common Stock on the date the Company Stock Option was granted.  The Company has the requisite authority under the terms of the Company Incentive Plan to take the actions contemplated by Section 2.7 hereof.

(e)                                  Except for (i) the shares of Company Common Stock and Company Preferred Stock, (ii) the Company Stock Options and (iii) the Restricted Stock Units described in this Section 4.2, the Company does not have any outstanding Equity Securities.  Except as set forth in the preceding sentence, the Company is not a party to any Contract obligating the Company, directly or indirectly, to issue additional Equity Securities.

(f)                                   None of the outstanding Equity Securities were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements.  The Company is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities, and there are no such agreements to which the Company is not a party.

(g)                                  There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of securities or obligations of any kind convertible into any shares of the capital stock or other equity security of the Company.  There are no declared or accrued unpaid dividends with respect to any of the Company’s securities.

(h)                                 The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(i)                                     The Company does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

4.3                               Subsidiaries of the Company.

(a)                                 Section 4.3(a) of the Company Disclosure Schedule contains a true and complete list of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding capital stock or other equity interests of such Subsidiary.  The outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company free and clear of all Liens.  There are no obligations, contingent or otherwise, of any Subsidiary to repurchase, redeem or otherwise acquire any securities or obligations of any kind convertible into any shares of the capital stock or other equity security of any Subsidiary.  No Subsidiary has any outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.  No Subsidiary has outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(b)                                 Each Subsidiary of the Company is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.  Each Subsidiary of the Company has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted.  Each is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has furnished to Parent, prior to the date of this Agreement, true and complete copies of the Charter Documents of each of its Subsidiaries.  Such Charter Documents are in full force and effect and the Company is not in default or violation of any provision thereunder.

(c)                                  Other than the Subsidiaries included in Section 4.3(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity.  Neither the Company nor any of its Subsidiaries has any obligation to provide funds to or make any investment in any entity.

(d)                                 There are no obligations, contingent or otherwise, of the Company or any Subsidiary of the Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in or to any Person.

4.4                               Authority and Enforceability.

(a)                                 The Company has all necessary corporate power and authority to enter into this Agreement, and, subject in the case of the consummation of the Merger to the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the Company Stockholder Approval.

(b)                                 The affirmative vote or consent of the holders of (i) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted basis, and (ii) a majority of the outstanding shares of Company Preferred Stock voting as a separate class, at a duly convened meeting of the Company Stockholders or by written consent to adopt and approve this Agreement and the Merger is the only vote or consent of the holders of any class of capital stock or other security of the Company necessary to adopt and approve this Agreement and the Merger (the “Company Stockholder Approval”).  The execution and delivery of the Principal Stockholder Consent by each of the Principal Stockholders shall constitute Company Stockholder Approval.

(c)                                  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(d)                                 The Board of Directors of the Company has, by unanimous vote of all directors then in office, (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Agreement and the Merger is advisable and fair to, and in the best interests of, the Company Stockholders and (iii) resolved to recommend that the Company Stockholders adopt and approve this Agreement and the Merger and directed that this Agreement and the Merger be submitted to the Company Stockholders for adoption and approval.

(e)                                  The Company Board has taken all actions so that the restrictions in section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203), and any other similar federal, state, local or foreign “fair price” or “control share acquisition” statutes, laws or regulations (any such statute, law or regulation, a “Takeover Statute”), will not apply to Parent or Merger Sub with respect to the Merger, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

4.5                               No Conflict; Authorizations.

(a)                                 The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, (i) violate the provisions of any of the Charter Documents of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) assuming compliance by the Company with the matters referred to Section 4.5(b), violate any Law applicable to the Company or any of its Subsidiaries or any of their respective assets, except in the case of clauses (ii) and (iii), for such breaches, violations, defaults, obligations or losses, which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or to prevent or materially alter or delay the Company’s ability to consummate the Merger.  Section 4.5(a) of the Company Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions (“Consents”) that are required in connection with the transactions contemplated by this Agreement under any Material Contract to which the Company or any of its Subsidiaries is a party in order to preserve all rights of, and benefits to, the Surviving Corporation and its Subsidiaries thereunder.

(b)                                 No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity or other Person, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby, except for (i) such filings as may be required under the HSR Act, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.6                               Financial Statements.

(a)                                 True and complete copies of the Company’s audited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the years ended December 31, 2012 and 2013 and unaudited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine month period ended September 30, 2014 have been delivered to Parent.

(b)                                 True and complete copies of the Company’s audited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries, other than SpinCo, and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the years ended December 31, 2012 and 2013 (the “Company-Only Annual Financial Statements”) and unaudited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries, other than SpinCo, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine month period ended September 30, 2014 (the “Company-Only Interim Financial Statements” and together with the Company-Only Annual Financial Statements, the “Company-Only Financial Statements”), are included in Section 4.6(b) of the Company Disclosure Schedule. The Company-Only Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Company-Only Financial Statements), subject, in the case of the Company-Only Interim Financial Statements, to normal year-end adjustments and the absence of notes (none of which footnote disclosures or adjustments would, alone or in the aggregate, be materially adverse to the business, assets, liabilities, financial condition or operating results of the Company and its Subsidiaries (excluding SpinCo).  The consolidated balance sheet of the Company as of December 31, 2013 included in the Company-Only Annual Financial Statements is referred to herein as the “Annual Balance Sheet.”  The consolidated balance sheet of the Company included in the Company-Only Interim Financial Statements is referred to herein as the “Interim Balance Sheet” and the date as the “Balance Sheet Date.”  Each of the Company-Only Financial Statements (including in all cases the notes and schedules thereto, if any) (i) was prepared in accordance with the books and records of the Company and its Subsidiaries (which books and records are true and correct in all material respects and accurately and fairly reflect the basis for the Company-Only Financial Statements in all material respects) and (ii) fairly presents the consolidated financial condition and operating results and cash flows of the Company and its Subsidiaries (taken as a whole but excluding SpinCo) as of the times and for the periods referred to therein.

(c)                                  The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate policies and procedures and appropriate authorizations of management and the board of directors of the Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets

(tangible and intangible) of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has identified or been made aware of any fraud that involves the business or management or employees of the Company or any of its Subsidiaries, or any claim or allegation regarding any of the foregoing, and neither the Company nor any of its Subsidiaries has received written notice from its independent auditors regarding any of the foregoing.

(d)                                 Neither the Company nor any of its Subsidiaries has any Liabilities (whether or not required to be reflected in financial statements in accordance with GAAP) except for (i) Liabilities adequately disclosed, provided for, reflected in, reserved against or otherwise described in the Interim Balance Sheet (or in any notes thereto) (regardless of classification), (ii) obligations under Contracts described in Section 4.14 of the Company Disclosure Schedule or under Contracts entered into in the ordinary course of business which are not required to be disclosed thereon due to specified dollar thresholds or other limitations (but not Liabilities for breaches or defaults thereof), (iii) Liabilities which have arisen after the date of the Interim Balance Sheet in the ordinary course of business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement) or (iv) Transaction Expenses.

4.7                               Accounts Receivable.  All accounts receivables of the Company and its Subsidiaries, whether reflected on the Interim Balance Sheet or otherwise, represent amounts owed to the Company and its Subsidiaries in the ordinary course of business, and are current and fully collectible net of any reserves shown on the Interim Balance Sheet (which reserves are adequate and were calculated on a basis consistent with GAAP and past practices) in the ordinary course of business.

4.8                               Taxes.

(a)                                 The Company and its Subsidiaries have duly and timely filed all Tax Returns required to have been filed by or with respect to the Company and such Subsidiaries (taking into account applicable extensions of time to file).  Each such Tax Return is true, correct and complete in all material respects.  All Taxes due and payable by the Company and each Subsidiary of the Company have been paid.  The accruals and reserves for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Company-Only Interim Financial Statements (rather than the notes thereto) are adequate in accordance with GAAP to cover all unpaid Taxes of the Company and each Subsidiary of the Company for periods ending on or prior to the Balance Sheet Date.

(b)                                 The Company and its Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid by them and have complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(c)                                  Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.  Neither the

Company nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency which waiver or extension is currently in effect.  No claim has been made by any Taxing Authority in a jurisdiction in which the Company or any Subsidiary of the Company does not file a Tax Return that it is or may be subject to tax in such jurisdiction.  No power of attorney that is currently in force has been granted to any person with respect to any matters relating to Taxes that could affect the Company or any Subsidiary of the Company after the Closing Date.

(d)                                 There is no Action now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or any assessment or deficiency of Tax.  There are no unsatisfied liabilities for Taxes with respect to any written notice of deficiency or similar document received by the Company or any Subsidiary of the Company from any Taxing Authority with respect to any Tax other than liabilities for Taxes being contested in good faith.  To the Company’s Knowledge, no issue has been raised by any Taxing Authority since January 1, 2010 with respect to Taxes of the Company or its Subsidiaries in any prior examination that, by application of the same or similar principles, could reasonably be expected to result in assertion of a Tax underpayment for any other taxable period of the Company or its Subsidiaries.  There are no liens for Taxes (other than statutory liens for current property Taxes not yet due and payable) upon the assets of the Company or any Subsidiary of the Company.

(e)                                  Neither the Company nor any of its Subsidiaries (i) is a party to or is bound by any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, combined or unitary group (other than a group of which the Company is the common parent), (iii) has any liability for or obligation to pay Taxes of any other Person (other than the Company or its Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise, (iv) is a party to any joint venture, partnership or other arrangement or Contract that is or should be treated as a partnership for U.S. federal income tax purposes or (v) is a successor to any other Person by way of merger, liquidation or reorganization.

(f)                                   There is no application of the Company or any Subsidiary of the Company pending with a Taxing Authority requesting permission for any changes in accounting methods applied by the Company or such Subsidiary.  Neither the Company nor any Subsidiary of the Company nor the Surviving Corporation will be required to include in Taxable income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) entered into by the Company or any Subsidiary of the Company prior to the Closing; (ii) open transaction or installment disposition made prior to the Closing; (iii) intercompany transactions occurring prior to the Closing or any excess loss account in existence prior to the Closing described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) any prepaid expenses incurred prior to the Closing

Date; (v) the completed contract method of accounting or the long-term contract method of accounting, or any comparable provision of state, local or foreign tax Law applied to a contract entered into by the Company or any Subsidiary of the Company prior to the Closing; or (vi) election under Code section 108(i) made prior to the Closing.

(g)                                  Neither the Company nor any Subsidiary of the Company has, at any time, engaged in or entered into a “reportable transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(1).  Neither the Company nor any of its Subsidiaries has filed an IRS Form 8886.  Neither the Company nor any of its Subsidiaries has (i) taken a reporting position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law), without regard to any disclosure thereof.

(h)                                 Neither the Company nor any Subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)                                     The Company has delivered or made available to Parent (i) correct and complete copies of all income and all material non-income Tax Returns of or with respect to the Company and its Subsidiaries for all taxable periods beginning after January 1, 2010 or for which the statute of limitations has not expired, (ii) all audit reports and statements of deficiencies assessed against or agreed to by them with respect to all taxable periods beginning after January 1, 2010 or for which the statute of limitations has not expired, (iii) all written rulings from, and written agreements with, any Taxing Authority relating to Taxes of the Company or any of its Subsidiaries that were either received since January 1, 2010 or would have continuing effect in the determination of Tax for any taxable period for which a Tax Return has not yet been filed by the Company or any of its Subsidiaries, and any request for issuance of any ruling from a Taxing Authority on behalf of the Company since January 1, 2011 (regardless of whether the requested ruling was issued), and (iv) all Tax opinions, appraisals, written materials provided to any members of the Board of Directors or memorandum, in each case, relating to any transaction outside of the ordinary course of business taken since January 1, 2014 by or with respect to SpinCo or the assets or business of SpinCo, including the Spinoff.  No election has been made with respect to Taxes of the Company or any of its Subsidiaries that has not been disclosed in writing to Parent or included in Tax Returns or, if applicable, described in financial statements made available to Parent.

(j)                                    Neither the Company nor any of its Subsidiaries is or has been at any time within the last five (5) years a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k)                                 Each share of Company Stock that was not transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code when transferred to the recipient thereof was and, if still outstanding, is, the subject of a valid election under Section 83(b) of the Code.

(l)                                     All charges for goods or service made between the Company and its Subsidiaries, or between the Subsidiaries of the Company, satisfied all transfer pricing requirements under applicable Law and none of such charges is subject to adjustment under Section 482 of the Code or under any comparable provision of other applicable Law. The Company and its Subsidiaries have complied with all information reporting and record keeping requirements under all applicable Law, including retention and maintenance of required records with respect thereto.  Neither the Company nor any of its Subsidiaries is or has been party to or the beneficiary of any Tax exemption, Tax holiday or other Tax reduction Contract or order.

(m)                             Schedule 4.8(m) of the Company Disclosure Schedule sets forth the Company’s good faith estimate as of the date hereof of all Taxes of the Company and its Subsidiaries (excluding Taxes of SpinCo for tax periods beginning after the Spinoff) that may arise out of, result from or be incurred in connection with any SpinCo Tax Matter, including the Spinoff (such Taxes, “Spinoff Taxes”).

(n)                                 For purposes of this Section 4.8, references to the Company and/or its Subsidiaries shall include references to any predecessors of the Company and/or its Subsidiaries and to any Affiliated Group of which the Company or any of its current or former Subsidiaries is or has been a member to the extent an inaccuracy or breach of a representation as applied to such predecessor or Affiliated Group could result in a liability of the Company or any of its Subsidiaries.  Other than the Subsidiaries included in Section 4.3(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity.

4.9                               Compliance with Law; Authorizations.

(a)                                 The Company and each of its Subsidiaries has been and is in material compliance with all Laws to which the businesses of the Company or any of its Subsidiaries is subject.

(b)                                 The Company and each of its Subsidiaries owns, holds, possesses or lawfully uses in the operation of its respective businesses all material Authorizations which are necessary for each to conduct its businesses as now conducted.  All such Authorizations are valid and in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any such Authorization in any material respect.  Neither the Company nor any of its Subsidiaries has received written notification (or, to the Company’s Knowledge, any other communication) that any violation has been recorded against any such Authorization, or that a citation, notice, or warning has been issued by any Governmental Entity with respect to any such Authorization, that an investigation or hearing has been held by or before any Governmental Entity with respect to any such Authorization, or from any Governmental Entity that it intends to cancel, revoke, terminate, suspend, or not renew any such Authorization.  Neither the Company nor any of its Subsidiaries has conducted any business, including any solicitation or procurement of insurance, or otherwise taken any action which may require licensing or other Authorization under any insurance related Law.

4.10                        Personal Properties.

(a)                                 With respect to personal properties and assets that are owned or are purported to be owned by the Company (including those personal properties and assets reflected in the Balance Sheet as being owned by the Company or any of its Subsidiaries) (“Owned Personal Property”), the Company and each of its Subsidiaries has good title to all such Owned Personal Property free and clear of all Liens, except for Permitted Liens.

(b)                                 With respect to personal properties and assets that are leased (“Leased Personal Property”), the Company and each of its Subsidiaries has a valid leasehold interest in such Leased Personal Property.

(c)                                  The Owned Personal Property and the Leased Personal Property that are material to the Company’s and its Subsidiaries’ businesses are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), and are usable in the regular and ordinary course of business.  All properties and assets used in the operations of the Company and each of its Subsidiaries are reflected in the Interim Balance Sheet to the extent GAAP requires the same to be reflected, except for such assets and properties as were acquired after the date thereof.

4.11                        Real Property.

(a)                                 Owned Real Property.  Neither the Company nor any of its Subsidiaries owns or has ever owned in the past any real property.

(b)                                 Leased Real Property.  Section 4.11(b) of the Company Disclosure Schedule contains a list of all leases, subleases or licenses (the “Leases”) for all land, building, fixtures or other real property in which the Company or any of its Subsidiaries has a leasehold, subleasehold, license, concession or other real property right or interest (the “Leased Real Property”).  The Company has provided Parent a true and complete copy of every such Lease.  The Company has a valid and enforceable leasehold estate or subleasehold estate, as applicable, in and to each Leased Real Property, free and clear of all Liens, except Permitted Liens.  All Leases are in full force and effect and have not been modified or amended, and there exists no material breach of or default under any such lease by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the other party thereto, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the other party thereto.  Neither the Company nor any of its Subsidiaries leases or subleases any real property to any Person.  Neither the Company nor any of its Subsidiaries owes brokerage commissions or finder fees with respect to any of the Leased Real Property or would owe any such fees if any existing Lease were renewed pursuant to any renewal options contained in such Lease.  To the Knowledge of the Company, the Leased Real Property is in good operating condition and repair (subject to normal wear and tear given the use and age of such property), free from material structural, physical and mechanical defects, is maintained in a manner consistent in all material respects with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the businesses of the Company and its Subsidiaries as currently conducted in all material respects.  Neither the operation of the Company or any of its Subsidiaries on the Leased Real Property nor, to the Knowledge of the Company, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon.

4.12                        Intellectual Property.

(a)                                 Section 4.12(a) of the Company Disclosure Schedule sets forth all Intellectual Property owned, used or held for use by the Company and any of its Subsidiaries including all licenses or other agreements with respect to Intellectual Property to which the Company or any Subsidiary is a party (other than licenses of unmodified, mass-marketed software with a total license fee of less than $10,000).

(b)                                 The Company and its Subsidiaries own and possess all right, title and interest in and to that Intellectual Property identified on Section 4.12(b) of the Company Disclosure Schedule as being owned by the Company or its Subsidiaries (“Owned Intellectual Property”), and, where applicable, have valid and enforceable licenses to use, all of the other Intellectual Property used in or necessary for the conduct of its and their businesses as presently conducted (together with the Owned Intellectual Property, the “Company Intellectual Property”), free and clear of all Liens other than as set forth in Section 4.12(b) of the Company Disclosure Schedule.

(c)                                  Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, there is no Company Intellectual Property, the loss or expiration of which would cause a material adverse effect to the operation of the businesses of the Company or any of its Subsidiaries, nor, to the Company’s Knowledge will any such loss or expiration occur within twelve (12) months after the Closing Date.

(d)                                 All Company Intellectual Property will be either owned by the Company, or (where the subject of a license or other agreement) available for use by the Company on substantially identical terms and conditions, immediately following the Closing, and none of the Company Intellectual Property (or licenses and other agreements in respect of the Company Intellectual Property) will be adversely affected by the transactions contemplated by this Agreement.

(e)                                  The Company has taken all reasonable measures, consistent with industry standards, to maintain the confidentiality of the processes and formulae, research and development results and other know-how or trade secrets, the value of which to the Company is contingent upon maintenance of the confidentiality thereof.  To the Company’s Knowledge, no disclosure of know-how or trade secrets of the Company or any of its Subsidiaries has been made to any Person except pursuant to written confidentiality agreements protecting such know-how and trade secrets.

(f)                                   The Owned Intellectual Property does not infringe the Intellectual Property of any other Person.  To the Company’s Knowledge, the business and operations of the Company and its Subsidiaries, and the processes, data, material and software employed by the Company and its Subsidiaries, and the products and services supplied to the customers of the Company or any of its Subsidiaries, do not infringe, use, involve the misappropriation of, or embody the subject matter of, or require a license under, Intellectual Property of any other Person..  No Person has asserted to or threatened any of the customers of the Company (including by making an unsolicited offer to grant a patent license) that such customers’ use of all or any portion of the products or services supplied by the business infringes or misappropriates Intellectual Property of any other Person.

(g)                                  To the Company’s Knowledge, no Owned Intellectual Property is or has been infringed, misappropriated or used without permission by any other Person.  Except as set forth in Section 4.12(g) of the Company Disclosure Schedule, (i) the company and its Subsidiaries have not entered into any agreement in which it or they currently has an obligation to indemnify any Person against any charge of infringement or misappropriation of any Person’s Intellectual Property rights, and (ii) no Person has made any claim for indemnification under an agreement set forth, or required to be set forth in Section 4.12(g).

(h)                                 To the Company’s Knowledge, no Intellectual Property owned by any Person prohibits or would prohibit the Company or its Subsidiaries from performing the services currently provided and performed by its businesses.

(i)                                     To the Company’s Knowledge, all of the Company Intellectual Property is valid and enforceable.  The Company and each of its Subsidiaries has taken all reasonable steps and paid all fees, taxes and other amounts required for the diligent prosecution, maintenance and protection of all applications and registered Owned Intellectual Property and for the maintenance and protection of all unregistered Owned Intellectual Property which are (or are likely to be) used in, required for, or material to the conduct of the businesses of the Company and its Subsidiaries.  Except as set forth in Section 4.12(i) of the Company Disclosure Schedule, there are no actions that must be taken by the Company or any of its Subsidiaries within one hundred twenty (120) days of the Closing Date with respect to preserving the rights of the Company or any of its Subsidiaries in respect of any Owned Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certifications for the purposes of maintaining, perfecting or preserving any such Owned Intellectual Property.

(j)                                    All of the computer firmware, computer hardware, and computer software (whether general or special purpose) and other similar or related items of automated, computerized, and/or software system(s), networks, interfaces, platforms or applications used or relied upon by the Company and its Subsidiaries and in the conduct of their business are in good working order, function in material accordance with all specifications and any other descriptions under which they were supplied, such specification being at least of the standard reasonably expected to conduct the businesses of the Company and its Subsidiaries, have been and are being properly and regularly maintained and replaced, and are sufficient for the conduct of the Company and its Subsidiaries’ businesses as they are now and will be operated as of the Closing Date.  The Company and its Subsidiaries have appropriate business continuity and disaster recovery plans, procedures and facilities for the business consistent with industry standards and have taken all reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries as it is currently conducted.  There have been no unauthorized intrusions or breaches of the security of the information technology systems.  The Company and its Subsidiaries have implemented any and all security patches or upgrades that are generally available for the Company’s information technology systems where and when, in the Company’s reasonable judgment, such patches or upgrades are required and could be implemented.

(k)                                 All software included in the Owned Intellectual Property (“Software”) is adequately documented such that a person of ordinary skill and experience would be able to access, understand, modify, improve, maintain, repair, upgrade, enhance and add to such Software.  The Company has in its possession or control the source code of all Software owned, used or exploited by the Company and its Subsidiaries in a form that would enable a reasonably skilled programmer or analyst to maintain and correct that software without third party assistance.  The Software is consistent with the functions described in any agreed specifications or end user documentation or other information provided to customers of the Company or any of its respective Subsidiaries on which such customers relied when licensing or otherwise acquiring such products.  The Software does not contain any (i) bug, defect, or error that materially and adversely affects its use, functionality, or performance or any product or system containing or used in conjunction with such Software; (ii) program code, programming instruction or set of instructions intentionally constructed for the purpose of damaging, interfering with or otherwise adversely affecting computer programs, data files or operations; or (iii) other software code which would have the effect of disabling or otherwise shutting down all or any portion of such Software.

(l)                                     Where required to maintain the Owned Intellectual Property, the Company and its Subsidiaries have entered into written agreements with all of their current and former officers, employees, consultants and independent contractors (i) assigning ownership to the Company or one of its Subsidiaries all Intellectual Property created or developed by (A) its and their employees within the scope of their employment (whether through assignment agreements or otherwise) and (B) independent contractors or consultants engaged by the Company or such Subsidiary; and (ii) requiring such employees and independent contractors and consultants to maintain the confidentiality of all Owned Intellectual Property.

(m)                             No Open Source Technology was included in products developed for clients without the clients’ written permission.  The Company’s use of Open Source Technology has complied with all applicable licenses.

(n)                                 Except as set forth in Section 4.12(n) of the Company Disclosure Schedule, with respect to the Owned Intellectual Property: (i) no Open Source Technology, was or is used in, incorporated into, derived from, dynamically linked to, integrated, distributed or bundled with, or used in the development or compilation of, any such Owned Intellectual Property; and (ii) no Owned Intellectual Property has been licensed, distributed or otherwise made available as Open Source Technology.

(o)                                 Neither the Company nor any of its Subsidiaries have disclosed or agreed to license or escrow the source code of any Software that is Owned Intellectual Property to any Person.

(p)                                 Except as set forth in Section 4.12(p), all of the products and services supplied by the Company or any of its Subsidiaries comply with all representations, warranties and other requirements applicable to such products and services, including those specified in all agreements with customers and all published specifications of the products and services.

4.13                        Absence of Certain Changes or Events.  Except as specifically contemplated by this Agreement or as set forth on Section 4.13 of the Company Disclosure Schedule, since the Balance Sheet Date, the Company and its Subsidiaries have conducted business only in the ordinary course and in a manner consistent with past practice.  Since the Balance Sheet Date, there has not been a Company Material Adverse Effect and there have been no events, developments or occurrences that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth on Section 4.13 of the Company Disclosure Schedule, since the Balance Sheet Date, the Company and its Subsidiaries have not:

(a)                                 incurred, modified or assumed any Indebtedness (whether directly or by way of guarantee or otherwise);

(b)                                 declared or made any payment, dividend or distribution to the Company Stockholders, including stock splits, stock dividends, or purchased or redeemed any shares of Company Common Stock or Company Preferred Stock;

(c)                                  except upon the exercise of Company Stock Options, issued, sold, purchased, distributed or disposed of any equity interests, notes or other securities or committed itself to do so;

(d)                                 placed or permitted any Lien, other than a Permitted Lien, on any of their assets;

(e)                                  acquired or disposed of by sale, lease, license or otherwise, any asset or property;

(f)                                   sold, assigned, transferred, exclusively licensed or conveyed any Intellectual Property;

(g)                                  suffered any loss, damage or destruction, whether covered by insurance or not, relating to or affecting the business, assets or liabilities of Company and its Subsidiaries;

(h)                                 terminated, amended, adopted or instituted any employment contract, bonus plan, option plan, incentive plan, profit sharing plan, pension plan, retirement plan, deferred compensation or other similar arrangement or Employee Benefit Plan;

(i)                                     made any change in the compensation payable or to become payable to any of its directors, officers, employees or consultants or awarded any bonus to any such person other than in the ordinary course of business consistent with past practices;

(j)                                    terminated any employees other than in the ordinary course of business consistent with past practice or for cause or engaged in any employee layoffs or plant or office closures;

(k)                                 made, revoked or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, filed any amendment to a Tax Return or any claim for refund or credit of Taxes, filed any Tax Return other than in the ordinary course of business and consistent with past practice (or, for avoidance of doubt, filed any Tax Return that was filed late), entered into any closing agreement, settled or compromised any claim or assessment in respect of Taxes, or consented to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, requested or entered into any ruling or agreement with a Taxing Authority with respect to Taxes or entered into a Contract which relates to Taxes (other than any Contract for the sale or lease of property or the provision of services entered into in the ordinary course of business and not dealing principally with the sharing, allocation, or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such Contracts (such as Contracts customarily entered into with customers, vendors or lessors));

(l)                                     initiated or settled any Action;

(m)                             entered into any collective bargaining agreement;

(n)                                 entered into any Contract or other commitment that restricts the ability of the Company or any of its Subsidiaries to compete with, or conduct, any business or line of business in any geographic area;

(o)                                 terminated, amended or entered into any lease with respect to real or personal property, other than in the ordinary course of business consistent with past practice;

(p)                                 entered into any Material Contract or amended, terminated or modified any Material Contract;

(q)                                 failed to keep in full force and effect the Company’s or any of its Subsidiaries’ current insurance policies or other comparable insurance affecting the business of the Company or any of its Subsidiaries, or reduced the amount of any insurance coverage provided by existing insurance policies;

(r)                                    changed its credit or accounting policies or practices in any respect, or accelerated in any respect the collection of receivables whether by offering discounts or incentives or otherwise, or delayed in any respect the payment of payables or other accruals;

(s)                                   made any capital expenditures in excess of $50,000 in the aggregate;

(t)                                    entered into any merger, consolidation, recapitalization or other business combination or reorganization (except with respect to the transactions contemplated herein) or purchased or otherwise acquired, sold, issued, distributed or disposed of any securities of any corporation, partnership, joint venture, firm or other entity;

(u)                                 amended its Charter Documents; or

(v)                                 entered into any agreement or commitment (whether written or oral) to do any of the foregoing.

4.14                        Contracts.

(a)                                 Section 4.14(a) of the Company Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound as of the date hereof:

(i)                                     (A) for the purchase by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, and that involves (1) a specified annual minimum dollar purchase amount by the Company or any of its Subsidiaries of $50,000 or more, or (2) aggregate payments by the Company or any of its Subsidiaries of $50,000 or more, or (B) pursuant to which the Company or any of its Subsidiaries made payments of more than $200,000 in the year ended December 31, 2014;

(ii)                                  (A) for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, and that involves (1) a specified annual minimum dollar sales amount by the Company or any of its Subsidiaries of $50,000 or more, or (2) aggregate payments to the Company or any of its Subsidiaries of $50,000 or more, or (B) pursuant to which the Company or any of its Subsidiaries received payments of more than $200,000 in the year ended December 31, 2014;

(iii)                               that is with any officer, member or director of the Company or any of its Subsidiaries or any of the Principal Stockholders or, to the Knowledge of the Company, any other Person related by blood or marriage (current or former) to any of the foregoing;

(iv)                              that is a settlement or similar agreement under which the Company or any of its Subsidiaries has any ongoing obligations, limitations or restrictions or receives any ongoing benefits or rights;

(v)                                 that is with or relates to any services provided to any Governmental Entity;

(vi)                              that is an employment, consulting, independent contractor, termination, change in control or severance or similar Contract, except for any such Contract that is terminable at-will by the Company or any of its Subsidiaries without liability or financial obligation;

(vii)                           that provides for indemnification in favor of any employee, officer, agent, director or member of the Company or any of its Subsidiaries;

(viii)                        that is a power of attorney or proxy, whether limited or general, revocable or irrevocable;

(ix)                              that is a collective bargaining Contract or other Contract with any labor organization, union or association;

(x)                                 that is a distribution, dealer, representative or sales agency Contract, other than Contracts entered into in the ordinary course of business with distributors, representatives and sales agents that are cancelable without penalty or financial obligation on not more than 90 days’ notice;

(xi)                              that is a (A) Lease or (B) Contract for the Leased Personal Property;

(xii)                           that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person, providing for indebtedness of or to the Company or any of its Subsidiaries;

(xiii)                        for any future capital expenditure or leasehold improvement in any one case in excess of $50,000;

(xiv)                       that (A) restricts or purports to restrict, in any respect, the right of the Company or any of its Subsidiaries to engage in any line of business, acquire any property, hire or solicit for hire any individual, solicit any Person to be a customer or supplier of the Company or any of its Subsidiaries, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive rights, (B) contains any preferential pricing provisions, such as “most favored customer” or “most favored nation” provisions or similar or equivalent price or term protection clauses, or (C) contains a right of first refusal or right of first negotiation or similar or equivalent provisions (each such Contract in (A)-(C) above, a “Restrictive Contract”);

(xv)                          that contains any earn-out or similar provision;

(xvi)                       that is or relates to any partnership, limited liability company, joint venture or joint development Contract;

(xvii)                    that relates to the acquisition or disposition of any business unit (whether by merger, sale of stock, sale of assets or otherwise) or assets;

(xviii)                 that is a license (both in-bound and out-bound) (other than “shrink-wrap” and similar commercially available end-user licenses); or

(xix)                       that are otherwise material to the Company and its Subsidiaries, the conduct of the businesses thereof, or the termination or cancellation of which would reasonably be expected to be materially adverse to the operations or business of the Company and its Subsidiaries.

(b)                                 Each Contract required to be listed in Section 4.14(a) of the Company Disclosure Schedule (collectively, the “Material Contracts”) is in full force and effect and valid and enforceable against the Company and its Subsidiaries, as applicable, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.  The Company and each of its Subsidiaries have each performed in all material respects their respective obligations under and are entitled to all benefits under all Material Contracts.  There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the Knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a material default or event of default under the terms of any Material Contract.  To the Knowledge of the Company, there are no facts which exist indicating that any Material Contracts may be totally or partially terminated or suspended prior to its expiration by its terms by the other parties thereto. The Company has made available accurate and complete copies of each Material Contract to Parent.

4.15                        Litigation.

(a)                                 Except as set forth on Section 4.15(a) of the Company Disclosure Schedule, there is no action, suit or proceeding, judgment, claim, arbitration, litigation or formal investigation by or before any Governmental Entity (each, an “Action”) pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries, or to the Knowledge of the Company, any present or former officer, director, member or employee of the Company or any of its Subsidiaries in his or her capacity as such.  There is no unsatisfied judgment, penalty or award against the Company or any of its Subsidiaries.  Each of the Company and its Subsidiaries is in compliance with each Order entered, issued or rendered by any Governmental Entity to which the Company or any of its Subsidiaries is subject.  Section 4.15(a) of the Company Disclosure Schedule sets forth all Orders to which the Company or any of its Subsidiaries is subject.

(b)           To the Knowledge of the Company, there is no fact or circumstance that, either alone or together with other facts and circumstances, would reasonably be expected to give rise to any action, proceeding, claim, complaint, injunction or order against, relating to or affecting the Company or any of its Subsidiaries or any of their respective assets and properties.

4.16        Employee Benefits.

(a)           Section 4.16(a) of the Company Disclosure Schedule sets forth (i)  a true, correct and complete list of each Employee Benefit Plan; (ii) for each Employee Benefit Plan listed in subpart (i) above, where applicable, the following information: (A) each entity and corresponding Employer Identification Number whose employees are receiving benefits under such plan; (B) whether each such entity is an ERISA Affiliate; (C) whether such plan is fully-insured, self-insured or a combination thereof, and if so, the portion of the plan applicable to each; (D) each applicable insurance policy (including the insurance carrier, policy number, and name of policyholder, as well as the stop-loss policy and each covered entity under such stop-loss policy) and the entities described in subpart (A) above whose employees are receiving benefits under such policy; and (E) any service contracts or other agreements providing for a requirement to maintain or offer benefits under such plan to employees of a specified entity.  The Company has made available to Parent, for each Employee Benefit Plan, (i) the name of each employee who is eligible for or receiving benefits under such plan;  (ii) the name and Employer Identification Number of the entity employing each such employee; and (iii) the relationship of each such entity to the Parent.  Except as set forth on Section 4.16(a) of the Company Disclosure Schedule with respect to each Employee Benefit Plan, no employee or former employee of SpinCo or a Subsidiary of SpinCo (or beneficiary of any such employee or former employee) is eligible to participate in any Employee Benefit Plan sponsored by the Company or any Subsidiary of the Company other than SpinCo or a Subsidiary of SpinCo.

(b)           No Employee Benefit Plan (i) is either a Multiemployer Plan, a multiple employer plan subject to Code Section 413(c), a plan funded through a voluntary employees’ beneficiary association within the meaning of Code Sections 501(c)(9) and 505, or a plan that is subject to Title IV of ERISA, and neither the Company nor any Subsidiary has withdrawn at any time within the preceding six (6) years from any Multiemployer Plan or incurred any withdrawal liability which remains unsatisfied, or (ii) provides health, medical or life insurance benefits to current or future former employees of the Company or any of its Subsidiaries other than as required by Section 4980B of the Code or other applicable law.

(c)           Each Employee Benefit Plan has been maintained and administered, in each case, in all material respects in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Laws.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion letter from the Internal Revenue Service on the pre-approved form of such Employee Benefit Plan, and there are no facts that would reasonably be expected to adversely affect such qualification.  The Company has satisfied any and all bond coverage requirements of ERISA with respect to each Employee Benefit Plan.

(d)           Neither the Company nor any ERISA Affiliate has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or Affiliate to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.  There are no Actions (other than routine claims for benefits by employees, beneficiaries or dependents of such employees arising in the normal course of operation of an Employee Benefit Plan) pending, or to the Knowledge of the Company, threatened, with respect to any Employee Benefit Plan or any fiduciary or sponsor of an Employee Benefit Plan with respect to their duties under such Employee Benefit Plan or the assets of any trust under any such Employee Benefit Plan.

(e)           With respect to each Employee Benefit Plan, the Company has made available to Parent copies, to the extent applicable, of (i) the plan (or, in the case of any unwritten Employee Benefit Plan, a description of the material terms thereof), and trust documents and the most recent summary plan description, (ii) the three (3) most recent annual report (Form 5500 series) and nondiscrimination testing results, (iii) the most recent financial statements, (iv) the most recent Internal Revenue Service determination or opinion letter, and (v) any material associated administrative agreements or insurance policies.

(f)            No audits, inquiries, proceedings or administrative actions have been initiated or, to the Company’s Knowledge, threatened, by a governmental agency within the past three (3) years with respect to any Employee Benefit Plan.

(g)           Except as set forth in Section 4.16(g) of the Company Disclosure Schedule, all contributions, premiums or other payments for the Employee Benefit Plans listed on Section 4.16(a) of the Company Disclosure Schedule attributable to all periods prior to the Closing Date have been made on a timely basis and within the time limits prescribed by ERISA or other applicable Law or have been corrected in accordance with the Department of Labor’s guidance under the Voluntary Fiduciary Correction Program or other applicable correction program, and no resulting excise taxes or other penalties are reasonably expected to result.

(h)           Neither the Company nor, to its Knowledge, any Employee Benefit Plan fiduciary (as defined in ERISA Section 3(21)), has engaged in any transaction in violation of ERISA Section 406(a) and (b) (except in compliance with an applicable exemption under ERISA Section 408) or any “prohibited transaction” (as defined in Section 4975(c)(2) or Section 4975(d) of the Code).

(i)            Except as set forth in Section 4.16(i) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to severance pay, termination pay, unemployment compensation or any other payment or benefit under any Employee Benefit Plan, (ii) accelerate the time of payment or vesting of benefits, or increase the amount of compensation, due to any such director, officer, employee or consultant under any Employee Benefit Plan, (iii) trigger any funding obligation under any Employee Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Employee Benefit Plan or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  Except as set forth in Section 4.16(i) of the Company Disclosure Schedule, no current or former director, officer, employee or consultant of the Company or any of its Subsidiaries is entitled to receive any gross-up or additional payment by reason of the tax required by Section 4999 of the Code being imposed on such person.

(j)            Neither the Company nor any of its Subsidiaries has any Liabilities relating to unfunded obligations with respect to Employee Benefit Plans that are retirement or supplemental benefit plans, or with respect to any other Employee Benefit Plans that are not fully accrued on the Interim Balance Sheet.  No Person has any right (contingent or otherwise) to any consideration in exchange for a Company Stock Option or Restricted Stock Unit except as provided for in Sections 2.7 and 2.8 hereof.

(k)           Section 4.16(k) of the Company Disclosure Schedule lists each Employee Benefit Plan that is in whole or in part a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), and each such plan (or the applicable portion thereof) complies in form, and has been maintained and operated in compliance, with Section 409A of the Code and all guidance and regulations issued thereunder.  To the extent that Section 409A of the Code does not apply to an Employee Benefit Plan because amounts were deferred thereunder before January 1, 2005, such “grandfathered” plan (or portion thereof) has not been materially modified within the meaning of Treas. Reg. 1.409A-6 at any time after October 3, 2004.  No current or former director, officer, employee or consultant of the Company or any of its Subsidiaries is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A of the Code being imposed on such person.

(l)            With respect to each Employee Benefit Plan, there are no restrictions on the ability of the sponsor of the Employee Benefit Plan to amend or terminate the Employee Benefit Plan, the Company has expressly reserved in itself the right to amend, modify or terminate any such Employee Benefit Plan, or any portion thereof, and has made no representations (whether orally or in writing) which would conflict with or contradict such reservation or right.

4.17        Labor and Employment Matters.

(a)           The Company has delivered to Parent a complete and accurate list (the “Employee List”) setting forth (i) all employees of the Company or any of its Subsidiaries as of the date hereof (the “Company Employees”) together with their titles or positions, job descriptions, dates of hire, regular work location, the aggregate cash compensation paid for the most recently completed fiscal year, exempt or non-exempt status, base salary (for exempt employees) or hourly rate (for non-exempt employees), bonus and commission opportunity in effect for the current fiscal year, and accrued and unused vacation, sick and other paid time off, visa or other similar permit (where applicable) under which such a Company Employee is working for the Company or any of its Subsidiaries and the dates of issuance and expiration of such visa or other similar permit; and (ii) all consultants and other independent contractors to the Company or any of its Subsidiaries who have rendered services to the Company or any of its Subsidiaries within the last twelve (12) months together with the aggregate cash compensation paid for the most recently completed fiscal year.  Except as set forth in the Employee List, the employment of each of the Company Employees is terminable at will, without cause or prior notice and without liability.  To the Company’s Knowledge, no executive or management level employee or group of employees or independent consultant of the Company or any of its Subsidiaries has any plans to terminate employment with or services to the Company or any of its Subsidiaries.

(b)           There are no and have not, in the past three (3) years, been any controversies or labor disputes, labor slowdowns or union organization activities, picketing or strikes pending or, to the Company’s Knowledge, threatened between the Company or any of its Subsidiaries and any of the Company Employees.  None of the Company Employees belongs to any union or collective bargaining unit.  There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to Company Employees.  No labor union has been certified by the National Labor Relations Board (or similar foreign body) as bargaining agent for any of the Company Employees.  Each Company Employee has been properly classified as exempt or non-exempt under applicable federal and state laws.  Neither the Company nor any of its Subsidiaries has received any claim or notice from any Governmental Entity to the effect that it has improperly classified the exempt/non-exempt status of any Company Employee, and, to the Company’s Knowledge, there is no basis for any such claim.  No individual classified as of the date hereof by the Company or any of its Subsidiaries as an independent contractor or other non-employee status would be deemed an employee or common-law employee under any Employee Benefit Plan or applicable Law.  The Company and each of its Subsidiaries have complied in all material respects with all applicable foreign, state and federal equal employment opportunity, discrimination in employment, leave, reasonable accommodation, confidentiality, wage and hour laws, occupational health and safety and any other Law related to employment or working conditions, including the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), and the verification requirements and the recordkeeping requirements of the Immigration Reform and Control Act of 1986 or its successor (“IRCA”), and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.  Neither the Company nor any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” (as defined in the WARN Act or any similar Law) affecting any site of employment of the Company or any of its Subsidiaries or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, without complying with the WARN Act and any similar Law, and, during the ninety (90)-day period preceding the date hereof, Company Employees have not suffered an “employment loss” (as defined in the WARN Act or any similar Law) attributable to the Company or its

Subsidiaries.  With respect to each employee of the Company and each of its Subsidiaries whose employment has been terminated for any reason (each, a “Terminated Employee”), the Company and its Subsidiaries have complied in all material respects with all applicable labor, wage and employment Laws in terminating the employment of such employees.  The Company and its Subsidiaries have paid all Terminated Employees all compensation and benefits due such Terminated Employees and obtained from them the return of all property and confidential information (and copies thereof) of the Company.  As of the Closing Date, neither the Company nor any of its Subsidiaries shall have any Liabilities relating to vacation time or sick leave that have accrued with respect to any of its employees for any period prior to the Balance Sheet Date.

4.18        Environmental.  The Company and each of its Subsidiaries is and has been in material compliance with all applicable local, state and federal statutes, orders, rules, ordinances, regulations, codes and policies and all judicial or administrative interpretations thereof (collectively, “Environmental Laws”) relating to workplace safety, pollution, maintenance or protection of the indoor or outdoor environment, including laws relating to exposures, emissions, discharges, releases or threatened releases of Hazardous Substances (as defined below) into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances.  The Company and its Subsidiaries hold and are in material compliance with all Authorizations that are required for the conduct of their respective operations pursuant to such Environmental Laws.  Neither the Company nor any of its Subsidiaries has received any written notice of any investigation, claim or proceeding against the Company or any of its Subsidiaries by any Person or Governmental Entity relating to Hazardous Substances or any action pursuant to or violation or alleged violation under any Environmental Law, and neither the Company nor any of its Subsidiaries is aware of any fact or circumstance which would reasonably be expected to involve the Company or any of its Subsidiaries in any material environmental Action or investigation or impose any material environmental liability upon the Company or any of its Subsidiaries.  As used in this Agreement, “Hazardous Substances” means any pollutant, contaminant, material, substance, waste, chemical, organism or compound regulated, restricted or prohibited by any Law, regulation or ordinance or designated by any Governmental Entity to be hazardous, toxic, radioactive, biohazardous or otherwise a danger to health or the environment.  Neither the Company nor any of its Subsidiaries has disposed of or released any Hazardous Substances on or about such properties.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has disposed of any Hazardous Substances at any site being investigated or remediated for contamination or possible contamination of the environment.

4.19        Insurance.  Section 4.19 of the Company Disclosure Schedule sets forth a list of each insurance policy and fidelity bond which covers the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”).  Such Policies are in full force and effect, all premiums due and payable to date under all such Policies have been paid and neither the Company nor any of its Subsidiaries is in default in any material respect with respect to its obligations under any such Policy.  There is no claim pending under any such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies.  None of the Company or any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such Policies from any of its insurance carriers nor, to the Knowledge of the Company, is the termination of any such Policies threatened.  None of the Company or any of its Subsidiaries has received prior to the date of this Agreement any written notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided will not be available to the Company or any of its Subsidiaries in the future on substantially the same terms as now in effect.  None of the Policies provides for any retrospective premium adjustment, experience-based liability or loss sharing arrangement affecting the Company or any of its Subsidiaries.

4.20        Suppliers and Customers.  Section 4.20 of the Company Disclosure Schedule sets forth a complete and accurate list of (a) the ten (10) suppliers and vendors with the greatest dollar volume of sales to the Company and its Subsidiaries in the year ended December 31, 2013 and the nine months ended September 30, 2014, and (b) the twenty-five (25) customers with the greatest dollar volume of purchases from the Company and its Subsidiaries in the years ended December 31, 2012 and 2013 and the nine months ended September 30, 2014.  None of such customers or suppliers has advised in writing or, to the Company’s Knowledge, indicated, orally or in writing, to the Company or any of its Subsidiaries of any intent to discontinue or alter in a manner adverse to the Company, any of its Subsidiaries the terms of such customer’s or supplier’s relationship with the Company or any of its Subsidiaries or make any claim that the Company or any of its Subsidiaries has breached its obligations to such Customers or Suppliers (and the Company has no Knowledge of any such breach).

4.21        Related Party Transactions.  There are no Contracts of any kind entered into by the Company or any of its Subsidiaries with any officer, director, employee, member or stockholder or other holder of equity interests of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been provided to Parent and are listed on the Company Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Employee Benefit Plans of which copies have been provided to Parent.  To the Knowledge of the Company, no Company Stockholder or any officer or director of, or holder of any membership or equity interest in, the Company or any of its Subsidiaries nor any of their respective Affiliates or any other Affiliate of the Company has any material interest in or other material business relationship or arrangement with any Person that does business with the Company or any of its Subsidiaries or owns any material property, asset or right that is used by the Company or any of its Subsidiaries.

4.22        Healthcare Regulatory Matters.

(a)           The Company and its Subsidiaries have operated their business in material compliance with all Laws and all contractual requirements that regulate or limit the creation, receipt, maintenance, transmission, use or disclosure of medical records, patient information or other personal information made available to or collected by the Company and its Subsidiaries in connection with the operation of their business and have implemented in all material respects all confidentiality, privacy, security and other protective measures required by such Laws and contractual requirements and have implemented in all material respects all such measures required by such Laws, including without limitation the Standards for Privacy of Individually Identifiable Health Information, Security Standards and Standards for Electronic Transactions and Code Sets promulgated under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations (collectively referred to as “HIPAA”).

(b)           Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees (i) has been charged with or convicted of any criminal offense relating to the marketing or delivery of, or the referral for, or the billing or payment for, any item or service under Medicare, Medicaid or other Federal Health Care Program; (ii) has been debarred, excluded or suspended from participation in Medicare, Medicaid or other Federal Health Care Program; or (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act.  The Company performs such excluded party and background screening on all of its and its Subsidiaries’ officers, directors and employees in accordance with current guidance issued by the U.S. Office of Inspector General prior to employing or contracting with any such individual and at least monthly thereafter.  Without limiting the foregoing, any such individual previously found to be included within (i), (ii) or (iii) above has been terminated, and it is the policy of the Company that any similar future individual would be evaluated for termination immediately upon such finding.

(c)           Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees is currently listed on the Office of Inspector General’s List of Excluded Individuals and Entities or the General Services Administration’s System for Award Management.

(d)           Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees has engaged in any activity that is in material violation of the federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), Federal Health Care Program Anti-Kickback Statute (42 U.S.C. § 1320-7b(b)), the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 and related regulations or other federal or state laws and regulations.

(e)           Neither the Company nor any of its Subsidiaries is the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any third-party or governmental payor based upon any alleged violation of Law by or other improper activity on the part of the Company or any of its Subsidiaries.

(f)            The business, operations and all contractual arrangements of the Company’s and its Subsidiaries’ services are and have been compliant with all applicable Laws and CPOM Laws in all material respects.

(g)           The Company and its Subsidiaries have not engaged in any activity constituting fraud or abuse under any Law relating to healthcare insurance or reimbursement, and no payments of either cash or other consideration to any person made or received by or on behalf of the Company or its Subsidiaries have been made in violation of any applicable Law.

(h)           No Person has filed or, to the Knowledge of the Company or its Subsidiaries, threatened to file against the Company or its Subsidiaries any proceeding relating to the assets of the Company or the business of the Company under any Law, including without limitation any federal or state whistleblower statute, including under the False Claims Act of 1863, as amended (31 U.S.C. § 3729 et seq.).

(i)            Neither the Company nor any of its Subsidiaries has submitted any claims to third-party and governmental payors on behalf of customers.

(j)            The Company and each of its Subsidiaries has paid or has caused the payment of all known overpayments and all discounts or adjustments which have become due and payable to third-party and governmental payors.  There are no other pending appeals, or, to the Company’s Knowledge, any adjustments, challenges, audits, additional document requests, litigation or notices of intent to audit, reflecting other known overpayments, penalties, interest or fines with respect to any claims and other filings with third-party and governmental payors.

4.23        HIPAA Compliance.

(a)           The Company and certain of its Subsidiaries are “covered entities” or “business associates” as such terms are defined under HIPAA.  The Company and its Subsidiaries are in compliance in all material respects and heretofore have complied in all material respects with all Laws pertaining to the applicable HIPAA standards and any comparable state Laws.  Neither the Company nor any of its Subsidiaries has received any written (or, to the Knowledge of the Company, oral) communication from any Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with HIPAA or any comparable state Laws.  The Company and its Subsidiaries have no obligation which has been initiated pursuant to the terms of any agreement, to undertake, or to bear all or any portion of the cost of, any mitigation, notifications or any remedial, corrective or response action of any nature arising from or related in any manner whatsoever to a violation or an alleged violation of HIPAA or comparable state Laws or any breach or alleged breach of the confidentiality, privacy, or security of medical records, patient information or other personal information, including without limitation Protected Health Information (“PHI”) (as that term is defined under HIPAA), individually identifiable health information (as that term is defined under HIPAA) or other medical or personal information.

(b)           In instances where the Company or any of its Subsidiaries is a business associate, the Company or such Subsidiary have developed and implemented all requisite privacy and security policies, procedures and systems to comply in all material respects with the terms of its business associate agreements.  In instances where the Company or such Subsidiary has engaged a party to perform functions or services for the Company or such Subsidiary that cause the engaged party to be the business associate of the Company or any such Subsidiary, the Company or such Subsidiary has entered into the appropriate business associate contract with that engaged party that complies with all applicable requirements of HIPAA as of the applicable compliance date of the revised HIPAA regulations.

(c)           Neither the Company nor any of its Subsidiaries has received any written (or, to the Knowledge of the Company, oral) material complaints, or notices of inquiry or investigation, from any Person regarding its or any of its agents, employees or contractors’ uses or disclosures of, or security practices regarding, or breach of confidentiality, privacy, or security of, PHI (as that term is defined under HIPAA), individually identifiable health information (as that term is defined under HIPAA) or other medical or personal information.

(d)           The Company and its Subsidiaries have policies, procedures and systems in place to ensure the privacy and security of all business, proprietary, individually identifiable, personal, medical and any other private information, including without limitation PHI, in material compliance with Law.  In addition, the Company and its Subsidiaries have adequate policies, procedures and systems in place to protect against improper use or disclosure of, or access to, all business, proprietary, individually identifiable, personal, medical and any other private information, including without limitation PHI.  The Company and its Subsidiaries have materially complied with all applicable Laws, their respective internal policies and procedures, and their contractual obligations with third parties, relating to (i) the privacy of patients and users of Company Products and Services and all Internet websites owned, maintained or operated by the Company and (ii) the collection, storage, security, transfer, use and disclosure of any data, including PHI or individually identifiable health information, which is accessible by the Company and its Subsidiaries, in connection with its business and Company Products and Services.  All current and prior (effective within the past six (6) years) privacy and security policies of the Company and its Subsidiaries are listed in Section 4.23(d) of the Company Disclosure Schedule, and true and complete copies have been provided to Parent.

(e)           Except as set forth on Section 4.23(e) of the Company Disclosure Schedule, no breach has occurred with respect to any unsecured PHI or other personally identifiable information maintained by or for the Company or any of its Subsidiaries that is subject to the notification requirements under HIPAA.  To the Knowledge of the Company, if not otherwise identified in Section 4.23(e) of the Company Disclosure

Schedule, no information security or privacy breach event has occurred that would require notification under any other Law.

4.24        Bank Accounts.  Section 4.24 of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company or any of its Subsidiaries at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date hereof (and whether any cash comprising such balances is “restricted cash”) and the names of all individuals authorized to draw on or make withdrawals from such accounts.

4.25        Minute Books.  The minute books made available to Parent contain a true and complete record of all action taken at all meetings and by all written consents in lieu of meetings of directors, stockholders and other equityholders, members, subcommittees and committees of the boards of directors of the Company and its Subsidiaries.

4.26        Underlying Documents.  Copies of any underlying documents listed or described as having been disclosed to Parent pursuant to this Agreement have been furnished or made available to Parent.  All such documents made available or furnished to Parent are true and correct in all material respects, and there are no material amendments or modifications thereto, that have not been disclosed in writing to Parent.

4.27        Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

4.28        SpinCo.

(a)           Each of the Company and SpinCo has all necessary corporate power and authority to enter into the Spinoff Agreements and to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by each of the Company and SpinCo of the Spinoff Agreements and the consummation by each of the transactions contemplated thereby have been duly authorized by all necessary corporate and stockholder action on the part of each.

(b)           Each Spinoff Agreement has been, or will be prior to the Spinoff, duly executed and delivered by each of the Company and SpinCo, and constitutes (or upon execution will constitute) the valid and binding obligation of the Company and SpinCo, enforceable against each in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(c)           The execution and delivery of the Spinoff Agreements by the Company and SpinCo does not, and the consummation of the transactions contemplated thereby by each of the Company and SpinCo will not, (i) violate the provisions of any of the Charter Documents of SpinCo, the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which SpinCo, the Company or any of its Subsidiaries is a party or by which SpinCo, the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii), violate any Law applicable to SpinCo, the Company or any of its Subsidiaries or any of their respective assets.

(d)           No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity or other Person, is required by or with respect to SpinCo, the Company or any of its Subsidiaries in connection with the execution and delivery of the SpinCo Agreements.

(e)           No assets (tangible or intangible) of SpinCo are used or held for use by the business or operations of the Company, and the transfer of assets to SpinCo in connection with the Spinoff will not give rise to a breach of any of the representations provided in Section 4.12 (Intellectual Property) and this Section 4.28(e).

(f)            Attached hereto as Exhibit F is a true and correct copy of each of the Spinoff Agreements pursuant to which the Company intends to effect the Spinoff of SpinCo prior to the Closing (the “Spinoff Agreements”).

(g)           After the Spinoff, except as specifically provided in the Transition Services Agreement, neither the Company nor any of its Subsidiaries nor, after the Effective Time, Parent nor any of its Subsidiaries, will be required to incur any costs, fees, expenses or other Liabilities in order to continue to operate their respective businesses in each case as currently conducted or as currently proposed to be conducted after the Effective Time, in each case, as a result of the of the Spinoff.

(h)           All Liabilities related to SpinCo or its business and operations, whether arising before or after the Effective Time, will be assumed by SpinCo pursuant to the Spinoff Agreements and, following the Effective Time, no such Liability will be the liability or obligation of Parent, the Surviving Corporation or any of their Subsidiaries.

(i)            All securities issued in connection with the Spinoff will be issued in compliance with the Securities Act of 1933, as amended (the “Securities Act”), including the rules and regulations promulgated thereunder, and any applicable state or foreign securities laws or regulations, and no registration or qualification of such securities is required under federal, state or foreign securities laws or regulations.

(j)            Except for the Spinoff Agreements, there are no agreements between or among any or all of the Company or any of its Subsidiaries, SpinCo, any stockholder of the Company or any of their respective affiliates or family members, in each case, relating to the Spinoff, SpinCo, or the granting or sale of any direct or indirect equity or other economic interest therein.  Except for the impact that any equity grants made pursuant to any equity compensation plans of SpinCo may have, immediately after consummation of the Spinoff and until the Effective Time, each Company Stockholder will have the same proportional equity interest in SpinCo as they hold in the Company.

4.29        Disclaimer of Other Representations and Warranties.  NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OR ITS REPRESENTATIVES, DIRECTORS, OFFICERS OR STOCKHOLDERS, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR REPRESENTATIVES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE COMPANY DISCLOSURE SCHEDULE.  Without limiting the generality of the foregoing, neither the Company nor any of its Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company and its Subsidiaries made available to Parent and Merger Sub, including due diligence materials, or in any presentation of the business of the Company and its Subsidiaries by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company and its Representatives are not and shall not be deemed to be or to include representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article V are true and correct as of the date hereof and at the Effective Time (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date).

5.1          Organization and Good Standing.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not, individually or in the aggregate, materially impair or delay the ability of

Parent or Merger Sub to perform its obligations under this Agreement and consummate the Merger or be material to Parent and its Subsidiaries taken as a whole.

5.2          Authority and Enforceability.  Each of Parent and Merger Sub has the requisite power and authority to enter into this Agreement and to consummate the Merger.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

5.3          No Conflict; Authorizations.

(a)           The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub will not, (i) violate the provisions of any of the Charter Documents of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound, or (iii) assuming compliance by Parent with the matters referred to Section 5.3(b), violate any Law applicable to Parent or Merger Sub or any of their respective assets, except in the case of clauses (ii) and (iii), for such breaches, violations, defaults, obligations or losses, which, individually or in the aggregate,  materially impair or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement and consummate the Merger or to be material to Parent and its Subsidiaries taken as a whole.

(b)           No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) such filings as may be required under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make which would not, individually or in the aggregate, materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement and consummate the Merger or to be material to Parent and its Subsidiaries taken as a whole.

5.4          Brokers or Finders.  Except for fees and commissions of SunTrust Bank, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

5.5          No Liens or Restrictions on Escrowed Earnout Amount.  Each of Parent and Merger Sub represent that (a) the Escrowed Earnout Amount, upon the corresponding amount of the Earnout Amount becoming due and payable, shall be paid, subject to Parent’s right of set-off contained herein (other than with respect to the first $6,887,417 of the Escrowed Earnout Amount), in accordance with Section 7.2(b) irrespective of any restrictions or prohibitions set forth in the Senior Debt Documents, (b) the subordination provisions set forth in Section 7.2(g) shall be inapplicable to the Escrowed Earnout Amount, and (c) the Escrowed Earnout Amount is free and clear of all Liens and payment of the Escrowed Earnout Amount, when due and payable, is not in contradiction or conflict with any of the Senior Debt Documents.

5.6          Disclaimer of Other Representations and Warranties.  NONE OF PARENT, THE MERGER SUB, ANY OF THEIR SUBSIDIARIES OR ANY OF THEIR REPRESENTATIVES, DIRECTORS, OFFICERS OR STOCKHOLDERS, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, MERGER SUB, ANY OF THEIR SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE VI.

COVENANTS OF THE COMPANY

6.1          Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall and shall cause each of its Subsidiaries to (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and (b) use all reasonable efforts to preserve substantially intact its present business organization and its business relationships with customers, suppliers, distributors and others having business dealings with it, and to keep available the services of its officers and key employees.

6.2          Negative Covenants.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as (i) expressly contemplated by this Agreement or in the Distribution Agreement or (ii) specifically set forth in Section 6.2 of the Company Disclosure Schedule, the Company shall not, directly or indirectly, without the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)           acquire or assign, transfer any property or assets;

(b)           except in the ordinary course of business, enter, modify, amend or terminate any Material Contract, including any Contract that would be required to be listed as a Material Contract if such Contract were in effect on the date hereof;

(c)           enter into any Contract or other commitment that would be a Restrictive Contract;

(d)           make any capital expenditure or commit to make any capital expenditure;

(e)           mortgage, pledge or subject to Liens, other than Permitted Liens, any properties or assets of the Company or any of its Subsidiaries except pursuant to existing Contracts;

(f)            incur, modify or assume any Indebtedness (whether directly or by way of guarantee or otherwise);

(g)           amend its Charter Documents;

(h)           except upon the exercise of Company Stock Options or conversion of the Company Preferred Stock, issue, amend the terms of, or declare or pay any dividend or make any other payment or distribution with respect to, its Equity Securities or purchase or redeem any shares of Company Common Stock or Company Preferred Stock;

(i)            (i) increase the wages, salaries, compensation, severance, pension or other benefits payable to any employee, (ii) pay any bonus or other amount to any employee outside the ordinary course of business consistent with past practice, (iii) modify in any respect, or enter into any new, employment, collective bargaining, deferred compensation, severance, retirement or other agreement or arrangement providing for additional or different benefits with any employee than those payable on the date hereof, in each case other than (A) as required pursuant to existing Contracts or Employee Benefit Plans or (B) for non-executive employees in the ordinary course of business, or (iv) amend any of the Section 280G Waivers ;

(j)            adopt, amend or terminate any Employee Benefit Plan, except as required by applicable Law;

(k)           make any changes in its accounting methods, principles or practices, in any respect, or accelerate in any respect the collection of receivables whether by offering discounts or incentives or otherwise, or delay in any respect the payment of payables or other accruals;

(l)            sell, assign, transfer, exclusively license or convey any Intellectual Property;

(m)          terminate any employees other than in the ordinary course of business consistent with past practice or for cause or engage in any employee layoffs or plant or office closures;

(n)           make, revoke or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return or any claim for refund or credit of Taxes, file any Tax Return other than in the ordinary course of business and consistent with past practice (or, for avoidance of doubt, file any Tax Return that is being filed late), enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, request or enter into any ruling or agreement with a Taxing Authority with respect to Taxes or enter into a Contract which relates to Taxes (other than any Contract for the sale or lease of property or the provision of services entered into in the ordinary course of business and not dealing principally with the sharing, allocation, or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such Contracts (such as Contracts customarily entered into with customers, vendors or lessors));

(o)           initiate or settle any Action;

(p)           fail to keep in full force and effect the Company’s or any of its Subsidiaries’ current insurance policies or other comparable insurance affecting the business of the Company or any of its Subsidiaries, or reduce the amount of any insurance coverage provided by existing insurance policies;

(q)           enter into any merger, consolidation, recapitalization or other business combination or reorganization (except with respect to the transactions contemplated herein) or purchase or otherwise acquire any securities of any corporation, partnership, joint venture, firm or other entity; or

(r)            agree, whether in writing or otherwise, to do any of the foregoing.

6.3          Access to Information.  Subject to the terms of the Mutual Nondisclosure Agreement dated April 28, 2014 (the “Confidentiality Agreement”), the Company shall afford to Parent and its Representatives reasonable access during normal business hours prior to the Closing, to (i) the personnel, properties, books, Contracts and records (including accounting and Tax) of the Company and its Subsidiaries and (ii) all other information concerning the business of the Company and its Subsidiaries, their respective properties and personnel as Parent may reasonably request.

6.4          Resignations.  On the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective at the Effective Time, of all members of the boards of directors of the Company and its Subsidiaries of their positions as directors and, to the extent requested by Parent not later than five (5) Business Days prior to the Closing, of all officers of the Company and its Subsidiaries of their position as officers.

6.5          Consents.  The Company shall use its reasonable best efforts to give all notices to, and obtain all Consents from, all third parties and Governmental Entities required under any Contract or Authorization; provided that no Indebtedness shall be repaid, except as otherwise required pursuant to the terms of any applicable loan Contract, and no Contract shall be amended nor any right thereunder be waived.

6.6          Notification of Certain Matters.  The Company shall notify Parent in writing of the existence or occurrence or non-occurrence of any fact, event or circumstance the occurrence, or non-occurrence, of which would reasonably be expected to cause any representation or warranty of the Company contained herein to be untrue or inaccurate in any material respect and any failure of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, that no disclosure by the Company or information received by Parent or its Affiliates or Representatives pursuant to this Section 6.6 or otherwise and no investigation by Parent or its Affiliates or Representatives shall be deemed to (a) amend or supplement the Company Disclosure Schedule or the representations and warranties contained herein, (b) prevent or cure any breach of, or operate as a waiver with respect to or otherwise affect, any representation, warranty, covenant or agreement of the Company contained herein or in any instrument or certificate delivered in connection herewith, (c) affect in any way the indemnification provided under Article XII, or (d) otherwise prejudice any right or remedies of the Parent pursuant to this Agreement.

6.7          Exclusivity.

(a)           From the date of this Agreement until the earlier of the date of the termination of this Agreement or the Effective Time, the Company and its Subsidiaries shall not (and the Company shall not permit and shall instruct its and any of its Subsidiaries’ officers, directors or employees or Representatives retained by it or any of its subsidiaries not to) directly or indirectly (i) solicit or initiate, or engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by the Company or otherwise) with respect to any Acquisition Proposal or take any other action intended or designed to facilitate or encourage the making of any Acquisition Proposal, (ii) provide information with respect to the Company to any Person, other than Parent and its Representatives, relating to an Acquisition Proposal, (iii) enter into an agreement, letter of intent or understanding with respect to an Acquisition Proposal, or (iv) make any statement, recommendation or solicitation in support of any Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer relating to any transaction or series of related transactions involving (i) any sale, lease or other disposition, direct or indirect (and however structured), of all or substantially all or a material portion of the assets of the Company and its Subsidiaries taken as a whole, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning (or the Company purchasing) ten percent (10%) or more of any class of securities of the Company or any of its Subsidiaries, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, or (iv) any combination of the foregoing in a series of related transactions (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder); provided, however, that the term “Acquisition Proposal” shall not include the Merger and the other transactions contemplated hereby, including the Spinoff.

(b)           Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned or destroyed.  From and after the execution of this Agreement until the earlier of (i) the date of the termination of this Agreement, or (ii) the Effective Time, the Company shall notify Parent as promptly as practicable (but in any event within one (1) Business Day) of the receipt of, or any inquiries with respect to, an Acquisition Proposal (including, if such Acquisition Proposal is in writing, a copy of such Acquisition Proposal) and any material changes thereto.

6.8          Information Statement; Consent and Joinder.

(a)           Immediately following the execution of this Agreement, the Company shall deliver to Parent duly executed Principal Stockholder Consents from each of the Principal Stockholders.  The Company will prepare an information statement in form and substance acceptable to Parent (the “Information Statement”) relating to this Agreement, the Merger, the Spinoff and the transactions contemplated hereby.  The Information Statement shall include the unanimous recommendation of the Company Board in favor of this Agreement, the Spinoff and the Merger and the conclusion of the Company Board that the transactions contemplated hereby are advisable and in the best interests of the Company Stockholders.  As soon as practicable after the date hereof, and in no case later than two (2) Business Days after the date hereof, the Company shall deliver (in any manner permitted by applicable Law) to each Company Stockholder (other than the Principal Stockholders) and each holder of a Company Stock Option and Restricted Stock Unit the Information Statement and notice of receipt of the Company Stockholder Approval, together with the notice of dissenters’ rights required pursuant to the DGCL to Company Stockholders who may elect dissenters’ rights under such law.

(b)           The Company shall use all commercially reasonable efforts to cause each of the Company Stockholders to execute and deliver to the Company prior to the Closing, a joinder agreement (in form and substance reasonably acceptable to Parent and consistent with the provisions contained in the Principal Stockholder Consent) pursuant to which each Company Stockholder agrees, severally and not jointly to be bound by and subject to Section 7.2 (Earn Out), Article XI (Stockholder Representative), Article XII (Indemnification) and Article XIII (Miscellaneous) of the Merger Agreement.

6.9          Allocation Certificate.  The Company shall prepare and deliver to Parent three (3) Business Days prior to the Closing a certificate signed by the Chief Financial Officer and Secretary of the Company in a form reasonably acceptable to Parent as to the capitalization of the Company immediately prior to the Effective Time and the allocation of the Estimated Merger Consideration among the Company Stockholders,  the Company Optionholders and the RSU Holders pursuant to the Merger (the “Allocation Certificate”).  The Allocation Certificate shall set forth a true and complete list of (a) the

Company Stockholders immediately prior to the Effective Time and the number of shares of Company Common Stock owned by each such Company Stockholder (giving effect to the conversion of the outstanding Company Preferred Stock), (b) the Company Optionholders immediately prior to the Effective Time, the number and the exercise price of the Company Stock Options held by each such Company Optionholder, (c) the RSU Holders immediately prior to the Effective Time and the number of shares of Company Common Stock underlying each Restricted Stock Unit, (d) the portion of the Escrow Amount allocable to each such Company Stockholder, each such Company Optionholder and each such RSU Holder pursuant to the Merger, (e) the portion of the Administrative Expense Amount allocable to each such Company Stockholder, each such Company Optionholder and each such RSU Holder pursuant to the Merger and (f) the portion of the Closing Cash Payment allocable to each such Company Stockholder, each such Company Optionholder and each such RSU Holder pursuant to the Merger in accordance with Section 3.4 above.  The Allocation Certificate shall include any holders of Dissenting Shares showing the amounts that would be allocable to each such holder under (d), (e) and (f) above based on the assumption that such holders withdraw, waive or lose their right to appraisal and become entitled to receive their respective portions of the Closing Cash Payment.

6.10        Release.  At or prior to the Closing, the Company shall cause each of the executive officers and directors of the Company and each of the Principal Stockholders to execute and deliver to the Company a General Release in the form of Exhibit G.

6.11        Takeover Statutes.  If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

6.12        FIRPTA Compliance.  The Company shall at the Closing deliver to Parent a copy of a statement conforming with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and in form reasonably satisfactory to Parent, certifying that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code (the “FIRPTA Statement”).  In addition, simultaneously with delivery of such statement, the Company shall provide to Parent, as agent for the Company, a form of notice to the IRS conforming with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with (i) written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Effective Time or (ii) evidence satisfactory to Parent that such notice has been delivered to the IRS (the “FIRPTA Notice”).

6.13        Benefit Plans.  Prior to the Effective Time, the Company shall amend the terms of any and all Employee Benefit Plans sponsored by the Company or any Subsidiary of the Company other than SpinCo or a Subsidiary of SpinCo to exclude eligibility based on current or former employment with SpinCo or a Subsidiary of SpinCo, and upon the Company’s receipt of a written notice of election by the Parent, in

Parent’s sole and absolute discretion, at least three (3) days prior to Closing, terminate any and all Employee Benefit Plans, including any plan(s) established, sponsored or maintained pursuant to Code Section 401(k) on the day preceding the Closing; or take such other actions prior to the Closing as reasonably requested by the Parent to bring any of the Employee Benefit Plans into compliance with applicable Laws.  The Company’s actions pursuant to this Section 6.13 shall be taken in consultation with Parent and with Parent’s consent, and the Company shall bear all of the costs and expenses of such actions. The amendment to the Company’s Code Section 401(k) Plan to exclude current or former employees of SpinCo or a Subsidiary of SpinCo may be effected by action of the Company to “spin-off” a portion of such plan to a new plan maintained by SpinCo, provided such action shall be effective not later than immediately prior to the Effective Time.

6.14        Spinoff.  Prior to the Closing, the Company shall take all actions necessary and required to complete the Spinoff in a manner and form reasonably acceptable to Parent in all respects, and each Spinoff Agreement shall be in form and substance reasonably acceptable to Parent.

6.15        Conversion of Company Preferred Stock.  Immediately prior to the Closing, the Company shall cause each share of the Company Preferred Stock to be converted into shares of Company Common Stock in accordance with the Company’s Amended and Restated Certificate of Incorporation.

6.16        SpinCo Appraisal.  On or prior to the Closing, the Company shall deliver to Parent an appraisal report for SpinCo prepared by Fischer Barr & Wissinger LLC or another mutually acceptable nationally recognized third party appraisal firm and in form and substance reasonably satisfactory to Parent (the “SpinCo Appraisal”).

ARTICLE VII.

COVENANTS OF PARENT

7.1          Benefit Plans.

(a)           During the period beginning on the Closing Date and ending on December 31, 2015, the Surviving Corporation shall provide, or cause to be provided, for each of the Company Employees who continue as employees of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”), the ability to participate in those group benefit plans that are identified in Schedule 7.1(a) of the Company Disclosure Schedule and available to such employees prior to the Closing Date (as such Employee Benefit Plans may be amended from time to time after the Closing Date), subject in all cases to the terms and conditions of the applicable plan.

(b)           Except as provided in Section 7.1(b) of the Company Disclosure Schedule, for the period beginning on the Closing Date and ending on December 31, 2015, the Surviving Corporation shall provide, or cause to be provided, to each Continuing Employee (i) base compensation and incentive compensation potential (including a commission based plan) that is the same as the base compensation and incentive compensation (including commission based plan, but disregarding any equity based compensation provided by Company for this purpose) provided to each such employee immediately prior to the Closing Date, and (ii) the bonuses set forth on Section 6.2 of the Company Disclosure Schedule to each Continuing Employee set forth on such schedule, to the extent such bonuses have not otherwise been paid by the Company to such Continuing Employees prior to Closing.

(c)                                  Surviving Corporation shall provide, or cause to be provided, to each Continuing Employee credit for purposes of eligibility, vesting, and vacation entitlement (but not for purposes of any defined benefit plan or equity award) for service with the Company and/or its Subsidiaries, under comparable employee benefit plans, programs and policies of Parent in which such Continuing Employees become participants, to the same extent and for the same purposes as such service was recognized under any corresponding Employee Benefit Plan in effect immediately prior to the Closing Date, subject to offsets for previously accrued benefits and no duplication of benefits.

(d)                                 Nothing herein shall be deemed to modify or amend any arrangement of Parent, or to be a guarantee of employment for any employee of the Company, or to change the at-will status of Continuing Employees or restrict the right of Parent or the Surviving Corporation to terminate any such employee or to give any person any right to any specific terms or conditions of employment.

7.2                               Earn Out.

(a)                                 As soon as reasonably practical following the completion of Parent’s audit of its consolidated financial statements for the fiscal year ended December 31, 2015, which shall be prepared in accordance with GAAP and the applicable accounting requirements and the rules and regulations promulgated by the Securities and Exchange Commission, but no later than March 15, 2016, the Company shall prepare and deliver to the Stockholder Representative a statement setting forth the 2015 Actual Revenue (the “Preliminary 2015 Actual Revenue Statement”).  The Preliminary 2015 Actual Revenue Statement shall be prepared in accordance with GAAP, applied consistently with the past accounting practices and procedures of Parent.

(b)                                 If the Stockholder Representative disputes the Preliminary 2015 Actual Revenue Statement, then the Stockholder Representative shall deliver to Parent a Dispute Notice describing with reasonable detail the basis for any such dispute within thirty (30) calendar days after receiving the Preliminary 2015 Actual Revenue Statement.  If the Stockholder Representative does not deliver the Dispute Notice to Parent within such thirty (30) calendar day time period, then the determination of the 2015 Actual Revenue as set forth on the Preliminary 2015 Actual Revenue Statement shall be deemed final and accepted by the Stockholder Representative.  Parent and the Stockholder Representative will cooperate and work in good faith to resolve any such dispute themselves.  If such dispute is not finally resolved within thirty (30) calendar days after Parent’s receipt of the Dispute Notice, either Parent or the Stockholder Representative may thereafter cause the dispute to be submitted to the Arbitrating Accountant and shall instruct the Arbitrating Accounting to review this Agreement and the disputed items or amounts in determining the 2015 Actual Revenue.  Within thirty (30) calendar days after submission to the Arbitrating Accountant for resolution, Parent and the Stockholder Representative shall each indicate in writing their position on each disputed matter and each such party’s determination of the amount of the 2015 Actual Revenue.  The Arbitrating Accountant shall make a written determination on each disputed matter no later than sixty (60) calendar days after submission to the Arbitrating Accountant for resolution and such determination will be conclusive and binding upon Parent and the Stockholder Representative with respect to that disputed matter.  In conducting its review, the Arbitrating Accountant shall consider only items in dispute, and shall base its determination solely on the written submissions of Parent and the Stockholder Representative (i.e., no independent investigation) and the definitions and methodologies prescribed herein.  The fees and expenses of the Arbitrating Accountant shall be paid by one-half by the Company and one-half by the Stockholder Representative.  Upon final determination of the Earnout Amount in accordance with this Section 7.2(b), Parent shall distribute (or cause the Escrow Agent, with respect to the Escrowed Earnout Amount, or the Paying Agent, to distribute) the portion of the Earnout Amount otherwise due and payable to the Company Stockholders, Company Optionholders and RSU Holders within ten (10) Business Days of the date upon which the Earnout Amount became final pursuant to this Section 7.2(b).  To the extent the Earnout Amount is less than the Escrowed Earnout Amount, each of Parent and the Stockholder Representative shall direct the Escrow Agent to distribute the Escrowed Earnout Amount, or portion thereof, that is in excess of the Earnout Amount to Parent within ten (10) Business Days of the date upon which the Earnout Amount became final pursuant to this Section 7.2(b).

(c)                                  Through December 31, 2015, the Parent and the Company, will not, and shall cause each of their Affiliates to not, without the prior consent of the Stockholder Representative, (i) materially decrease expenditures to support sales and marketing at the Company below the levels set forth in the 2015 Marketing Support Budget previously furnished by the Company to Parent (the “Marketing Support”), (ii) voluntarily liquidate, dissolve or wind-up the Company or its business, (iii) sell, assign, lease or otherwise transfer (directly or indirectly, in a single transaction or series of related transactions) all or substantially all of the Company or any material amount of assets (tangible or intangible) related to the Company, (iv) enter into or permit to exist any agreement, arrangement or understanding that would restrict or prevent payment of any Earnout Amount when due (other than the Senior Debt as the Senior Debt Documents may be amended or modified) or (iv) take any action for the purpose of reducing or otherwise adversely affecting the Earnout Amount.

(d)                                 Through December 31, 2015, the Parent and the Company shall, and shall cause each of their Affiliates to, (i) use commercially reasonable efforts to operate the Company substantially in the ordinary course and generally consistent with past practices; and (ii) work with senior management of the Company to identify, and where appropriate, pursue cross-selling opportunities, including selling the Company’s services to Parent or any of its Affiliates.

(e)                                  Except as set forth herein, neither Parent nor the Company shall have any obligations pursuant to this Section 7.2, implied or otherwise, and in furtherance of the foregoing the parties agree and acknowledge that neither Parent nor the Company, nor any of their Affiliates following the Closing will be required to (and none are expected to) make any investment, contribution, payment or capital infusions (in or to the Company or otherwise) to achieve any amount of the 2015 Actual Revenue.  The Company and each Company Stockholder by their approval of the Merger agrees and acknowledges that neither Parent, the Company nor any of their Affiliates owes (and each holder of Company Common Stock, Company Stock Options, Restricted Stock Units and Company Preferred Stock waives) any express or implied fiduciary duty or duty of good faith or fair dealing to any of the Company Stockholders, Company Optionholders or RSU Holders with respect to or relating to any matter that affects the 2015 Actual Revenue or the Earnout Amount.  The Company and each Company Stockholder, Company Optionholder or RSU Holder acknowledges that (i) upon the closing of the transactions contemplated by this Agreement, Parent has the right to operate the Company and the Parent’s other businesses in any way that Parent deems appropriate in its sole discretion (subject to Section 7.2(c) and (d) above), (ii) Parent has no obligation to operate the Company in order to achieve any Earnout Amount or to maximize the amount of any Earnout Amount (subject to Section 7.2(c) and (d) above), (iii) the Earnout Amount is speculative and is subject to numerous factors outside the control of Parent and the Company, (iv) there is no assurance that any Company Stockholder, Company Optionholder or RSU Holder will receive any Earnout Amount and Parent has not promised nor projected any Earnout Amount, and (v) the parties solely intend the express provisions of this Agreement to govern their contractual relationship.

(f)                                   In the event that prior to January 1, 2016, Parent consummates any transaction pursuant to which all or substantially all of the business, properties or assets of Parent are transferred to another person not directly or indirectly controlled by Parent, whether by merger, purchase of assets, tender offer or otherwise (an “Acquisition Transaction”), then the Stockholder Representative shall have the option, in its sole discretion, and in lieu of, and in complete satisfaction of, any Earnout Amount that the Company Stockholders, Company Optionholders and RSU Holders may otherwise be entitled to in accordance with Section 7.2(a), to cause the Parent to distribute (or cause the Paying Agent to distribute) the greater of (i) that portion of the Earnout Amount actually earned through and including the closing date of the Acquisition Transaction, and (ii) the pro-rated portion of Thirteen Million Dollars ($13,000,000), based on the number of days that have elapsed from January 1, 2015 through and including the closing date of the Acquisition Transaction (the “Accelerated Earnout”).  To assist the Stockholder Representative in its determination whether to elect to accelerate the Earnout, Parent shall make available to the Stockholder Representative and its Representatives such information and detail relating to the Earnout Amount as is reasonably requested. The Company shall be given notice of the proposed Acquisition Transaction no less than five (5) Business Days following execution of definitive agreements with respect to the Acquisition Transaction, and Stockholder Representative shall notify the Parent of its election to accelerate the Earnout Amount pursuant to this Section 7.2(f) within ten (10) Business Days of receiving notice of such proposed Acquisition Transaction.  Any such payment made pursuant to this Section 7.2(f) shall be made as soon as practicable, but in any event within five (5) Business Days following consummation of such Acquisition Transaction.

(g)                                  Subordination.

(i)                                     Subordination of Earnout Amount to Senior Debt.  The Company and each of the Company Stockholders, covenants and agrees, notwithstanding anything to the contrary contained in this Agreement or any other agreement executed in connection herewith, that the payment of any and all of the Earnout Amount (other than the Escrowed Earnout Amount) shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the prior Payment in Full of all Senior Debt.  Each Company Stockholder’s, Company Optionholder’s and RSU Holder’s right to receive any payment of the Earnout Amount (other than the Escrowed Earnout Amount) is subject to the terms of subordination set forth herein.  Each holder of Senior Debt, whether such Senior Debt is now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this Section 7.2(g).  Each of the Senior Agent and the Senior Lenders shall be a third party beneficiary of the provisions of this Section 7.2(g) and shall be entitled to enforce the terms and provisions hereof to the same extent as if it were a party hereto.  None of such provisions may be amended, supplemented or otherwise modified, nor may any other provision of this Agreement be amended, supplemented or otherwise modified if the effect thereof would be to amend, supplement or otherwise modify the provisions of this Section 7.2(g), in each case without the prior written consent of the Senior Agent.

(ii)                                  Liquidation, Dissolution, Bankruptcy.  In the event of any Bankruptcy Proceeding involving Parent, the Company or any of their respective Subsidiaries:

(1)                                 All Senior Debt shall first be Paid in Full before any Distribution, whether in cash, securities or other property, shall be made to any Company Stockholder, Company Optionholder or RSU Holder on account of any Earnout Amount (other than the Escrowed Earnout Amount and a distribution of Reorganization Subordinated Securities which the Company Stockholders are hereby specifically authorized to receive and retain).

(2)                                 Any Distribution, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of any Earnout Amount (other than the Escrowed Earnout Amount and a distribution of Reorganization Subordinated Securities which the Company Stockholders are hereby specifically authorized to receive and retain) shall be paid or delivered directly to Senior Agent (to be held and/or applied to the Senior Debt by Senior Agent in accordance with the terms of the Senior Debt Documents) until all Senior Debt is Paid in Full.  Each debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, shall pay or otherwise deliver all such Distributions (other than the Escrowed Earnout Amount and a distribution of Reorganization Subordinated Securities) to Senior Agent (to be held and/or applied to the

Senior Debt by Senior Agent in accordance with the terms of the Senior Debt Documents) until all Senior Debt is Paid in Full.

(3)                                 At the meeting of creditors or in the event of any Bankruptcy Proceeding involving Parent or the Company, the Company Stockholders shall retain the right to vote and file any proof of claims and otherwise act with respect to the Earnout Amount (including the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension); provided that no Company Stockholder shall initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt or any liens and security interests securing the Senior Debt.

(4)                                 Until all Senior Debt is Paid in Full, Senior Agent shall be irrevocably authorized, empowered and appointed as each Company Stockholder’s, Company Optionholder’s and RSU Holder’s agent and attorney-in-fact with full power of substitution and with full authority in the place and stead of such Company Stockholder, Company Optionholder or RSU Holder and in the name of such Company Stockholder, Company Optionholder or RSU Holder and such or otherwise to (i) execute, verify, deliver and file such proofs of claim upon the failure of such Company Stockholder, Company Optionholder or RSU Holder promptly to do so prior to 15 days before the expiration of the time to file any such proof of claim and (ii) vote such claim in any such Bankruptcy Proceeding upon the failure of such Company Stockholder, Company Optionholder or RSU Holder to do so prior to 10 days before the expiration of the time to vote any such claim; provided Senior Agent shall not have any obligation to execute, verify, deliver, file and/or vote any such proof of claim.  In the event that Senior Agent votes any claim in accordance with the authority granted hereby, no Company Stockholder, Company Optionholder or RSU Holder shall be entitled to change or withdraw such vote.

(5)                                 The Senior Debt shall continue to be treated as Senior Debt and the provisions of Section 7.2(g) of this Agreement shall continue to govern the relative rights and priorities of Senior Agent and Senior Lenders and Company Stockholders, Company Optionholders and RSU Holders with respect to the Earnout Amount even if all or part of the Senior Debt or all or part of the security interests securing the Senior Debt are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Bankruptcy Proceeding, and Section 7.2(g) of this Agreement shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.

(iii)                               Earnout Amount Payment Restrictions.

(1)                                 Notwithstanding the terms of the Subordinated Debt Documents, Parent hereby agrees that it may not make, and each Company Stockholder agrees that no Company Stockholder, Company Optionholder or RSU Holder may accept, any Distribution (other than the receipt of the Escrowed Earnout Amount and the Reorganization Subordinated Securities as provided above) with respect to the Earnout

Amount until all of the Senior Debt is Paid in Full other than Permitted Earnout Amount Payments subject to the terms of Section 7.2(g)(ii) of this Agreement and other than the Escrowed Earnout Amount; provided, however, that Parent and each Company Stockholder further agree that no Permitted Earnout Amount Payment may be made by the Parent or accepted by any Company Stockholder, Company Optionholder or RSU Holder if, at the time of such payment (A) a Senior Default exists and such Senior Default shall not have been cured or waived, (B) Parent and its Subsidiaries shall, immediately after the making of such payment, have Adjusted Cash (as defined in the Senior Credit Agreement as in effect upon the Effective Time (upon the effectiveness of all amendments set forth in the Consent and Amendment No. 3 to Credit Agreement dated as of even date herewith (the “Applicable Conditions Credit Agreement”)) equal to at least $20,000,000, and (C) Parent and its Subsidiaries are in compliance with the financial covenants set forth in Section 7.14 of the Applicable Conditions Credit Agreement on a pro forma basis (based on, with respect to the financial covenants that are tested quarterly, the covenant levels set forth therein as of the most recently ended Fiscal Quarter for which financial statements were required to be delivered to Agent pursuant to Applicable Conditions Credit Agreement (the “Applicable Statements”)) after giving effect to such payment (with the financial covenant set forth in Section 7.14.2 of the Applicable Conditions Credit Agreement calculated based on the Applicable Statements as if any Debt incurred by Borrower or its Subsidiaries to directly or indirectly make a distribution to Parent to pay any portion of the Earnout Amount were outstanding on the last day of such Fiscal Quarter).

(2)                                 Parent may resume Permitted Earnout Amount Payments (and may make any Permitted Earnout Amount Payments missed due to the application of clause (1) of this Section 7.2(g)(iii)) in respect of the Earnout Amount, upon a cure or waiver of the Senior Default and satisfaction of the other conditions set forth in clause (1) of this Section 7.2(g)(iii).  No Senior Default under the Senior Debt Documents shall be deemed to have been waived for purposes of this Section 7.2(g)(iii) unless and until the Company shall have received a written waiver from Senior Agent or “Required Lenders” under the Senior Credit Agreement.

(iv)                              Earnout Amount Standstill Provisions.  Until all Senior Debt is Paid in Full, no Company Stockholder, Company Optionholder or RSU Holder shall be permitted, without the prior written consent of Senior Agent, to take any Enforcement Action with respect to the Earnout Amount.  Notwithstanding the foregoing, each Company Stockholder may file proofs of claim in any Bankruptcy Proceeding involving Parent, or the Company or any of their Subsidiaries.  Any Distributions (other than the Escrowed Earnout Amount and a distribution of Reorganization Subordinated Securities permitted under Section 7.2(g)(ii) of this Agreement) or other proceeds of any Enforcement Action obtained by any Company Stockholder, Company Optionholder or RSU Holder in violation of the foregoing prohibition shall in any event be held in trust by it for the benefit of Senior Agent and Senior Lenders and promptly paid or delivered to Senior Agent (to be held and/or applied to the Senior Debt by Senior Agent in accordance with the terms of the Senior Debt Documents) until all Senior Debt is Paid in Full.  Notwithstanding anything herein to the contrary, no provision herein shall prevent any Company Stockholder from (i) initiating a suit or action (other than a Bankruptcy

Proceeding) within 30 days of the expiration of, and solely to the extent such suit or action is necessary to prevent the running of any statute of limitations or similar permanent restriction on claims or (ii) seeking specific performance or other injunctive relief to compel Parent or the Company to comply with any non-monetary obligation under the Subordinated Debt Documents, so long as it (x) is not accompanied by a claim for monetary damages or demand for payment, and (y) is not an action to enjoin or restrain or seek other relief with respect to the sale of any Collateral (as defined in the Senior Credit Agreement).

(v)                                 Incorrect Payments.  If any Distribution on account of the Earnout Amount not permitted to be made by Parent (or any other Person) or accepted by any Company Stockholder, Company Optionholder or RSU Holder under this Agreement is made and received by any Company Stockholder, Company Optionholder or RSU Holder, such Distribution shall not be commingled with any of the assets of such Company Stockholder, Company Optionholder or RSU Holder, shall be held in trust by such Company Stockholder, Company Optionholder or RSU Holder for the benefit of Senior Agent and Senior Lenders and shall be promptly paid over to Senior Agent (to be applied to the Senior Debt by Senior Agent in accordance with the terms of the Senior Debt Documents) until all Senior Debt is Paid in Full.

(vi)                              Earnout Amount to be unsecured; Agreement Not to Contest; Agreement to Release Liens.  Until all Senior Debt has been Paid in Full, the Earnout Amount shall not be secured by any liens or security interests on any assets of Parent, the Company, any of their Subsidiaries or any other Person, nor shall the obligation of Parent to pay the Earnout Amount be guaranteed by any Person, and any liens and security interests of any Company Stockholder, Company Optionholder or RSU Holder in any such assets which may exist in breach of the foregoing shall be and hereby are subordinated for all purposes and in all respects to the liens and security interests of Senior Agent and Senior Lenders in the assets of Parent, the Company and their Subsidiaries, regardless of the time, manner or order of perfection of any such liens and security interests.  No Company Stockholder, Company Optionholder or RSU Holder shall be permitted to contest the validity, perfection, priority or enforceability of the Senior Debt, the Senior Debt Documents, or the liens and security interests of Senior Agent and Senior Lenders in the assets securing the Senior Debt.  In the event that any Company Stockholder, Company Optionholder or RSU Holder obtains any liens or security interests in any such assets notwithstanding the prohibitions set forth herein, such Company Stockholder, Company Optionholder or RSU Holder shall be obligated to promptly execute and deliver to Senior Agent such termination statements and releases as Senior Agent shall request to effect the release of the liens and security interests of such Company Stockholder, Company Optionholder or RSU Holder in such assets.  In furtherance of the foregoing, Senior Agent is irrevocably appointed as each Company Stockholder’s, each Company Optionholder’s and each RSU Holder’s attorney-in-fact, with full power of substitution and with full authority in the place and stead of each Company Stockholder, each Company Optionholder and each RSU Holder and in the name of each Company Stockholder, each Company Optionholder and each RSU Holder or otherwise, to execute and deliver any document or instrument which any Company

Stockholder, Company Optionholder or RSU Holder may be required to deliver pursuant to this Section 7.2(g)(vi).

(vii)                           Sale, Transfer or other Disposition of Earnout Amount.

(1)                                 No Company Stockholder, Company Optionholder or RSU Holder may sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Earnout Amount or any Subordinated Debt Document unless the transferee thereof agrees in writing that the Earnout Amount or Subordinated Debt Document so transferred remains subject to the terms of this Section 7.2(g) and notice of such transfer and a copy of such agreement is concurrently delivered to Senior Agent.

(2)                           Notwithstanding the foregoing, the subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Earnout Amount, and the terms of Section 7.2(g) of this Agreement shall be binding upon the successors and assigns of each Company Stockholder.

(viii)                        Legends.  Until all Senior Debt has been Paid in Full, the right of Company Stockholders to receive the Earnout Amount shall not be evidenced by any note or any other instrument, document or agreement other than this Agreement unless a legend approved in writing by Senior Agent is clearly, conspicuously and prominently displayed on the face of such other Subordinated Debt Document, as well as any renewals or replacements thereof, to give notice of the subordination provisions set forth in this Section 7.2(g).

(ix)                              Obligations Hereunder Not Affected.  All rights and interest of Senior Agent and Senior Lenders hereunder, and all agreements, obligations and provisions binding upon each Company Stockholder and Parent hereunder, shall remain in full force and effect irrespective of: (1) any lack of validity or enforceability of any document evidencing any of the Senior Debt; (2) any change in the time, manner or place of payment of, or any other term of, all or any of the Senior Debt, or any other permitted amendment or waiver of or any release or consent to departure from any of the Senior Debt Documents; (3) any exchange, release or non-perfection of any collateral for all or any of the Senior Debt; (4) any failure of any Senior Lender or Senior Agent to assert any claim or to enforce any right or remedy against any other party hereto under the provisions of this Agreement or any Senior Debt Document; (5) any reduction, limitation, impairment or termination of the Senior Debt for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and Parent and each Company Stockholder hereby waives and any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of invalidity, illegality, nongenuiness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Senior Debt; and (6) any other circumstance, whether similar or dissimilar which might otherwise constitute a defense available to, or a discharge of, Parent, the Company, the Borrower or any of their Subsidiaries in respect of the Senior Debt or any Company Stockholder in respect of this Section 7.2(g).  The Senior Lenders and Senior Agent may in accordance with the terms of the Senior Debt

Documents, without notice or demand and without affecting or impairing any Person’s obligations hereunder, from time to time (i) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Senior Debt or any part thereof, including, without limitation, to increase or decrease the rate of interest thereon or the principal amount thereof; (ii) take or hold security for the payment of the Senior Debt and exchange, enforce, foreclose upon, waive and release any such security; (iii) apply such security and direct the order or manner of sale thereof as Senior Agent and Senior Lenders in their sole discretion, may determine; (iv) release and substitute one or more endorsers, warrantors, borrowers or other obligors; and (v) exercise or refrain from exercising any rights against Parent, the Company, Borrower, any of their Subsidiaries or any other Person.

(x)                                 Modifications.

(1)                                 Senior Agent and Senior Lenders may at any time and from time to time without the consent of or notice to any Company Stockholder, without incurring liability to any Company Stockholder and without impairing or releasing the provisions of this Section 7.2(g) that are binding upon any Company Stockholder, change the manner or place of payment or extend the time of payment of or renew or alter any of the terms or increase the amount of any or all of the Senior Debt, or amend in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to the any or all of the Senior Debt.

(2)                                 Until all of the Senior Debt has been Paid in Full, and notwithstanding anything to the contrary contained in the Subordinated Debt Documents, none of Parent nor any Company Stockholder shall be permitted, without the prior written consent of Senior Agent, to agree to any amendment, modification or supplement to the Subordinated Debt Documents pertaining in any way to the Earnout Amount the effect of which is to (A) increase the Earnout Amount or the Escrowed Earn-Out Amount, (B) change the dates upon which payments of Earnout Amount are due, (C) change the manner in which the Earnout Amount is calculated, (D) obtain any guaranty of the Earn-Out Amount from any Subsidiary of Parent, take any liens or security interests in any assets of the Parent or Company or any guarantor of the Earnout Amount; (E) amend this Section 7.02(g) in any respect, or (F) change or amend any other term of the Subordinated Debt Documents if such change or amendment would result in a Senior Default, increase the obligations of the Company or any guarantor of the Earnout Amount in any material respect or confer additional material rights on any Company Stockholder in a manner adverse to the Parent or the Company, any guarantor of the Earn-Out Amount, the Senior Lenders or Senior Agent.

(xi)                              Subrogation; Recovery.  Subject to the Payment in Full of all Senior Debt, each Company Stockholder shall be subrogated to the rights of Senior Agent and Senior Lenders to receive Distributions with respect to the Senior Debt until the Earnout Amount is paid in full.  In the event that all or any part of a payment made with respect to the Senior Debt is recovered from the holders of the Senior Debt in a Bankruptcy Proceeding or otherwise, any Distribution received by a Company Stockholder with respect to the Earnout Amount at any time after the date of the payment that is so recovered, whether pursuant to the right of subrogation provided for in this Agreement or otherwise, shall be deemed to have been received by such Company Stockholder in trust as property of the holders of the Senior Debt and such Company Stockholder shall forthwith deliver the same to the Senior Agent for the benefit of the Senior Lenders (to be applied to the Senior Debt by the Senior Agent in accordance with the terms of the Senior Debt Documents) until all Senior Debt is Paid in Full.  A Distribution made pursuant to this Agreement to Senior Agent or a Senior Lender which otherwise would have been made to a Company Stockholder is not, as between Parent and such Company Stockholder, a payment by Parent to or on account of the Earnout Amount.

(xii)                           Modification.  Any modification or waiver of any provision of this Section 7.2(g), or any consent to any departure by any party from the terms hereof, shall not be effective in any event unless the same is in writing and signed by Senior Agent, Parent and each Company Stockholder, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given.  Any notice to or demand on any party hereto in any event not specifically required hereunder shall not entitle the party receiving such notice or demand to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

(xiii)                        Further Assurances.  Each Company Stockholder and Parent, promptly will execute and deliver such further instruments and agreements and do such further acts and things as may be reasonably requested in writing by any other party hereto that may be necessary or desirable in order to effect fully the purposes of Section 7.2(g) of this Agreement.

(xiv)                       Successors and Assigns.  Section 7.2(g) of this Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of Senior Agent, each Senior Lender, each Company Stockholder, and Parent.  To the extent permitted under the applicable Senior Debt Documents, Senior Lenders may, from time to time, without notice to any Company Stockholder or any other Person, assign or transfer any or all of the Senior Debt or any interest therein to any Person and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the Senior Debt shall, subject to the terms hereof, be and remain Senior Debt for purposes of this Agreement, and every permitted assignee or transferee of any of the Senior Debt or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the Senior Debt, be entitled to rely upon and be the third party beneficiary of the subordination provided under this Section 7.2(g) and shall be entitled to enforce the terms and provisions hereof to the same extent as if such assignee or transferee were a party hereto.  Persons refinancing any Senior Debt shall be treated as assignees of Senior Debt and may rely on and enforce this Section 7.2(g).

(xv)                          Relative Rights.  This Section 7.2(g) shall define the relative rights of Senior Agent, Senior Lenders and Company Stockholders with respect to the Senior Debt and Earnout Amount (other than the Escrowed Earnout Amount, the payment and performance of which is not subordinated, restricted or limited in any way by this Section 7.2(g) or otherwise).  Nothing in this Agreement shall (A) impair, as among Parent, the Company, Senior Agent and Senior Lenders and as between Parent, the Company and the Company Stockholders Creditor, the obligation of Parent, the Company and their Subsidiaries with respect to the payment of the Senior Debt and the Earnout Amount in accordance with their respective terms, (B) affect the relative rights of Senior Agent, Senior Lenders or Company Stockholders with respect to any other creditors of Parent, the Company or their Subsidiaries or (C) affect the rights of any Company Stockholder as the holder of any other debt or equity securities of Parent, the Company or their Subsidiaries or any other Person.

(xvi)                       Continuation of Subordination; Termination of Agreement.  Regardless of any termination of this Agreement pursuant to the terms hereof, this Section 7.2(g) shall remain in full force and effect until Payment in Full of all of the Senior Debt after which this Section 7.2(g) shall terminate without further action on the part of the parties hereto, subject to reinstatement pursuant to Section 7.2(g)(ii) of this Agreement.

7.3                               Financing.

(a)                                 Parent intends to raise funds from the issuance of convertible notes and/or common stock for aggregate net proceeds to Parent sufficient to pay the Merger Consideration and any and all expenses and costs related to the transactions contemplated by this Agreement (the “Financing”).

(b)                                 The Company shall use its commercially reasonable efforts to provide all cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent or its Representatives, including (i) making senior management of the Company available to participate in a reasonable number of due diligence and drafting sessions; (ii) assisting with the preparation of customary materials regarding the Company for offering documents, registration statements, prospectuses, prospectus supplements and similar documents required in connection with the Financing; (iii) furnishing Parent with quarterly or annual financial statements for periods ending no earlier than December 31, 2012 and ending no later than December 31, 2014 (which shall have been reviewed by the Company’s auditors in accordance with SAS 100), financial data, audit reports, auditors’ consents, auditors’ comfort letters and other financial information regarding the Company, in each case of the type and form required by Regulation S-X or Regulation S-K under the Securities Act or other applicable Law or regulation to be included in such documents; and (iv) providing Parent information reasonably requested by Parent which is necessary to enable Parent to prepare pro forma financial statements of the type and form required by Regulation S-X under the Securities Act.

ARTICLE VIII.

COVENANTS OF THE COMPANY AND PARENT

8.1                               Regulatory Approvals.

(a)                                 The Company and Parent have filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required from each of the Company and Parent for the Merger and any supplemental information requested in connection therewith pursuant to the HSR Act.  Parent shall be responsible for all filing fees payable in connection with such filings and for any local counsel fees; provided that fifty percent (50%) of any filing fees shall be deemed Transaction Expenses.

(b)                                 The Company shall promptly following the execution and delivery of this Agreement by the parties hereto (i) deliver to Parent its calculation of any payments and/or benefits that may separately or in the aggregate constitute Section 280G Payments and (ii) submit such Section 280G Payments to the Company Stockholders for approval (in a manner reasonably satisfactory to Parent), by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, so as to render the provisions of Section 280G of the Code inapplicable to any and all such payments and/or benefits; provided, that the Company shall provide Parent for its review and comment advance copies of its calculations and communications by which it intends to seek such waiver and requisite approval.  Prior to the Closing, the Company shall deliver to Parent a certification by the Company’s Secretary that a stockholder vote was solicited pursuant to this Section 8.1(e) in conformance with Section 280G of the Code and the results of such vote with respect to the individuals whose Section 280G Payments were made subject to such vote, subject to waiver of such Section 280G Payments if such vote was not obtained in accordance with Section 280G(b)(5)(B) of the Code.

8.2                               Public Announcements.  Prior to Closing, neither the Company nor Parent shall, nor shall any of their respective Affiliates, without the approval of the other party, which approval may not be unreasonably withheld, conditioned or delayed, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or by obligations of such party or its Affiliates pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Merger.

8.3                               Further Assurances.  Each of Parent, Merger Sub and the Company shall execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate the Merger.  Upon the terms and subject to the conditions hereof, each of Parent, Merger Sub and the Company shall use its respective reasonable best efforts to (a) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the Merger as promptly as practicable, and (b) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

8.4                               Returns and Payment of Taxes.

(a)                                 (i) Following the Closing, the Stockholder Representative shall accurately prepare or cause to be accurately prepared, at the sole expense of the Stockholder Representative (paid on behalf of the Company Stockholders, Company Optionholders and RSU Holders), and timely file or cause to be timely filed all Tax Returns of the Company and its Subsidiaries due and required to be filed on or after the Closing Date with respect to any taxable period ending on or before the Closing Date, other than any SpinCo Separate Tax Returns, which shall be prepared and filed by SpinCo in its sole discretion (such Tax Returns to be filed or caused to be filed by the Stockholder Representative, “Pre-Closing Tax Returns”).  The Stockholder Representative shall prepare such Pre-Closing Tax Return in a manner consistent with the prior practice of the Company or any relevant Subsidiary unless otherwise required by applicable Law.  Neither the Company nor any Subsidiary of the Company (including SpinCo) shall make (or shall allow to be made) a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2)(ii)-(iii) or any similar provision of applicable Tax Law.  The Stockholder Representative will submit all Pre-Closing Tax Returns to be filed on or after the Closing (i) to the Parent for its review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed) and (ii) to SpinCo for its review and comment, and, in each case, Stockholder Representative shall submit such Pre-Closing Tax Returns to Parent and SpinCo at least thirty (30) calendar days prior to the filing thereof (or, for any Pre-Closing Tax Return due within thirty (30) days after the Closing Date, as soon as possible following the Closing and sufficiently in advance of the due date of such Pre-Closing Tax Return to allow Parent and SpinCo a reasonable opportunity to review and comment sufficiently on such Pre-Closing Tax Return); provided, however, that Parent’s ability to review, comment and approve such Pre-Closing Tax Returns shall extend to such Tax Returns as revised by the Stockholder Representative to reflect any reasonable comments of SpinCo and such Tax Return as so revised shall be submitted to Parent at least fifteen (15) calendar days prior to the filing thereof.  The Stockholder Representative shall reflect all reasonable comments of the Parent on such Pre-Closing Tax Returns provided to the Stockholder Representative within five (5) calendar days prior to the due date of such Pre-Closing Tax Returns and the Stockholder Representative shall reflect all reasonable comments of SpinCo on such Pre-Closing Tax Returns provided to the Stockholder Representative within twenty (20) calendar days prior to the due date of such Pre-Closing Tax Returns.  For purposes of this Section 8.4(a), Parent’s withholding of approval of a Pre-Closing Tax Return shall not be deemed reasonable as it relates to any reporting position taken by the Stockholder Representative with respect to such Pre-Closing Tax Return if such reporting position meets the following requirements: (i) such reporting position is at least “more likely than not” to prevail, as defined in Treas. Reg. Section 1.6662-4(d)(2) (it being understood that such standard shall be applied whether or not the underlying Tax Return is a Tax Return with respect to income taxes), (ii) such reporting position is not inconsistent with the prior practice of the Company or any relevant Subsidiary (unless otherwise required by Law) and (iii) where applicable, such reporting position is consistent with the positions taken by the Company to estimate Spinoff Taxes as set forth in Schedule 4.8(m) of the Disclosure Schedule.  The Stockholder Representative, on behalf of the Company Stockholders, Company Optionholders and RSU Holders, shall timely pay all Taxes shown as due on all Pre-Closing Tax Returns (including all Taxes related to SpinCo Tax Matters) except that

Parent will pay such amounts to the extent that such Taxes have been included in (x) Final Closing Net Working Capital as finally determined under Section 3.10, or (y) Transaction Expenses taken into account for purposes of determining the Merger Consideration.  If income Tax liabilities included in Final Closing Net Working Capital as finally determined under Section 3.10 exceed income Tax liabilities reported on Pre-Closing Tax Returns, and to the extent such excess is attributable to income tax deductions, if any, reported on Pre-Closing Tax Returns related to the Closing RSU Payments, Parent shall pay to the Company Stockholders, and on behalf of the Company Optionholders and RSU Holders an aggregate amount equal to such excess no later than five (5) Business Days after the filing of such Pre-Closing Tax Returns with the amount payable to or on behalf of each such Person allocated and payable in the same manner as the Per Share Earnout Amount.  If the income tax deductions related to the Closing RSU Payments are not claimed on the Pre-Closing Tax Returns but are instead claimed on the income Tax Returns for Parent or its Affiliated Group for the period ending December 31, 2015 (“2015 Income Tax Returns”) and, as a result of such deductions, Parent or its Affiliated Group actually realizes a Tax Benefit in respect of such 2015 Income Tax Returns (the “2015 RSU Tax Benefit”) (such as through a refund of Taxes or reduction in the amount of Taxes that otherwise would have been paid on such 2015 Income Tax Returns), then Parent shall pay to the Company Stockholders, and on behalf of the Company Optionholders and RSU Holders an aggregate amount equal to such 2015 RSU Tax Benefit no later than five (5) Business Days after the filing of the 2015 Income Tax Returns with the amount payable to or on behalf of each such Person allocated and payable in the same manner as the Per Share Earnout Amount.

(ii)                                  The Company, the Surviving Corporation, the Parent and the Stockholder Representative acknowledge and agree that to the extent allowed by applicable Tax Law and supported by “a more likely than not” standard as defined in Treas. Reg. Section 1.6662-4(d)(2), any items of Transaction Expenses or Indebtedness (including any such payments relating to the cancellation or exercise of any Company Stock Options) that are deductible under applicable Tax Law shall be allocated to Tax periods (or portions thereof) ending on or prior to the Closing Date for purposes of preparing and filing any Tax Returns and for purposes of determining the amount of any Indemnified Taxes (including under clauses (iv) and (v) of the definition of Indemnified Taxes).

(iii)                               Following the Closing, the Surviving Corporation shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company and its Subsidiaries that are due after the Closing Date, other than (x) any Pre-Closing Tax Returns, (y) any SpinCo Separate Tax Returns and (z) any SpinCo Post-Closing Tax Returns (such Tax Returns to be filed or caused to be filed by the Surviving Corporation, “Post-Closing Tax Returns”).  With respect to any Post-Closing Tax Return of the Company or any Subsidiary of the Company for any Straddle Period (each a “Straddle Return”), the Surviving Corporation shall prepare such Straddle Return in a manner consistent with the prior practice of the Company or any relevant Subsidiary unless otherwise required by applicable Law.  The Surviving Corporation will submit all Straddle Returns (except for Straddle Returns required to be provided to SpinCo pursuant to the terms of the SpinOff Agreements) to be filed after the Closing to the Stockholder Representative for a reasonable opportunity to review, comment upon all such Straddle Returns and amendments thereto at least twenty (20) Business Days prior to the filing thereof.  Parent shall reflect all reasonable comments of the Stockholder Representative on such Straddle Returns provided to the Surviving Corporation within ten (10) Business Days after the delivery of such Straddle Returns to the Stockholder Representative.  The Stockholder Representative, on behalf of the Company Stockholders, Company Optionholders and RSU Holders, shall timely pay to Parent (and in all events shall pay at least five (5) Business Days prior to the filing of such Straddle Returns) an amount equal to all Indemnified Taxes shown as due on all Straddle Returns (including without limitation, all Taxes related to SpinCo Tax Matters) except to the extent that such Taxes have been included in (x) Final Closing Net Working Capital as finally determined under Section 3.10) or (y) Transaction Expenses taken into account for purposes of determining the Merger Consideration.

(b)                                 For the sole purpose of apportioning any Taxes of the Company and its Subsidiaries relating to a Straddle Period, the Company or any relevant Subsidiary will, to the extent permitted by applicable Law, elect with the relevant Governmental Entity to treat for all purposes the Closing Date as the last day of a taxable period of the Company or such Subsidiary.  In the case where applicable law does not permit the Company or any Subsidiary of the Company to treat the Closing Date as the last day of a taxable period, then for purposes of this Agreement, the portion of such Tax that is attributable to the Company or any Subsidiary of the Company for the part of such taxable period that ends on the Closing Date shall be (i) in the case of a Tax that is not based or measured by income or receipts of the Company or its Subsidiaries or that is not imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), the total amount of such Tax for the full taxable period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days from the beginning of such taxable period to and including the Closing Date and the denominator of which is the total number of days in such full taxable period, and (ii) in the case of a Tax that is based on or measured by income or receipts of the Company or any Subsidiary or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, the Tax that would be due with respect to such partial period, if such partial period were a full taxable period, apportioning income, gain, expenses, loss, deductions and credits equitably based on an interim closing of the books as of the end of the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practices of the Company or relevant Subsidiary.

(c)                                  Parent, the Surviving Corporation and its Subsidiaries and the Stockholder Representative on behalf of the Company Stockholders, Company Optionholders and RSU Holders, shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the furnishing of information relating to, and the filing of, any Tax Returns of the Company or any Subsidiary of the Company and any audit, litigation or other Action with respect to Taxes of the Company or any Subsidiary of the Company, including with respect to any Pre-Closing Tax Period.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any audit, litigation or other Action involving Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent, the Surviving Corporation and its Subsidiaries and the Stockholder Representative on behalf of the Company Stockholders, Company Optionholders and RSU Holders agrees to retain all books and records with respect to Tax matters pertinent to the Company, the Surviving Corporation and the Company Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by another party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

(d)                                 Parent will promptly notify the Stockholder Representative in writing of any proposed assessment or claim or the commencement of any audit or administrative or judicial or other proceeding or Action involving Taxes which, if determined adversely, would or is reasonably expected to result in a liability to the Company Stockholders, or Company Optionholders or RSU Holders pursuant to Section 12.2 hereof (the “Seller Tax Actions”); provided, however, that the failure to give notice as provided in this Section 8.4(d) shall not affect Parent’s right to indemnification under this Agreement except to the extent the Company Stockholders, Company Optionholders and RSU Holders shall have been materially prejudiced by such failure and provided further that such notice requirement shall not extend to SpinCo Tax Matters to the extent Parent is required to provide notice to SpinCo pursuant to the terms of the Spinoff Agreement.  Parent shall control all Seller Tax Actions (including selection of counsel and accountants) and, without limiting the foregoing, may in its sole discretion but subject to the Stockholder Representative’s consent right described below, pursue or forego any and all administrative appeals, proceedings, hearings, audits or conferences with any Taxing Authority or other entity with respect thereto and may, in its sole discretion but subject to the Stockholder Representative’s consent right described below, either pay the Tax claims and sue for a refund where applicable Law permits such refund suits or contest the Tax claim in any permissible manner or settle or pay the Tax claim; provided, that Parent shall afford the Stockholder Representative the opportunity to participate in such Seller Tax Action, at its own expense, as reasonably requested by the Stockholder Representative if such Seller Tax Action relates to Taxes of the Company or its Subsidiaries for Tax periods ending on or prior to the Closing Date and is not a Tax Action pursuant to which such participation rights are extended to SpinCo under the terms of the Spinoff Agreement and with such participation relating solely to Taxes that are the responsibility of the Company Stockholders, Company Optionholders or RSU Holders pursuant to this Agreement.  For purposes of this Section 8.4(d), the right of the Stockholder Representative to participate in any Seller Tax Action shall include the right to receive a copy of all material documents or notices received from the applicable Taxing Authority with respect to a Seller Tax Action that relates to Taxes of the Company or its Subsidiaries for Tax periods ending on or prior to the Closing Date and is not a Tax Action pursuant to which such participation rights are extended to SpinCo under the terms of the Spinoff Agreement but solely to the extent that such documents or notices relate to Taxes that are the responsibility of the Company Stockholders, Company Optionholders and RSU Holders pursuant to this Agreement.  Notwithstanding anything to the contrary, Parent shall not settle or otherwise compromise any Seller Tax Action that relates to Taxes of the Company or its Subsidiaries for Tax periods ending on or prior to the Closing Date and is not a Tax Action pursuant to which such participation rights are extended to SpinCo under the terms of the Spinoff Agreement solely to the extent such Tax Action relates to Taxes that are the responsibility of the Company Stockholders, Company Optionholders and RSU Holders pursuant to this Agreement without the consent of the Stockholder Representative, which consent will not be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, if a Seller Tax Action covers a Tax period that ends on or prior to the Closing Date but also covers a Straddle Period or a Post-Closing Tax Period, then to the extent that participation and consent rights are extended to Stockholders Representative pursuant to this Section 8.4(d), such participation and consent rights shall be solely limited to the portion of the Seller Tax Action that relates to the Tax period ending on or prior to the Closing Date.  Further, for the avoidance of doubt, with respect to any Tax Action where participation and/or consent rights are extended to SpinCo under the terms of the Spinoff Agreement, Parent shall not have any obligation to extend participation and/or consent rights in connection with the same Tax Action to the Stockholders Representative pursuant to this Section 8.4(d).  Further, for the avoidance of doubt, in the event of any conflict between this Section 8.4(d) and Section 12.5, the procedures set forth in this Section 8.4(d) shall control.

(e)                                  The amount of any refunds (including any refunds resulting from overpayments of estimated Taxes ) or credits of Taxes (including any interest paid or credited by any Taxing Authority with respect thereto) of, or with respect to, the Company, or any of the Company’s Subsidiaries of any Indemnified Tax for a Pre-Closing Tax Period shall be for the benefit of the Company Stockholders, Company Optionholders and RSU Holders, and if received by the Parent or the Surviving Corporation or its Subsidiaries, shall be promptly paid to the Stockholder Representative.  Notwithstanding the foregoing, any Tax refunds or credits shall be the property of the Parent to the extent attributable to the carryback of a post-Closing Tax item or attribute of the Company.  If any amount is paid hereunder to the Stockholder Representative or otherwise to or on behalf of the Company Stockholders, Company Optionholders or RSU Holders in connection with a credit or refund and such credit or refund is subsequently disallowed by a Taxing Authority, the Stockholder Representative (and Company Stockholders, Company Optionholders and RSU Holders) shall promptly repay the amount received with respect to such credits or refunds to the Parent and the Stockholder Representative (and Company Stockholders Company Optionholders and RSU Holders) shall be responsible for any Losses arising in connection with such disallowance.

(f)                                   The Parent shall not make, or permit to be made, any election under Section 338 of the Code or any similar provision of state, local or foreign Tax Law with respect to the transactions contemplated by this Agreement.

(g)                                  Unless required by Law, without Stockholder Representative’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit the Company, the Surviving Corporation or any of their Subsidiaries to file any amended Tax Return of the Company or its Subsidiaries for any Tax period ending on or prior to the Closing Date.

(h)                                 Any Tax allocation or sharing agreement to which the Company or any Subsidiary of the Company is a party prior to the Closing (other than any such agreement solely between the Company or any of its Subsidiaries listed on Annex D) shall be terminated on or before the Closing Date, and after the Closing Date, no Company or any Subsidiary of the Company shall have any rights or obligations under any such Tax allocation or sharing agreement.

ARTICLE IX.

CONDITIONS TO MERGER

9.1                               Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)                                 The Company Stockholder Approval shall have been obtained.

(b)                                 The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all other Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made.

(c)                                  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall be in effect.  No Law shall have been enacted or shall be deemed applicable to the Merger which makes the consummation of the Merger illegal.

(d)                                 The Certificate of Merger shall have been duly executed and delivered to the Secretary of State of the State of Delaware.

9.2                               Conditions to Obligation of Parent and Merger Sub to Effect the Merger.  The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction (or waiver in writing by Parent in its sole discretion) of the following further conditions:

(a)                                 Each of the representations and warranties of the Company contained in this Agreement that is unqualified as to materiality shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made at and as of such time (other than representations and warranties that speak as of another specific date or time which need only be true and correct as of such date or time), and each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing as though made at and as of such time (other than representations and warranties that speak as of another specific date or time which need only be true and correct as of such date or time).

(b)                                 The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)                                  Since the date of this Agreement, there shall not have occurred any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)                                 All Consents set forth on Section 9.2(d) of the Company Disclosure Schedule shall have been received, obtained or made by the Company and delivered to Parent and each such consent shall be in form and substance reasonably satisfactory to Parent.

(e)                                  Dissenting Shares shall not equal more than five percent (5%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time.

(f)                                   Each of the Retention Agreements and Restrictive Covenant Agreements shall be in full force effect.

(g)                                  The General Releases described in Section 6.10 shall have been executed by all parties thereto and delivered to the Company, and each such release shall be in full force and effect.

(h)                                 Each of the Rollover Commitment Letters shall be in full force and effect; no Rollover Person shall have terminated or rescinded the Rollover Commitment Letter in any manner; each Rollover Person shall have exchanged the Rollover Shares pursuant to the terms of the Rollover Commitment Letter.

(i)                                     Parent shall have completed the Financing (the “Financing Condition”).

(j)                                    Parent shall have received the duly executed legal opinion of the Company’s counsel in the form attached hereto as Exhibit H.

(k)                                 The Spinoff shall have been completed in form and substance reasonably acceptable to Parent, and each of the SpinOff Agreements shall be in full force and effect and shall not have been amended or modified in any respect.

(l)                                     At the Closing, the Company shall deliver to Parent the following documents, in each case duly executed or otherwise in proper form:

(i)                                     A certificate signed by the President of the Company dated the Closing Date certifying to the effects set forth in Sections 9.2(a), (b) and (c).

(ii)                                  A certificate signed by the Secretary of the Company dated the Closing Date certifying (A) the Company’s Charter Documents and that such documents have not been amended and remain in full force and effect; (B) the resolutions duly adopted by the Board of Directors of the Company approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions have not been amended and remain in full force and effect; and (C) the resolutions duly adopted by the Company Stockholders approving this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions have not been amended and remain in full force and effect.

(iii)                               The Principal Stockholder Consents duly executed by each of the Principal Stockholders.

(iv)                              The Escrow Agreement, duly executed by the Stockholder Representative and the Escrow Agent.

(v)                                 Resignations of each of the directors and, to the extent requested by Parent not later than five (5) Business Days prior to the Closing, officers of the Company and its Subsidiaries, effective as of the Closing, in form and substance reasonably satisfactory to Parent, duly executed by such persons.

(vi)                              Payoff letters from each holder of Funded Indebtedness as required by Section 3.3, including releases of Liens and/or financing statements to reflect the termination of any Liens (other than Permitted Liens), against any of the Company’s and its Subsidiaries’ assets or payoff letters from each secured party possessing any Lien on any assets of the Company or its Subsidiaries evidencing the authority to release such Liens upon receipt of the payoff amount, in a form reasonably agreed to by Parent.

(vii)                           The Transaction Expense Certificate.

(viii)                        The corporate minute books and stock transfer books of the Company and its Subsidiaries.

(ix)                              The FIRPTA Statement, together with the FIRPTA Notice.

(x)                                 A certificate of current status or good standing, as applicable, dated not more than ten (10) calendar days prior to the Closing Date, attesting to the good standing or active status of the Company as a corporation under the laws of the State of Delaware and in each state where the Company is qualified to do business.

(xi)                              The Allocation Certificate.

(xii)                           Evidence, reasonably satisfactory to Parent, that the Company Stockholders (A) have approved by the requisite vote any Section 280G Payments in a manner that is effective under Section 280G(b)(5) of the Code and Treasury Regulations §1.280G-1 thereunder or (B) have voted upon such Section 280G Payments and the requisite stockholder vote was not obtained with respect to the Section 280G Payments and that the “disqualified individuals” (as such term is defined in the Treasury Regulations promulgated under Section 280G of the Code) shall forfeit any and all Section 280G Payments.

(xiii)                        The SpinCo Appraisal.

(xiv)                       All Company Stock Option exercise notices and Option Surrender Agreements timely submitted in accordance with Section 2.7.

(xv)                          Each officer of the Company who has any loans outstanding from the Company or its Subsidiaries shall have paid any all amounts (including interest) under such loans to the Company.

9.3                               Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver in writing by the Company in its sole discretion) of the following further conditions:

(a)                                 Each of the representations and warranties of Parent contained in this Agreement (without regard to materiality qualifications set forth in any such representations and warranties) shall be true and correct as of the Closing as though made at and as of such time (other than representations and warranties that speak as of another specific date or time which need only be true and correct as of such date or time), except to the extent that any and all failures of such representations and warranties to be so true and correct, taken as a whole, would not, individually or in the aggregate, materially impair or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement and consummate the Merger or be material to Parent and its Subsidiaries taken as a whole.

(b)                                 Parent and Merger Sub shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)                                  At the Closing, Parent shall deliver to the Company a certificate signed by the President of Parent dated the Closing Date certifying to the effects set forth in Sections 9.3(a) and (b).

(d)                                 The Escrow Agreement, duly executed by Parent and the Escrow Agent.

ARTICLE X.

TERMINATION

10.1                        Termination.

(a)                                 This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(i)                                     by mutual written consent of Parent and the Company;

(ii)                                  by Parent or the Company if:

(1)                                 the Merger is not consummated on or before February 12, 2015 following the date of this Agreement (“Outside Date”); provided, however, that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(2)                                 a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable; or

(iii)                               by Parent if:

(1)                                 there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or the Company Disclosure Schedule or if any representation or warranty of the Company shall have become untrue, such that the conditions set forth in Sections 9.2(a) or 9.2(b) would not be satisfied, and such breach is not curable, or, if curable, is not cured within thirty (30) days after written notice of such breach is given to the Company by Parent; or

(2)                                 if the Company does not obtain the Company Stockholder Approval within one (1) day following the date of this Agreement; or

(iv)                              by the Company if:

(1)                                 there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Parent shall have become untrue, such that the conditions set forth in Sections 9.3(a) or 9.3(b) would not be satisfied, and such breach is not curable, or, if curable, is not cured within thirty (30) days after written notice of such breach is given to Parent by the Company; or

(2)                                 the Merger is not consummated on or before the date which is three Business Days before the Outside Date (the “Financing Completion Date”) and all of the conditions set forth in Section 9.1 and Section 9.2 (other than the Financing Condition) have been satisfied or waived (or would be satisfied on the Financing Completion Date) and the Company stood ready and willing to consummate the Closing and effect the Merger on the Financing Completion Date.

(b)                                 The party desiring to terminate this Agreement pursuant to Section 10.1(a) shall give written notice of such termination to the other parties hereto.

10.2                        Effect of Termination.

(a)                                 Other than as set forth below in Section 10.2(b), in the event of a termination as provided in Section 10.1, this Agreement shall immediately become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective

Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any inaccuracy in, or breach by such party of, any representation, warranty, covenant, obligation or other provision of this Agreement occurring prior to such termination, and (b) that the provisions of this Section 10.2 and Article XIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

(b)                                 If this Agreement is terminated in accordance with Section 10.1(a)(iv), Parent shall pay the Company a fee equal to an aggregate amount of seven hundred and fifty thousand dollars ($750,000) (which the parties agree and stipulate as reasonable and full liquidated damages and reasonable compensation for the involvement of the Company in the transactions contemplated in this Agreement and is not a penalty or forfeiture) (the “Expense Termination Fee”), to be paid not later than five (5) Business Days following such termination, in immediately available funds to an account designated by the Company.  The Parties acknowledge and agree that upon the termination of this Agreement pursuant to Section 10(a)(iv), neither Parent nor Merger Sub shall have any liability or obligation to the Company (or any Company Stockholder) other than payment of the Expense Termination Fee, and Parent’s payment of the Expense Termination Fee pursuant to this Section 10.2(b) shall be the sole and exclusive remedy of the Company (or any Company Stockholder) against Parent or the Merger Sub and any of their former, current or future stockholders, controlling persons, directors, officers, employees, general or limited partners, members, managers, Affiliates, agents or assignees for any loss suffered as a result of the failure of the transactions contemplated hereunder to be consummated due to matters giving rise to termination of this Agreement pursuant to Section 10.1(a)(iv).  Upon payment in full of the Expense Termination Fee, none of Parent, the Merger Sub or any of their respective former, current or future stockholders, controlling persons, directors, officers, employees, general or limited partners, members, managers, Affiliates, agents or assignees shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereunder.

ARTICLE XI.

STOCKHOLDER REPRESENTATIVE

11.1                        Appointment of Stockholder Representative.  By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each of the Company Stockholders, the Company Optionholders and the RSU Holders will be deemed to have irrevocably appointed the Stockholder Representative, as its, his or her true and lawful attorney-in-fact and agent, each with full power of substitution or resubstitution, to act together and exclusively for and on behalf of such Company Stockholder, Company Optionholder and RSU Holder with respect to the conversion of the shares of Company Common Stock, the cancellation of the Company Stock Options in exchange for Cash-Out Payments and cancellation of the Restricted

Stock Units for the RSU Payments in accordance with the terms and provisions of this Agreement, and to act for and on behalf of such Company Stockholder, Company Optionholder and RSU Holder in any litigation or arbitration involving this Agreement and the Merger, and to do or refrain from doing all such further acts and things, and to execute all such documents (including, without limitation, the Escrow Agreement as the Stockholder Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby, in each case without having to seek or obtain the consent of any Person under any circumstance, including the power to take any and all of the actions set forth below:

(a)                                 to act for such Company Stockholder, such Company Optionholder and such RSU Holder with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of such Company Stockholder, such Company Optionholder and such RSU Holder and to pay Stockholder Representative Expenses and Indemnity Expenses;

(b)                                 to act for such Company Stockholder, such Company Optionholder and such RSU Holder with regard to matters pertaining to litigation (with the Company Stockholders, Company Optionholders and the RSU Holders hereby agreeing severally, but not jointly, to contribute, in respect of any amounts paid (or required to be paid) in settlement or compromise of such matters, their Pro Rata Portion);

(c)                                  to execute and deliver all documents in connection with the transactions contemplated hereby or amendments thereto that the Stockholder Representative deems necessary or appropriate;

(d)                                 to receive funds, make payments of funds, and give receipts for funds;

(e)                                  to receive funds for the payment of expenses of such Company Stockholder, such Company Optionholder and such RSU Holder and apply such funds in payment for such expenses;

(f)                                   to do or refrain from doing any further act or deed on behalf of such Company Stockholder, such Company Optionholder and such RSU Holder that the Stockholder Representative deems necessary or appropriate in their sole discretion relating to the subject matter of this Agreement as fully and completely as such Company Stockholder, such Company Optionholder and such RSU Holder could do if personally present;

(g)                                  to receive service of process in connection with any claims under this Agreement; and

(h)                                 to give and receive notices, instructions, and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any such Company Stockholder, any such Company Optionholder or any such RSU Holder, to or from Parent relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Company Stockholder, Company Optionholder and RSU Holder individually and not by the Stockholder Representative).

11.2                        Irrevocable Appointment of Stockholder Representative.  The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and Parent, Merger Sub and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholder Representative in all matters referred to herein.  Any action taken by the Stockholder Representative must be in writing and must be signed by the Stockholder Representative then serving in such capacity.  By their appointment of the Stockholder Representative, the Company Stockholders, the Company Optionholders and the RSU Holders thereby confirm all that the Stockholder Representative shall do or cause to be done by virtue of its appointment as the representative of the Company Stockholders, the Company Optionholders and the RSU Holders hereunder.  The Stockholder Representative shall act for the Company Stockholders, the Company Optionholders and the RSU Holders on all of the matters set forth in this Agreement in the manner the Stockholder Representative believes to be in the best interest of the Company Stockholders, the Company Optionholders and the RSU Holders and consistent with the obligations of the Company Stockholders, the Company Optionholders and the RSU Holders under this Agreement, but the Stockholder Representative shall not be responsible to any Company Stockholder, Company Optionholder or RSU Holder for any damages which the Company Stockholder, Company Optionholder or RSU Holder may suffer by the performance of the Stockholder Representative’s duties under this Agreement, other than damages arising from willful violation of applicable Law or willful misconduct in the performance of such duties under this Agreement.  The Stockholder Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties or Liabilities shall be read into this Agreement or shall otherwise exist against the Stockholder Representative for any act done or omitted hereunder as the Stockholder Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct.  The Company Stockholders, Company Optionholders and RSU Holders shall severally, but not jointly, based on their Pro Rata Portion, indemnify and defend the Stockholder Representative and its Affiliates and its respective directors, officers, managers, stockholders, members, partners, employees, agents and representatives, and its and their respective successors and permitted assigns, as the case may be (each, a “Stockholder Representative Indemnitee”) against, and shall hold each Stockholder Representative Indemnitee harmless from, any and all Losses arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Stockholder Representative pursuant to the terms of this Agreement and any other ancillary agreements contemplated hereby, in each case as such Losses are incurred or suffered; provided, that, in the event it is finally adjudicated that a Loss or any portion thereof was caused by the gross negligence or willful misconduct of any Stockholder Representative Indemnitee, the indemnified Stockholder Representative shall reimburse the Company

Stockholders, Company Optionholders and RSU Holders the amount of such indemnified Loss to the extent attributable to such gross negligence or willful misconduct.

11.3                        Successor Stockholder Representative.  In the event that the Stockholder Representative dies, becomes legally incapacitated or resigns from his position as Stockholder Representative, a successor Stockholder Representative shall be appointed by a Majority-in-Interest, which replacement Stockholder Representative shall be deemed to be a Stockholder Representative for all purposes of this Agreement; provided, however, that the appointment of such replacement Stockholder Representative shall not be effective until the delivery to Parent of an acknowledgment signed by the successor Stockholder Representative that he or she accepts the responsibility of successor Stockholder Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholder Representative.  Each successor Stockholder Representative shall have all of the power, authority and rights conferred by this Agreement upon the initial Stockholder Representative and the term “Stockholder Representative” herein and the Escrow Agreement shall be deemed to include any successor Stockholder Representative.

11.4                        Reliance by Stockholder Representative.  Each Stockholder Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Company Stockholder, any Company Optionholder, any RSU Holder, Parent, Merger Sub, or any other evidence deemed by the Stockholder Representative to be reliable, and the Stockholder Representative shall be entitled to act on the advice of counsel selected by them.  The Stockholder Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of any Company Stockholder, any Company Optionholder and/or any RSU Holder as they deem appropriate or they shall have been expressly indemnified to their satisfaction by the Company Stockholders, the Company Optionholders and/or the RSU Holders (severally as to each Company Stockholder, each Company Optionholder only and not jointly as to or with any other Company Stockholder, any other Company Optionholder or any RSU Holder) against any and all Liability and expense that the Stockholder Representative may incur by reason of taking or continuing to take any such action.  The Stockholder Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement, the Escrow Agreement and other agreement entered into in connection with the Merger in accordance with a request or instructions from a Majority-in-Interest, and such request or instructions, and any action taken or failure to act pursuant thereto, shall be binding upon all of the Company Stockholders and all of the Company Optionholders.  “Majority-in-Interest” means Company Stockholders and Company Optionholders that, collectively, are entitled to receive not less than fifty and one-tenth percent (50.1%) of the Merger Consideration pursuant to this Agreement.

11.5                        Removal of Stockholder Representative.  A Majority-in-Interest shall be entitled at any time to remove the then acting Stockholder Representative and to appoint a successor Stockholder Representative; provided, however, that neither such removal nor such appointment shall be effective until the delivery to Parent of executed counterparts of a writing signed by a Majority-in-Interest with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholder Representative appointed in such writing that he or she accepts the responsibility of successor Stockholder Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholder Representative.  Each successor Stockholder Representative shall have all of the power, authority and rights conferred by this Agreement upon the initial Stockholder Representative and the term “Stockholder Representative” herein and the Escrow Agreement shall be deemed to include any successor Stockholder Representative.

11.6                        Actions of the Stockholder Representative.  A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all of the Company Stockholders, Company Optionholders and RSU Holders and shall be final, binding and conclusive upon each and every Company Stockholder, Company Optionholder and RSU Holder, and the Escrow Agent, Parent, Merger Sub, the Company and the Surviving Corporation may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every Company Stockholder, Company Optionholder and RSU Holder.  Parent, Merger Sub, the Company and the Surviving Corporation are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

ARTICLE XII.

INDEMNIFICATION

12.1                        Survival.

(a)                                 Except as provided in this Section 12.1(a), the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of fifteen (15) months following the Closing Date.  The representations and warranties of the Company contained in Sections 4.8 (Taxes) and 4.16 (Employee Benefits) shall survive the Closing for a period of sixty (60) days following the last day of the applicable statute of limitations period for any claim relating thereto (taking into account any extension or waiver thereof).  The Company Fundamental Representations and the Parent Fundamental Representations shall survive the Closing indefinitely.  The representations and warranties of Parent contained in this Agreement or in any Schedule, certificate or instrument delivered pursuant to this Agreement, other than the Parent Fundamental Representations, shall survive the Closing for a period of twelve (12) months.

(b)                                 The covenants and agreements which by their terms do not contemplate performance after the Closing shall survive the Closing for a period of twelve (12) months.  The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms until sixty (60) days following the expiration of any applicable statute of limitations

(taking into account any extension or waiver thereof); provided that any such covenant or agreement which expires on a date certain shall survive until such date certain.

(c)                                  The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.”  In the event notice of claim for indemnification under Section 12.2 or Section 12.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim only until such claim is finally resolved.

12.2                        Indemnification by Company Stockholders, Company Optionholders and RSU Holders.

(a)                                 Subject to the limitations set forth herein, from and after the Closing, the Company Stockholders, the Company Optionholders and the RSU Holder shall, severally, but not jointly, based on their Pro Rata Portion, indemnify and defend Parent and each of its Affiliates (including, following the Closing, the Company) and its and their respective directors, officers, managers, stockholders, members, partners, employees, agents and representatives, and its and their respective successors and permitted assigns, as the case may be (each a “Parent Indemnitee”) against, and shall hold each Parent Indemnitee harmless from, any and all losses, Liabilities, claims, charges, actions, suits, proceedings, assessed interest, penalties, damages, royalties, lost profits, diminution in value, deficiencies, Taxes, costs, expenses or fees (including court costs, reasonable attorneys’ fees and expenses of investigation, defense and settlement), other than special or punitive damages unless such special or punitive damages are incurred, paid or awarded in connection with a Third Party Claim (collectively, “Losses”) which any such Parent Indemnitee shall pay, suffer, sustain, accrue, incur or become subject to, as a result of or resulting from, arising out of, or in connection with, or otherwise with respect to:

(i)                                     any inaccuracy or breach of any representation and warranty of the Company contained in this Agreement, the Company Disclosure Schedules or in any certificate or other instrument delivered by or on behalf of the Company pursuant to Article IX;

(ii)                                  any inaccuracy or breach of or failure to perform by the Company of any covenant, obligation or agreement of the Company contained in this Agreement or in any certificate or other instrument delivered by or on behalf of the Company pursuant to Article IX;

(iii)                               any Indemnified Taxes;

(iv)                              any Transaction Expenses incurred or payable by the Surviving Corporation that are not reflected on the Transaction Expense Certificate and that are payable or paid by the Surviving Corporation on or after the Closing;

(v)                                 any error in the calculation of Merger Consideration, including any Indebtedness or Transaction Expenses not included in the calculation of Merger Consideration;

(vi)                              amounts paid by Parent or the Surviving Corporation in respect of Dissenting Shares (to the extent the amount of such Losses exceed the amount which such shares of Company Common Stock would have been entitled to receive under Article III if they were not Dissenting Shares);

(vii)                           any inaccuracy in the Allocation Certificate delivered to Parent pursuant to this Agreement;

(viii)                        the Spinoff;

(ix)                              SpinCo or its business or operations;

(x)                                 amounts related to any obligation of the Surviving Corporation or any of its Affiliates to pay or provide any benefit to any Continuing Employee in connection with the termination or resignation of such employee for “Good Reason” or any other similar “constructive termination” within a one-year period following the Closing under any incentive compensation plan, stock appreciation rights plan or agreement, employment agreement, salary continuation plan or agreement, deferred compensation plan or agreement, supplemental executive compensation agreement, phantom stock plan or agreement, sale, “stay-around,” “change-in-control,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants or any other similar arrangement in effect or in place as of the date of this Agreement; but only if such termination constitutes Good Reason or other similar constructive termination as defined in Continuing Employee’s written employment agreement because the Continuing Employee failed to consent to the terms of the Amendment to Employment Agreement in the form attached as Exhibit I hereto;

(xi)                              any Action pending on or prior to the Closing, including the matters set forth on Annex E;

(xii)                           any inaccuracy or breach of or failure to perform by SpinCo of any covenant, obligation or agreement of SpinCo contained in any of the Spinoff Agreements;

(xiii)                        the Information Statement or any claims by any current or former holder of Company Common Stock or Preferred Stock or any alleged current or former holder of any equity interest or equity security of the Company or any of its Subsidiaries for breach of fiduciary duty relating to the transactions contemplated by this Agreement; and

(xiv)                       notwithstanding any disclosure on the Company Disclosure Schedule, any “excess parachute payment” (within the meaning of Section 280G(b) of the Code) made by the Company or any of its Subsidiaries on or prior to the Closing Date or otherwise required to be paid by the Company or of its Subsidiaries or the Surviving

Corporation pursuant to agreements or employee plans entered into or adopted on or prior to the Closing Date.

(b)                                 In the event the Surviving Corporation pays, suffers, incurs, accrues or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Company, or any of the other matters set forth in Section 12.2(a), then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent and each of its Subsidiaries shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy or breach but in either case the total amount both Parent and the Surviving Corporation may recover shall not exceed the amount of Losses.

(c)                                  Subject to Section 12.2(h), with respect to claims for Losses under Section 12.2(a)(i), the Company Stockholders, Company Optionholders and RSU Holders shall not be liable for any Loss or Losses unless and until the aggregate amount of all Losses for which the Parent Indemnitees are otherwise entitled to indemnification under this Article XII exceeds One Million Dollars ($1,000,000) (the “Deductible”), and then only to the extent that such Losses exceed the Deductible.  The Deductible shall not apply to breaches or inaccuracies of the Company Fundamental Representations or the representations and warranties of the Company contained in Sections 4.8 (Taxes) and 4.16 (Employee Benefits).

(d)                                 Subject to Section 12.2(h), the maximum liability of the Company Stockholders, Company Optionholders and RSU Holders for indemnifiable Losses pursuant to Section 12.2(a)(i) hereunder shall be limited in the aggregate:

(i)                                     in the case of Losses for breaches or inaccuracies of the Company General Representations, the related Company Disclosure Schedules and the certifications related thereto set forth in the certificate delivered pursuant to Section 9.2(l)(i), the Escrow Fund and rights of set-off pursuant to Section 12.4; and

(ii)                                  in the case of Losses for breaches or inaccuracies of the Company Fundamental Representations or the representations and warranties contained in Sections 4.8 (Taxes) and 4.16 (Employee Benefits), the related Company Disclosure Schedules and the certifications related thereto set forth in the certificate delivered pursuant to Section 9.2(l)(i), the greater of (1) the Base Amount, plus the Earnout Amount and the value of any Rollover Shares (based on the value on the Closing Date of the Parent Shares exchanged for such Rollover Shares as determined by the provisions of the Rollover Commitment Letter) or (2) the Merger Consideration plus the Earnout Amount and the value of any Rollover Shares (based on the value on the Closing Date of the Parent Shares exchanged for such Rollover Shares as determined by the provisions of the Rollover Commitment Letter);

(e)                                  Subject to Section 12.2(h), each Company Stockholder’s, Company Optionholder’s and RSU Holder’s liability for any and all Losses that are subject to indemnification pursuant to Section 12.2(a) (other than Section 12.2(a)(iii),

(viii), (ix), (x) and (xii)) shall be limited in the aggregate to such Company Stockholder’s, Optionholder’s or RSU Holder’s (as the case may be) Pro Rata Portion of the greater of (1) the Base Amount, plus the Earnout Amount and the value of any Rollover Shares (based on the value on the Closing Date of the Parent Shares exchanged for such Rollover Shares as determined by the provisions of the Rollover Commitment Letter) or (2) the Merger Consideration plus the Earnout and the value of any Rollover Shares (based on the value on the Closing Date of the Parent Shares exchanged for such Rollover Shares as determined by the provisions of the Rollover Commitment Letter).

(f)                                   In determining the existence of any misrepresentation or a breach or the amount of any Losses, any qualifications in the representations, warranties and covenants with respect to a Material Adverse Effect, materiality, material or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Losses attributable to a breach of any representation, warranty or covenant of the Company set forth in this Agreement or in exhibits, annexes or schedules hereto, or in any certificates or other instruments delivered by or on behalf of the Company pursuant to this Agreement.

(g)                                  Parent and each Company Stockholder, Company Optionholder and RSU Holder acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy against Parent, Merger Sub or the Surviving Corporation or any Company Stockholder, Company Optionholder or RSU Holder, as the case may be, with respect to any and all matters arising out of, relating to or connected with this Agreement and the Merger or the transactions contemplated hereby or thereby (other than claims of, or causes of action arising from, fraud or intentional misrepresentation or breach) shall be pursuant to the indemnification provisions set forth in this Article XII.  Nothing contained in this Agreement shall (i) limit any Parent Indemnitee’s right to seek and obtain any equitable, injunctive or similar relief to which any Parent Indemnitee may be entitled or (ii) limit any Parent Indemnitee’s remedies with respect to matters relating to any agreement other than this Agreement.  The parties hereto agree and acknowledge that notwithstanding anything contained herein, Parent’s and its Affiliates’ (including the Company) recourse against any Company Stockholder for any breach of or failure by such Company Stockholder to perform or otherwise fulfill or comply with any covenant, undertaking, agreement or obligation under the Restrictive Covenant Agreement, the Retention Agreements, any employment agreement or any other agreement (other than this Agreement) shall be governed by the terms and conditions of each such agreement and not this Agreement.

(h)                                 The existence of a breach or inaccuracy of any representation or warranty of the Company contained in Sections 4.8 (Taxes) and the extent of any Losses arising in connection with an Tax matter (including in connection with the breach or inaccuracy of any representation or warranty) shall be determined without regard to disclosures made in any schedules attached to this Agreement.

(i)                                     The parties hereto agree and acknowledge that, notwithstanding anything contained herein to the contrary, the limitations contained in this Section 12.2 shall not apply in the case of fraud or in the case of an intentional misrepresentation or breach.

(j)                                    The adoption and approval of this Agreement and the Merger by the Company Stockholders constitute approval of the indemnification obligations of the Company Stockholders, Company Optionholders and RSU Holders set forth in this Article XII.

12.3                        Indemnification by Parent.  Subject to the limitations set forth herein, from and after the Closing, Parent shall indemnify and defend the Company Stockholders and the Company Optionholders against, and shall hold them harmless from, any Loss resulting from, arising out of, or incurred by the Company Stockholders and the Company Optionholders in connection with, or otherwise with respect to:

(a)                                 any inaccuracy or breach of any representation and warranty of the Parent contained in this Agreement or in any certificate or other instrument delivered by or on behalf of the Parent pursuant to Article IX (in each case, without giving effect to any materiality, Material Adverse Effect or similar qualification contained or incorporated directly or indirectly in such representation or warranty with respect to existence of an inaccuracy or a breach or the determination or calculation of Losses with respect thereto);

(b)                                 any inaccuracy or breach of or failure to perform by the Parent of any covenant, obligation or agreement of the Parent contained in this Agreement or in any certificate or other instrument delivered by or on behalf of the Parent pursuant to Article IX;

(c)                                  With respect to claims for Losses under Section 12.3(a), the Parent shall not be liable for any Loss or Losses unless and until the aggregate amount of all Losses incurred by the Company Stockholders and the Company Optionholders exceeds the Deductible, and then only to the extent that such Losses exceed the Deductible.  Notwithstanding anything contained herein to the contrary, Parent’s and Merger Sub’s liability under or in connection with this Agreement, shall be limited to the amount of the Escrow Fund in the aggregate.

12.4                        Escrow Fund and Set-Off.

(a)                                 As partial security for the indemnity provided in Section 12.2(a), at the Closing, Parent shall cause to be delivered to the Escrow Agent the Escrow Amount.  The Escrow Amount, together with any and all income and proceeds thereon, shall be referred to hereinafter as the “Escrow Fund.”  The Escrow Fund shall be available to pay, to the extent there are not sufficient funds in the Administrative Expense Account, the Final Deficiency, if any, and to compensate Parent Indemnitees for the indemnification obligations of the Company Stockholders, the Company Optionholders and RSU Holders under this Article XII.  Other than as provided in Section 12.2(d)(i), the Parties hereto agree and acknowledge that claims against the Escrow Fund are not the exclusive remedy of Parent or any Parent Indemnitee for indemnifiable Losses hereunder.

(b)                                 The Escrow Fund shall be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement, and the Escrow Agreement.  Any amounts that are disbursed from the Escrow Fund in satisfaction of any claim shall be drawn pro rata from the portion of the Escrow Fund allocable to the Company Stockholders, the Company Optionholders and RSU Holders in accordance with their respective interests therein as set forth in the Allocation Certificate.

(c)                                  The Escrow Fund shall be in existence on the Closing Date and shall terminate at 5:00 p.m., Pacific Time, on the fifteenth (15) month anniversary of the Closing Date (the period of time from the Closing Date through and including such termination date is referred to herein as the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount (the “Remaining Escrow Funds”) that is subject to any claim that is pending against the Escrow Fund as of such date and time and, solely with respect to all such claims, the Escrow Period shall be extended until such date and time as all such claims are resolved or finally determined in accordance with this Agreement and the Escrow Agreement.

(d)                                 Subject to the limitations contained in this Article XII, if any Earnout Amount is due and payable under this Agreement, the Company (and by virtue of the Company Stockholders’ approval of the Merger, the Company Stockholders, the Company Optionholders and the RSU Holders) agree that Parent and the Company may withhold and offset any indemnifiable Losses claimed by or due and payable to any Parent Indemnitee pursuant to this Article XII against the Earnout Amount (including any amount held in escrow (other than with respect to the first $6,887,417 of the Escrowed Earnout Amount)), thereby reducing the amount of Earnout Amount payable under this Agreement.

12.5                        Indemnification Procedure for Third Party Claims.

(a)                                 In the event that any claim or demand, or other circumstance or statement of facts which could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected by a third party (“Third Party Claim”), the Indemnitee shall as soon as practicable notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”); provided that any Notice of Claim required to be provided to the Company Stockholders, the Company Optionholders and the RSU Holders as Indemnitors pursuant to Section 12.2 shall be delivered to the Stockholder Representative; provided, further, that the failure to provide the Notice of Claim shall not release any Indemnitor from any of its, his or her obligations under this Article XII except to the extent that such Indemnitor has been actually and materially prejudiced by such failure.  The Notice of Claim shall (i) state that the Indemnitee has paid, suffered, reserved or properly accrued Losses or reasonably anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, (ii) state the amount of such Losses to the extent known, and (iii) specify in reasonable detail the material facts known to the Indemnitee giving rise to such claim and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder.  The Indemnitee shall enclose with the Notice of Claim a copy of all relevant papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b)                                 Notwithstanding the foregoing, if the Indemnitor (to the extent the Indemnitors are the Company Stockholders and the Company Optionholders, the Stockholder Representative) acknowledges in writing, subject to the limitations contained in this Article XII, the obligation of the Indemnitors to indemnify and hold harmless the Indemnitees against any Losses that may result from such Third Party Claim, then the Indemnitor (to the extent the Indemnitors are the Company Stockholders, the Company Optionholders, and the RSU Holders, the Stockholder Representative) shall be entitled to assume and control the defense of such Third Party Claim at their expense through counsel of their choice (such counsel to be reasonably acceptable to Parent) if the Indemnitor (to the extent the Indemnitors are the Company Stockholders, the Company Optionholders and the RSU Holders, the Stockholder Representative) gives notice of such intention to Indemnitee within twenty (20) days of the receipt of the Notice of Claims.  Notwithstanding the foregoing, the Stockholder Representative shall not have the right to assume the defense of the Third Party Claim to the extent (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) the Stockholder Representative fails to provide reasonable assurance to Parent of the adequacy of the Escrow Fund to provide indemnification in accordance with the provisions of this Agreement and the Escrow Agreement with respect to such proceeding, (iii) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of Parent in its reasonable discretion) for the same counsel to represent both the Parent Indemnitee and the Indemnitors, (iv) the Third Party Claim involves or relates to the subject matter contained in Section 4.9 (Compliance with Law, Authorizations), Section 4.22 (Healthcare Regulatory Matters) or Section 4.23 (HIPAA Compliance), (v) any such claim relates to or arises in connection with any criminal action, indictment, allegation or Action, or (vi) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the judgment of Parent) a precedential custom or practice adverse to the business interests or reputation of Parent or any of its Affiliates or involves any Tax liability of Parent or any of its Affiliates; provided, further, that if by reason of the Third Party Claim a lien, attachment, garnishment, execution or other Lien is placed upon any of the property or assets of such Parent Indemnitee, the Indemnitor, if it desires to exercise the right to assume such defense of the Third Party Claim, must furnish a satisfactory indemnity bond to obtain the prompt release of such lien, attachment, garnishment, execution or other Lien; (provided, further, the Stockholder Representative shall, at its own cost and expense and without recourse to the Escrow Fund, have the right to observe and be reasonably informed of the defense of such Third Party Claim, but Parent shall control all aspects of such defense, including the investigation, defense and settlement thereof).

(c)                                  If the Stockholder Representative assumes the defense of a Third Party Claim as provided above, they will conduct the defense actively, diligently and at their own expense, and, subject to the limitations contained in this Article XII, the Company Stockholders, Company Optionholders and RSU Holders will indemnify and hold the Parent Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim.  The Parent Indemnitees shall reasonably cooperate with the

Stockholder Representative in such defense and make available to the Stockholder Representative (at the Stockholder Representative’s expense) all pertinent records, materials and information in the Parent Indemnitee’s possession or under the Parent Indemnitee’s control relating thereto as is reasonably requested by the Stockholder Representative.  Except with the written consent of the Parent, the Stockholder Representative will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Parent Indemnitee and all of its Affiliates by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of Law by the Parent Indemnitee (or any Affiliate thereof), (B) any liability on the part of the Parent Indemnitee (or any Affiliate thereof) or (C) any violation of the rights of any Person and no effect on any other claims of a similar nature that may be made by the same third party against the Parent Indemnitee (or any Affiliate thereof); and (iii) which exceeds the then current value of the Escrow Fund.  The Stockholder Representative shall be required to provide Parent a copy of any proposed judgment or proposed settlement before the Stockholder Representative consents or enters into any such judgment or settlement.  Without limiting the foregoing, the Stockholder Representative shall not consent to the entry of any judgment or enter into any settlement if within twenty (20) Business Days after Parent is provided a copy of the proposed final judgment or proposed settlement, Parent provides written notice to the Stockholder Representative that in the reasonable judgment of Parent such judgment or settlement would adversely affect the Surviving Corporation, Parent or any Parent Indemnitee.

(d)                                 In the event that the Stockholder Representative fails or elects not to assume the defense of a Parent Indemnitee against such Third Party Claim which the Stockholder Representative had the right to assume under this Section 12.5 (or after assuming such defense, fails to actively and diligently conduct the defense thereof) or if the Stockholder Representative is not entitled to assume such defense under this Section 12.5, the Parent Indemnitees shall have the right, at the expense of the Indemnitees, to defend or prosecute such claim (and in such event shall do so actively and diligently) and may settle such claim or consent to entry of judgment after giving written notice thereof to the Stockholder Representative, on such terms as such Parent Indemnitee may deem appropriate; provided, however, that if the Parent Indemnitee settles any such Third Party Claim or consents to entry of judgment without the consent of the Stockholder Representative (which consent shall not be unreasonably withheld or delayed), the settlement of such claim or consent to entry of judgment shall not, nor shall the entry of any judgment in and of itself, prevent the Stockholder Representative from contesting (on behalf of the Indemnitors) the issue of whether such claim is within the scope of and subject to indemnification under this Article XII.  The Stockholder Representative shall cooperate with the Parent Indemnitees in such defense and make available to the Parent Indemnitees, at their expense, all such witnesses, records, materials and information in their possession or under their control relating thereto as is reasonably requested by the Parent Indemnitee.  If the Stockholder Representative does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Parent Indemnitees shall have no obligation to do so.

(e)                                  To the extent that this Section 12.5 conflicts with the terms of Section 8.4, the terms of Section 8.4 shall control.

12.6                        Indemnification Procedures for Non-Third Party Claims.  The Indemnitee will notify the Indemnitor in writing promptly of its discovery of any matter that does not involve a Third Party Claim, such notice to contain the information set forth in the following sentence; provided that any Notice of Claim required to be provided to the Company Stockholders, the Company Optionholders and RSU Holders as Indemnitors pursuant to Section 12.2 shall be delivered to the Stockholder Representative; provided, further, that the failure to provide the Notice of Claim shall not release any Indemnitor from any of its, his or her obligations under this Article XII except to the extent that such Indemnitor has been actually and materially prejudiced by such failure.  The Notice of Claim shall (i) state that the Indemnitee has paid, suffered, reserved or properly accrued Losses or reasonably anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, (ii) state the amount of such Losses to the extent known, and (iii) specify in reasonable detail the material facts known to the Indemnitee giving rise to such claim and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder.  The Indemnitor shall have twenty (20) days after receipt of any notice for a claim by an Indemnitee to dispute such claim.  The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters.  Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.  If the Indemnitor fails to dispute such claim within the twenty day period specified above, or upon a final resolution of any dispute in favor of an Indemnitee (a “Resolved Claim”), such claim specified by the Indemnitee shall be conclusively deemed Losses subject to indemnification under this Article XII, and, to the extent such Losses are not satisfied by a distribution from the Escrow Fund, the Indemnitor(s) shall, within five (5) Business Days, make payment by wire transfer to a bank account designated in writing by such Indemnitee (such designation to be made at least two (2) Business Days prior to the date such payment is due) in immediately available funds of such amount, together with interest thereon at a rate equal to the rate of interest from time to time announced by Wells Fargo Bank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed from the Closing Date to the date of payment.

12.7                        Calculation of Indemnity Payments.  The amount of Losses payable under this Article XII by the Indemnitor shall be reduced by (a) any and all amounts actually received by the Indemnitee under applicable insurance policies (less (i) the cost and expense of pursuing such insurance recovery, (ii) the deductible associated therewith and (iii) the amount of all retro-premium obligations and reasonably anticipated premium increases resulting from such recovery) or from any other Person alleged to be responsible therefor (less the cost and expense of pursuing such recoveries), and (b) any Tax benefits actually realized by the Indemnitee or any member of its Affiliated Group prior to the time such Losses are payable by the Indemnitor and attributable to such Losses.  If the Indemnitee receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses or actually realizes any Tax benefits attributable to such Losses, subsequent to an indemnification payment by the Indemnitor (and in the case of any such Tax benefits, the Tax benefit is actually realized by the Indemnitee in the Tax year of the Loss or the immediately following Tax year), then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received or actually realized by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.  In connection with any Losses for which an Indemnitee may seek indemnification under this Article XII, such Indemnitee will in its reasonable discretion in determining whether to seek recovery under available insurance coverage; provided, however, that the Indemnitee shall have no obligation to first submit or to collect upon any applicable insurance coverage as a precondition to making a claim for indemnification hereunder or obtaining indemnification for Losses therefor, and the parties hereto agree, without limiting any other rights any Indemnitor may have against any Indemnitee, not to delay in any manner the payment to any Indemnitee of such indemnification based on the Indemnitee’s failure to have sought or obtained recovery under available insurance coverage at the time any such claim is made.  With respect to the Tax benefits described above, which for avoidance of doubt are limited to Tax benefits actually realized by the Indemnitee in the Tax year of the Loss or the Tax year immediately following the Tax year of the Loss (such Tax benefits, the “Realized Tax Benefits”), the following shall apply: (i) the aggregated amount of such Realized Tax Benefits with respect to any Loss shall in no event exceed the indemnification payment actually received from the Indemnitor with respect to such Loss; (ii) such Realized Tax Benefits shall be calculated in good faith by the Indemnitee and the Indemnitee shall have no obligation to disclose Tax Returns or other confidential Tax information in support of such calculation; (iii) such good faith calculation of the Realized Tax Benefits shall be made by computing the amount of Taxes before and after inclusion of any Tax items attributable to the Losses for which the indemnification payment was made and by treating such Tax items as the last items claimed for any taxable period; and (iv) if subsequent Tax adjustments are made for any taxable period as a result of or in settlement of any audit or other administrative proceeding that results in any reduction in the amount of any Realized Tax Benefit, the Indemnitor shall promptly refund the difference between the amount of the Realized Tax Benefit paid by the Indemnitee and the amount that should have been paid after taking into account such adjustments (again, all as determined in good faith by the Indemnitee).

12.8                        Characterization of Indemnification Payments.  Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to the Merger Consideration.

12.9                        Payments.  The indemnification required by this Article XII shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred or accrued.

12.10                 Effect of Investigation; Waiver.  The Parent Indemnitees’ right to indemnification under this Article XII or other remedies provided in this Agreement shall not be affected by any investigation (including any environmental, regulatory or intellectual property investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) by, Parent or any of its Affiliates or other Representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, breach of or compliance with any representation, warranty, covenant or obligation.  The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon any such representation, warranty, covenant or obligation.

ARTICLE XIII.

MISCELLANEOUS

13.1                        Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) if an email address is provided below, on the date sent by email.  Such communications, to be valid, must be addressed as follows:

If to Parent, Merger Sub or the Surviving Corporation, to:

Performant Financial Corporation

333 North Cayons Parkway

Livermore, CA 94551

Attn: Chief Financial Officer

Facsimile: (925) 960-4880

With a required copy to:

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111

Attn:          Blair W. White

Patrick J. Devine

Facsimile:  (415) 983-1200

If to the Company (prior to the Effective Time), to:

Premier Healthcare Exchange, Inc.

2 Crossroads Drive

Bedminster, NJ 07921

Attn:  Todd Roberti, CEO

Facsimile:  (908) 658-3525

With a required copy to:

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, NJ 07078

Attn:  Andrew P. Gilbert, Esq.

Facsimile:  (973) 520-2573

If to the Stockholder Representative, to:

Todd Roberti

P.O. Box 204

Towaco, NJ 07082

Attn: Todd Roberti

Email: Teroberti@aol.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

13.2                        Amendments and Waivers.

(a)                                 Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that, after approval of the matters presented in connection with the Merger by the Company Stockholders, no amendment or waiver shall be made which by Law requires further approval by the Company Stockholders without such further approval.

(b)                                 No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)                                  To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

13.3                        Expenses.  Subject to Section 8.1, all costs and expenses incurred in connection with the performance of this Agreement and the Merger shall be paid by the party incurring such costs and expenses, whether or not the Merger or any other transaction is consummated.

13.4                        Successors and Assigns.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, however, each of Parent and the Surviving Corporation may assign (i) its rights, interests or obligations herein to any of its Affiliates (provided, however, no such assignment shall relieve the assigning party of any of its obligations hereunder), (ii) any or all of its rights pursuant to this Agreement, including its rights to indemnification, to any of its lenders as collateral security and (iii) its rights and obligations (provided, however, no such assignment shall relieve the assigning party of any of its obligations hereunder) pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of its business or assets, in each case in any form of transaction without the consent of any of the other parties hereto.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

13.5                        Governing Law.  This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.6                        Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of (a) the state courts of the State of Delaware, and (b) the United States District Court for the State of Delaware, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby.  Each party agrees to commence any such Action either in the state courts of the State of Delaware or if such Action may not be brought in such court for jurisdictional reasons, in the United States District Court of the State of Delaware.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 13.6.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the state courts of the State of Delaware, or (ii) the United States District Court for the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

13.7                        Counterparts.  This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.  The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

13.8                        Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Section 7.2 hereof, the Indemnified Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

13.9                        Entire Agreement.  This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Merger.  All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

13.10                 Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

13.11                 Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction

13.12                 Disclosure Schedules.  Certain information set forth in the Company Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Parent, Merger Sub or the Company, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Parent, the Company or the Stockholders’ Representative on behalf of the Company Stockholders, as applicable.

13.13                 Specific Performance.  The Company agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with the terms hereof and that Parent shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.  Other than as provided in Section 10.2(b), the rights and remedies of the parties hereto shall be cumulative (and not alternative).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

PERFORMANT FINANCIAL CORPORATION

By:	/s/ Hakan Orvell
Name: Hakan Orvell
Title: Chief Financial Officer

PROJECT PHOENIX MERGER SUB, INC.

By:	/s/ Hakan Orvell
Name: Hakan Orvell
Title: Chief Financial Officer

PREMIER HEALTHCARE EXCHANGE, INC.

By:	/s/ Todd Roberti
Name: Todd Roberti
Title: Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

TODD ROBERTI

/s/ Todd Roberti

[Signature Page to Merger Agreement]

Annex A

ROLLOVER PERSONS

Edison Venture Fund VII, LP

Todd Roberti 2014 Delaware Trust

Lori Sempervive

Annex B

PRINCIPAL STOCKHOLDERS

Edison Venture Fund VII, LP

Roberti Family Investment, LLC

Todd Roberti 2014 Delaware Trust

Todd Roberti

Lori Sempervive

LK Partners, LLC